Execution Version

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BLACKSTONE MEDICAL, INC.

SUMMIT DEVELOPMENT, INC.,

SPINAL KINETICS, INC.,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
AS THE EQUITYHOLDERS’ REPRESENTATIVE

dated as of

March 15, 2018

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EXHIBITS

Exhibit A	Escrowed Stockholder Consents and Agreements
Exhibit B	Persons Executing Employee Agreements
Exhibit C	Definitions
Exhibit D	Form of Certificate of Merger
Exhibit E	Certificate of Incorporation of the Surviving Corporation
Exhibit F	Pro Forma Payout Schedule
Exhibit G	Certain Required Stockholder Consents
Exhibit H	Illustrative Calculation of Working Capital
Exhibit I	Form of Stockholder Consent and Agreement
Exhibit J	Certain Required Approvals and Notices
Exhibit K	Form of Escrow Agreement
Exhibit L	Required Estoppel Certificates
Exhibit M	Equityholders’ Representative
Exhibit N	Specified Terminated Arrangements
Exhibit O	List of Individuals to whom Definition of “Knowledge” or “Knowledge of Company” Applies
Exhibit P-1	M6-C Disc
Exhibit P-2	M6-L Disc
Exhibit Q	Additional Indemnified Matters

SCHEDULES

Company Disclosure Schedule

__________________________

*            All schedules and exhibits, other than Exhibit C and Exhibit M, have been omitted from the filed copy of this document pursuant to Item 601(b)(2) of Regulation S-K.  Orthofix International N.V. agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 15, 2018 (this “Agreement”), is entered into by and among Blackstone Medical, Inc., a Massachusetts corporation (“Parent”), Summit Development, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), Spinal Kinetics, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Equityholders’ Representative.  Parent, Merger Sub, the Company and the Equityholders’ Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Parent will acquire the Company through a transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), which Merger will result in, among other things, the Company becoming a direct wholly owned subsidiary of Parent;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of each respective corporation and its stockholders to consummate the Merger and the other transactions contemplated by this Agreement, in each case upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement, and approved the consummation of the transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of the Company has recommended that the Company’s stockholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby, all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, following the approval of this Agreement and the Merger by the Company’s Board of Directors, holders of Common Stock and Preferred Stock holding approximately (i) 75.3% of the voting power of the outstanding shares of Series C Preferred Stock and Common Stock, voting as a single class on an as-if converted basis, (ii) 77.0% of the voting power of the outstanding shares of Preferred Stock, voting on a combined and as-if converted basis, and (iii) 70.0% of the voting power of the outstanding shares of Common Stock, voting as a class, have delivered duly executed Stockholder Consents and Agreements, copies of which are attached hereto as Exhibit A, to the Company to be held in escrow (the “Escrowed Stockholder Consents and Agreements”), which Escrowed Stockholder Consents and Agreements shall be released and become effective immediately following the execution of this Agreement by all Parties;

WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, concurrently with the execution of this Agreement, certain employees of the Company identified on Exhibit B are executing employee offer letters with Parent or one of its Affiliates or amendments to their existing employment or change of control agreements with the Company (together, the “Employee Agreements”), to become effective upon the Closing; and

WHEREAS, at the Effective Time, all Stock Options shall be cancelled on the terms and conditions of this Agreement and in exchange for the consideration described herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows:

Article 1
DEFINITIONS AND RULES OF CONSTRUCTION

Definitions

.  Capitalized terms used herein without definition shall have the respective meanings assigned thereto in Exhibit C attached hereto and incorporated herein for all purposes of this Agreement (such definitions to be equally applicable to both the singular and plural forms and to the masculine as well as to the feminine and neuter genders of the terms defined).

Rules of Construction

.  A term defined as one part of speech (such as a noun) shall have a corresponding meaning when used as another part of speech (such as a verb).  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Unless otherwise specified, all references herein to “Articles,” “Sections,” “Exhibits,” “Annexes” or “Schedules” are to Articles, Sections, Exhibits, Annexes or Schedules of this Agreement.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The words “hereof,” “herein,” “hereunder” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” will have the inclusive meaning represented by the phrase “and/or.”  “Shall” and “will” mean “must,” and shall and will have equal force and effect and express an obligation.  “Writing,” “written” and comparable terms refer to printing, typing, and other means of reproducing in a visible form.  The table of contents and headings, titles and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to any agreement or instrument herein or in any agreement or instrument that is referred to herein (including references to this Agreement) mean such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent.  Any reference to a Law herein shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.  Unless otherwise expressly provided, any reference in this Agreement to $, “dollars” or “Dollars” shall mean U.S. dollars.  References to a Person are also to its permitted successors and assigns. Each Party acknowledges that this Agreement was jointly negotiated and drafted by the Parties with the benefit of representation by legal counsel, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.  References in this Agreement to “consistent with past practice” shall mean consistent with past practice including as to time, frequency and amount.

Article 2
THE MERGER

The Merger

.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and, to the extent applicable, the CCC, at the Effective Time, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent.  The Company, as the surviving corporation of the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Closing; Effective Time

.  Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 555 Thirteenth Street, NW, Washington, D.C. 20004, as soon as practicable, but in no event later than the fourth (4th) Business Day, after the satisfaction or, if permissible under applicable Law, waiver of the conditions set forth in Article 7 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or, if permissible, waiver of those conditions), or at such other place or in such other manner or on such other date as Parent and the Company may mutually agree in writing.  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”  Concurrently with the Closing, on the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger substantially in the form attached as Exhibit D hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed and filed in accordance with, the relevant provisions of the DGCL (the date and time of such filing, or such later time as is agreed to by Parent and the Company and specified in the Certificate of Merger, being the “Effective Time”), and shall make all other filings or recordings required under the DGCL or the CCC in connection with the Merger.

Effects of the Merger

. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and, to the extent applicable, the CCC.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all property (whether real, personal, intangible or mixed), rights, privileges, powers and franchises, and all and every other interest, of each of the Company and Merger Sub shall be vested in the Surviving Corporation without reversion or impairment, and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Charter; Bylaws

.

(a)The certificate of incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to read in the form attached hereto as Exhibit E, and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)The bylaws of the Surviving Corporation shall be amended and restated at the Effective Time to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that all references therein to the name of Merger Sub shall be replaced by references to the name “Spinal Kinetics, Inc.”), and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided in such bylaws or in the certificate of incorporation of the Surviving Corporation or by applicable Law.

Directors and Officers of the Surviving Corporation

.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office until the earlier of his or her resignation, removal or death or until his or her successor is duly elected and qualified, as the case may be, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.  The officers of Merger Sub shall be the initial officers of the Surviving Corporation and each such initial officer shall hold office until the earlier of his or her resignation, removal or death or until his or her successor is duly appointed and qualified, as the case may be, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

Article 3
CONVERSION OF SECURITIES; MERGER CONSIDERATION

Conversion of Securities; Merger Consideration

.

  By virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Equityholders, at the Effective Time, each share of capital stock of the Company that is issued and held by the Company or any of the Company’s wholly owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor (such shares, “Cancelled Shares”). Subject to the terms and conditions of this Agreement, including the provisions of this Article 3, Article 9 and other applicable provisions in this Agreement, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Equityholders, at the Effective Time, (i) each share of Common Stock that is issued and outstanding immediately prior to the Effective Time and (ii) each share of Preferred Stock that is issued and outstanding immediately prior to the Effective Time, in each case, other than (A) Cancelled Shares, (B) Redeemed Series D Shares and (C) Dissenting Shares, shall be cancelled and extinguished and shall be converted into and become (x) the right to receive (without interest and subject to applicable Tax withholding) the applicable portion of the Closing Merger Consideration as set forth on the Payout Schedule, and (y) a contingent right to receive (without interest and subject to applicable Tax withholding) the applicable portion of the Contingent Consideration as set forth on the Payout Schedule, as the same may be updated from time to time in accordance with Section 6.15(d), with such contingent right to receive such applicable portion of the Contingent Consideration being subject to, and with such applicable portion of the Contingent Consideration being payable in accordance with, the provisions of this Article 3, Article 9 and the Escrow Agreement.

Series D Preferred Stock; Warrants; Convertible Notes; Stock Options

.

(a)Each share of Series D Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be redeemed by the Company at or prior to the Effective Time pursuant to and in accordance with Section 8 of the Charter (each share so redeemed, a “Redeemed Series D Share”). For the avoidance of doubt, no Redeemed Series D Share shall (i) be converted into a right to a receive, or otherwise entitle the holder of such Redeemed Series D Share to receive, any portion of the Merger Consideration, or (ii) otherwise entitle the holder of such Redeemed Series D Share to any rights hereunder.

(b)Immediately prior to and conditioned upon the occurrence of the Effective Time, (i) each VLL Warrant that then remains outstanding and unexercised (in whole or in part) shall be automatically exchanged for shares of Series C Preferred Stock pursuant to and in accordance with Section 4.3 of such VLL Warrant (provided that, if a “Liquidation Bonus” is due pursuant to

Section 4.3(b) of such VLL Warrant, then such VLL Warrant shall not be so exchanged, but shall be surrendered to the Company in exchange for a cash payment by the Company in an amount equal to such “Liquidation Bonus” pursuant to and in accordance with Section 4.3(b) of such VLL Warrant), (ii) the MS Warrant, if then outstanding and unexercised (in whole or in part), shall be deemed exercised as to all shares of Series C Preferred Stock subject thereto pursuant to and in accordance with Section 1.6(b)(2) of the MS Warrant, and (iii) the SVB Warrant, if then outstanding and unexercised (in whole or in part), shall expire (without any consideration therefor) in accordance with Section 1.6(b) of the SVB Warrant and the holder thereof shall have no further right to purchase or otherwise acquire any shares of capital stock of the Company or the Surviving Corporation (or to otherwise receive any consideration from the Company, the Surviving Corporation or Parent) pursuant thereto.  For the avoidance of doubt, (A) any shares of Series C Preferred Stock issued in exchange for, or upon deemed exercise of, a Warrant pursuant to clause (i) or clause (ii) of the foregoing sentence shall, for all purposes hereunder, be issued and outstanding immediately prior to the Effective Time and shall be subject to cancellation, extinguishment and conversion at the Effective Time pursuant to and in accordance with Section 3.1 (and the holder of such shares shall constitute a Stockholder for all purposes hereunder), and (B) without limiting the foregoing, no Warrant shall be converted into a right to a receive, or otherwise entitle the holder of such Warrant to receive, any portion of the Merger Consideration.

(c)Each Convertible Note that remains outstanding immediately prior to the Effective Time shall either (i) be included in the Debt Pay-Off Amount (including in the Estimated Debt Pay-Off Amount, the Proposed Final Debt Pay-Off Amount and the Final Debt Pay-Off Amount pursuant to Section 3.8) and be redeemed or repaid (as the case may be) on the Closing Date pursuant to and in accordance with the terms thereof (including, in the case of any 2016 Bridge Note, Section 1(d) thereof, or, in the case of the De Novo Standalone Note, Section 3 thereof) and Section 3.11(a), or (ii) be converted, immediately prior to the Effective Time, into shares of Series C Preferred Stock at the applicable conversion price specified in such Convertible Note pursuant to and in accordance with the terms thereof (including, in the case of any 2016 Bridge Note, Section 3(b) thereof). For the avoidance of doubt, (A) any shares of Series C Preferred Stock issued upon conversion of a Convertible Note pursuant to clause (ii) of the foregoing sentence shall, for all purposes hereunder, be issued and outstanding immediately prior to the Effective Time and shall be subject to cancellation, extinguishment and conversion at the Effective Time pursuant to and in accordance with Section 3.1 (and the holder of such shares shall constitute a Stockholder for all purposes hereunder), and (B) without limiting the foregoing, no Convertible Note shall be converted into a right to a receive, or otherwise entitle the holder of such Convertible Note to receive, any portion of the Merger Consideration.

(d)Subject to the provisions of this Article 3, Article 9 and other applicable provisions in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Equityholders, each Stock Option outstanding immediately prior to the Effective Time and not exercised, whether or not then exercisable or vested, shall, by virtue of this Agreement and the applicable Company Equity Plan and without any action on the part of the holder thereof, be cancelled, extinguished and terminated and converted into and become (i) a right following the Effective Time to receive (without interest and subject to applicable Tax withholding) the applicable portion of the Closing Merger Consideration, if any, as set forth on the Payout Schedule (which applicable portion, if any, for the avoidance of doubt, shall consist of the portion of the Closing Merger Consideration that would be payable in respect of the shares of Common Stock for which such Stock Option is exercisable as of immediately prior to the Effective Time, net of the applicable aggregate exercise price with respect to such Stock Option), and (ii) a contingent right following the Effective Time to receive (without interest and subject to applicable Tax withholding) the applicable portion of the Contingent Consideration, if any, as set forth on the Payout Schedule, as the same may be updated from time to time in accordance with Section 6.15(d) (which applicable portion, if any, for the avoidance of doubt, shall consist of the portion of such Contingent Consideration that would be payable in respect of the shares of Common Stock for which such Stock Option is exercisable as of immediately prior to the Effective Time, net of any remaining portion of the applicable aggregate exercise price with respect to such Stock Option, after taking into account prior netting in the determination of Closing Merger Consideration or Contingent Consideration payable in respect of such Stock Option), with such contingent right to receive such applicable portion of the Contingent Consideration being subject to, and with such applicable portion of the Contingent Consideration being payable in accordance with, the provisions of this Article 3, Article 9 and the Escrow Agreement.  Notwithstanding anything to the contrary contained herein, (A) each Stock Option with an applicable aggregate exercise price that is equal to or in excess of the portion of the Merger Consideration that would be payable in respect of the shares of Common Stock for which such Stock Option is exercisable as of immediately prior to the Effective Time shall be cancelled, extinguished and terminated at the Effective Time for no consideration; and (B) Parent will not assume any Stock Options.  As soon as practicable following the date of this Agreement and prior to the Effective Time, the Company shall take all action that may be necessary or required (under any Company Equity Plan, any applicable Law, the applicable stock option award agreements or otherwise) to effectuate the provisions of this Section 3.2(d) and to ensure that, from and after the Effective Time, each holder of an outstanding Stock Option cancelled, extinguished and terminated as provided in this Section 3.2(d) shall have no rights with respect thereto, except the right to receive the consideration specified in this Section 3.2(d), if any.

(e)Prior to the Effective Time, the Company shall take all actions necessary to (i) effectuate the provisions of Section 3.2(a), Section 3.2(b), Section 3.2(c) and Section 3.2(d), (ii) ensure that (A) all certificates representing shares of Series D Preferred Stock shall be surrendered to the Company and cancelled at or prior to the Effective Time, (B) all shares of Series D Preferred Stock shall be cancelled and retired and shall cease to exist at or prior to the Effective Time and (C) from and after the Effective Time no Series D Holder shall have any rights or interests in the Company or any of its Subsidiaries (or any of their respective assets) by virtue of the shares of Series D Preferred Stock held by such Series D Holder, (iii) terminate each Warrant as of the Effective Time and ensure that from and after the Effective Time no holder thereof shall have any Warrants or other rights to purchase shares of Common Stock or Preferred Stock or any other equity interest in the Company, (iv) ensure that from and after the Effective Time no Convertible Note shall remain outstanding and no holder of any Convertible Note shall have any right to acquire or otherwise receive shares of Common Stock or Preferred Stock or any other equity interest in the Company (subject to Parent’s compliance with its obligations under Section 3.11(a) with respect to such Convertible Note, if any), and (v) terminate each Company Equity Plan and each Warrant as of the Effective Time and ensure that from and after the Effective Time no employee or other service provider of the Company or any of its Subsidiaries or any participant under the Company Equity Plans or otherwise shall have any Stock Options or other rights to purchase shares of Common Stock or Preferred Stock or any other equity interest in the Company (in each case of the foregoing clauses (i), (ii), (iii), (iv) and (v), without the creation of any additional Liability of the Company).

Capital Stock of Merger Sub

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  At the Effective Time, each share of common stock, par value $0.01, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding as of immediately prior to the Effective Time shall be automatically converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01, of the

Surviving Corporation (the “Surviving Corporation Common Stock”), and shall thereafter constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.  Each stock certificate representing shares of Merger Sub Common Stock shall continue after the Effective Time to represent shares of Surviving Corporation Common Stock.

Parent to Provide Closing Merger Consideration; Surrender and Exchange of Certificates; Escrow Amount

.

(a)Notwithstanding anything in this Agreement to the contrary, at the Closing, in no event shall the aggregate consideration payable or allocable to holders of Common Stock, Preferred Stock, Warrants or Stock Options by Parent or Merger Sub exceed the Closing Merger Consideration.

(b)Prior to the Effective Time, Parent shall designate Acquiom Financial LLC, a Colorado limited liability company, or such other bank or trust company designated by Parent that is reasonably acceptable to the Company, to act as the payments administrator in the Merger (the “Payments Administrator”) pursuant to the terms of the Payments Agreement.

(c)On the Closing Date, promptly after the Effective Time, Parent shall deposit with the Payments Administrator cash in the amount necessary to pay to each Stockholder (other than any holder of Dissenting Shares) the applicable portion of the Closing Merger Consideration payable to such Stockholder in respect of its shares of Common Stock or Preferred Stock issued and outstanding immediately prior to the Effective Time, as set forth in the Payout Schedule.  At any time following twelve (12) months after the Effective Time, all cash deposited with the Payments Administrator pursuant to this Section 3.4(c) that remains undistributed to Stockholders shall be delivered to Parent upon demand, and thereafter such Stockholders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws), solely as general creditors thereof, for payment, upon due surrender of their Certificates, with respect to the applicable portion of the Closing Merger Consideration payable to such Stockholders in respect of their shares of Common Stock or Preferred Stock issued and outstanding immediately prior to the Effective Time, as set forth in the Payout Schedule. Any portion of the Closing Merger Consideration that remains unclaimed immediately prior to the date on which it would otherwise become subject to any abandoned property, escheat or similar Law shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(d)Promptly following the Effective Time, the Payments Administrator shall mail or deliver (or cause to be mailed or delivered) a letter of transmittal (the “Transmittal Letter”) to each holder of record of a stock certificate or certificates (the “Certificates”) that represented outstanding shares of Preferred Stock or Common Stock as of immediately prior to the Effective Time (other than any such holder that held only Redeemed Series D Shares).  The Transmittal Letter shall specify that delivery of shares of Common Stock and Preferred Stock shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payments Administrator and shall contain instructions for use in effecting the surrender of the Certificates in exchange for the payment of the applicable portion of the Closing Merger Consideration payable with respect to the shares of Common Stock or Preferred Stock represented thereby, as set forth in the Payout Schedule. The Transmittal Letter shall also include a consent to the appointment and authority of the Equityholders’ Representative as set forth herein.  Promptly upon the later of (i) the Effective Time and (ii) the surrender to the Payments Administrator of a Certificate, together with a

Transmittal Letter, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to the instructions thereto (collectively, the “Exchange Documents”), the holder of such Certificate shall be entitled to receive (and Parent or the Surviving Corporation shall cause the Payments Administrator to distribute to such holder) in exchange therefor payment by Automated Clearing House (ACH) transfer (or, at the election of such holder and for a processing fee not to exceed twenty-five dollars ($25) per check or per wire transfer to be deducted from such payment, by check or by wire transfer of immediately available funds) of the cash amount equal to the applicable portion of the Closing Merger Consideration payable to such Stockholder in respect of its shares of Common Stock or Preferred Stock represented by such Certificate, as set forth in the Payout Schedule, after giving effect to any required withholding Taxes, and the Certificate so surrendered shall forthwith be cancelled.  Until so surrendered, after the Effective Time (except as otherwise provided in Section 3.7 with respect to Dissenting Shares), each Certificate shall be deemed, for all corporate purposes thereafter, to evidence only the right to receive the consideration provided for in this Article 3. No portion of the Merger Consideration shall be paid to any Stockholder until the holder of record of a Certificate has surrendered such Certificate and delivered the Exchange Documents pursuant hereto.

(e)Promptly after the Effective Time, Parent shall disburse to the Surviving Corporation the amount necessary to pay to each Optionholder the applicable portion of the Closing Merger Consideration payable to such Optionholder in respect of its Stock Options pursuant to Section 3.2, as set forth in the Payout Schedule. Promptly thereafter, the Surviving Corporation shall cause to be disbursed (i) to each Optionholder with respect to which the Company has a Tax withholding obligation, through the Surviving Corporation’s payroll system the amount equal to the applicable portion of the Closing Merger Consideration payable to such Optionholder in respect of his or her Stock Options, as set forth in the Payout Schedule, after giving effect to any required withholding Taxes and (ii) to each Optionholder with respect to which the Company has no Tax withholding obligation, the amount equal to the applicable portion of the Closing Merger Consideration payable to such Optionholder in respect of his or her Stock Options, as set forth in the Payout Schedule.

(f)Parent, the Surviving Corporation and the Payments Administrator shall be entitled to rely entirely on the information contained in the Payout Schedule, any Updated Payout Schedule and any Exchange Documents delivered hereunder for purposes of satisfying Parent’s and the Surviving Corporation’s respective obligations to deliver any and all portions of the Merger Consideration payable hereunder.

(g)On the Closing Date, promptly after the Effective Time, and subject to and in accordance with the provisions of Article 9, Parent shall pay to (i) the Escrow Agent the Escrow Amount to be deposited into an escrow fund (the “Escrow Fund”) and (ii) the Equityholders’ Representative the Expense Amount to be held by the Equityholders’ Representative in a segregated account (the “Expense Fund”) in accordance with the terms of Section 9.5(d). The Escrow Fund shall be held in escrow and, as provided in Article 9, shall be available to compensate Parent Indemnified Persons and shall otherwise be distributed pursuant to Section 9.4 to the Equityholders. The Escrow Fund shall be reduced from time to time in accordance with Section 3.8, Section 6.11, Article 9 and Section 10.2, and shall be increased from time to time by the amount of any interest, dividends, earnings and other income received in respect of the amounts therein in accordance with the Escrow Agreement.  The Parties agree that payments from the Escrow Fund to Stockholders will be treated for tax purposes as deferred payments of purchase price, except to the extent treated as payments of interest pursuant to Section 483 or Section 1274 of the Code.

(h)If any portion of the cash payment pursuant to Section 3.1 is to be paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition to such payment that (i) the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer, (ii) the signatures on such Certificate or any related stock power shall be properly guaranteed, and (iii) the Person requesting such exchange will have (A) paid any transfer or other Taxes required by reason of such payment in a name other than the registered holder of the Certificate surrendered or (B) established to the satisfaction of Parent, or any agent designated by Parent, that such Tax has been paid or is not applicable.

(i)The Parties understand and agree that (i) the contingent rights to receive any Contingent Consideration will not be represented by any form of certificate, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Parent or the Surviving Corporation, (ii) no Equityholder shall have any rights as a security holder of the Surviving Corporation or Parent as a result of such Equityholder’s contingent right to receive any Contingent Consideration hereunder and (iii) no interest is payable with respect to any Contingent Consideration.

(j)Notwithstanding anything to the contrary in this Agreement, none of the Payments Administrator, Parent, Merger Sub or the Surviving Corporation (or any Affiliate thereof) shall be liable to a holder of a Certificate for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(k)Notwithstanding anything to the contrary in this Agreement, any of Parent, the Payments Administrator or the Surviving Corporation (pursuant to Parent’s request) will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Equityholder such amounts as Parent, the Payments Administrator or the Surviving Corporation shall determine in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign Laws relating to Taxes.  Such deducted and withheld amounts remitted to the applicable Governmental Authority will be treated for all purposes of this Agreement as having been paid to the Equityholders in respect of which such deduction and withholding was made by Parent, the Payments Administrator or the Surviving Corporation.

Further Ownership Rights in Company Stock

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  The applicable consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article 3 (including the contingent right to receive payment of the Contingent Consideration, if any) shall be in full satisfaction of all rights pertaining to Preferred Stock and Common Stock (including any rights to receive accumulated but undeclared dividends, if any).  At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Preferred Stock or Common Stock outstanding prior to the Effective Time on the records of the Surviving Corporation.  From and after the Effective Time, the holders of Certificates representing ownership of shares of Preferred Stock or Common Stock outstanding prior to the Effective Time shall cease to have any rights with respect to such shares of Preferred Stock or Common Stock, as applicable (including any rights to receive accumulated but undeclared dividends, if any), except as otherwise specifically provided for herein.  If, after the Effective Time, Certificates are presented to Parent or the Surviving Corporation (or any Affiliate thereof) for any reason, they shall be cancelled and exchanged as provided in this Article 3.

Lost, Stolen or Destroyed Certificates

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In the event any Certificates representing Preferred Stock or Common Stock shall have been lost, stolen or destroyed, the Payments Administrator shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an acceptable affidavit of that fact by the holder thereof and the delivery of such other documents reasonably requested by the Payments Administrator, the applicable portion of the Closing Merger Consideration payable to such holder in respect of the shares of Common Stock or Preferred Stock represented by such Certificate, as set forth in the Payout Schedule; provided, however, that Parent may, in its sole discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to (a) execute and deliver an indemnity agreement with respect to such Certificate in a form reasonably acceptable to Parent and (b) post a bond in such reasonable amount and on such customary terms as Parent may direct as indemnity against any Claim that may be made against Parent or the Payments Administrator with respect to such Certificate.

Dissenting Shares

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  Notwithstanding anything in this Agreement to the contrary, any shares of Preferred Stock or Common Stock issued and outstanding immediately prior to the Effective Time that are held by any Stockholder (a) who has not voted in favor of the Merger or consented thereto in writing, (b) who is otherwise entitled to, and who has perfected, appraisal rights for such shares in accordance with Section 262 of the DGCL (such rights, “Appraisal Rights”) or, if applicable, dissenters’ rights for such shares in accordance with Chapter 13 of the CCC (such rights, “Dissenters’ Rights”; and Section 262 of the DGCL and Chapter 13 of the CCC, collectively, the “Appraisal Rights Statutes”), and (c) who has neither effectively withdrawn nor lost such Appraisal Rights or Dissenters’ Rights, shall not be converted in accordance with this Article 3 into the right to receive the consideration specified in Section 3.1, but rather the holders of such shares (“Dissenting Shares”) shall be entitled only to such rights as may be granted to such holders in the Appraisal Rights Statutes; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw, or lose the right to appraisal under the applicable Appraisal Rights Statutes, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the applicable Appraisal Rights Statutes, then the rights of such holder pursuant to the applicable Appraisal Rights Statutes shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to represent only the right to receive, the consideration specified in this Article 3 (without interest thereon), subject in all respects to the terms and conditions of this Agreement and the Escrow Agreement.  The Company shall deliver prompt notice to Parent of any demand for appraisal received by the Company, any withdrawal or attempted withdrawal of any such demand, and any other notice, instrument, or document delivered to the Company pursuant to the DGCL or CCC relating to appraisal of any shares of Preferred Stock or Common Stock, which notice shall include a copy of such demand, withdraw, or other notice, instrument or document.  The Company shall provide Parent with the opportunity to participate in and control all negotiations and proceedings with respect to demands for appraisal under the DGCL or the CCC, and shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. For the avoidance of doubt, no Redeemed Series D Share shall be entitled to Appraisal Rights or Dissenters’ Rights, as such shares will be redeemed at or prior to the Effective Time in accordance with Section 8 of the Charter and will not be subject to conversion in the Merger.

Purchase Price Adjustment

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(a)Not less than three (3) Business Days prior to the Closing Date, the Company will deliver to Parent (i) an unaudited balance sheet reasonably acceptable to Parent prepared by the

Company in a manner consistent with the preparation of the balance sheets included in the most recent Financial Statements, reflecting a good faith estimate of the consolidated financial condition of the Company and its Subsidiaries as of 12:01 a.m. Eastern Time on the Closing Date (the “Estimated Closing Balance Sheet”), and (ii) based on the Estimated Closing Balance Sheet, a written statement reasonably acceptable to Parent (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimate of the following as of 12:01 a.m. Eastern Time on the Closing Date, accompanied by any supporting documentation relevant to such calculation: (A) Working Capital (the “Estimated Working Capital”), (B) Debt Pay-Off Amount (the “Estimated Debt Pay-Off Amount”), (C) unpaid Company Transaction Expenses (the “Estimated Company Transaction Expenses”), and (D) Cash (the “Estimated Cash”).  The Estimated Working Capital and other items set forth on the Estimated Closing Statement shall be prepared in accordance with the Accounting Rules. The items set forth on the Estimated Closing Statement shall be used to calculate the Closing Merger Consideration.

(b)Promptly following the Closing Date, but in no event later than ninety (90) days after the Closing Date, Parent will prepare and submit to the Equityholders’ Representative a written statement (the “Closing Date Statement”) setting forth in reasonable detail Parent’s calculation of the following as of 12:01 a.m. Eastern Time on the Closing Date, accompanied by any supporting documentation relevant to such calculation: (i) Working Capital (the “Proposed Final Working Capital”), (ii) Debt Pay-Off Amount (the “Proposed Final Debt Pay-Off Amount”), (iii) unpaid Company Transaction Expenses (the “Proposed Final Company Transaction Expenses”), and (iv) Cash (the “Proposed Final Cash”).  The Proposed Final Working Capital, Proposed Final Debt Pay-Off Amount, Proposed Final Company Transaction Expenses and Proposed Final Cash set forth on the Closing Date Statement shall be prepared in accordance with the Accounting Rules.  If the Equityholders’ Representative disputes or objects to the calculation of the Proposed Final Working Capital, Proposed Final Debt Pay-Off Amount, Proposed Final Company Transaction Expenses, or Proposed Final Cash set forth on the Closing Date Statement, the Equityholders’ Representative will notify Parent in writing (such written notification being the “Objection Notice”) of its disputes or objections no later than thirty (30) days after delivery of the Closing Date Statement and will set forth, in reasonable detail in the Objection Notice, the reasons for the Equityholders’ Representative’s objections.  If the Equityholders’ Representative fails to deliver an Objection Notice within thirty (30) days after delivery of the Closing Date Statement, the Equityholders will be deemed to have accepted the Proposed Final Working Capital, Proposed Final Debt Pay-Off Amount, Proposed Final Company Transaction Expenses and Proposed Final Cash as set forth on the Closing Date Statement, and such amounts shall be deemed to be the Final Working Capital, Final Debt Pay-Off Amount, Final Company Transaction Expenses and Final Cash (respectively) for all purposes hereunder.  If the Equityholders’ Representative delivers an Objection Notice within such thirty (30) day period, the Equityholders’ Representative and Parent will endeavor in good faith to resolve any disputed matters no later than fifteen (15) Business Days after receipt by Parent of the Equityholders’ Representative’s Objection Notice.  If the Equityholders’ Representative and Parent are unable to resolve the disputed matters in accordance with the preceding sentence, the Equityholders’ Representative and Parent will appoint the Neutral Auditor to resolve the remaining matters in dispute in accordance with Section 3.8(c).  The fees and expenses of the Neutral Auditor shall be allocated between Parent and the Equityholders’ Representative (on behalf of the Equityholders) based upon the percentage that the portion of the contested amount not awarded to each of Parent and the Equityholders’ Representative, respectively, bears to the total contested amount actually submitted to the Neutral Auditor for resolution pursuant to this Section 3.8(b). The Working Capital, Debt Pay-Off Amount, the Company Transaction Expenses and Cash as of 12:01 a.m. Eastern Time on the Closing Date, as finally determined pursuant to this Section 3.8(b) or Section 3.8(c), are referred to herein as the “Final Working Capital”, “Final Debt Pay-Off Amount”, “Final Company Transaction Expenses”, and “Final Cash” respectively.

(c)If the disputed matters referenced in Section 3.8(b) are submitted to the Neutral Auditor in accordance with Section 3.8(b), the provisions of this Section 3.8(c) shall apply.  Each Party agrees to promptly execute a reasonable engagement letter, if requested to do so by the Neutral Auditor.  The Neutral Auditor shall be provided with such information and records, which may include on-site access and access to personnel, relating to such dispute as it may reasonably request, and Parent and the Equityholders’ Representative, and their respective representatives, shall cooperate fully with the Neutral Auditor; provided that neither Parent nor the Equityholders’ Representative will meet separately with the Neutral Auditor with respect to such disputed matters or any other matters contemplated by this Agreement.  The Neutral Auditor shall have the rights, powers and privileges of an arbitrator and shall resolve only such items that are in dispute and determine the values to be ascribed thereto, and using those values (together with other items not in dispute) determine the Working Capital, Debt Pay-Off Amount, Company Transaction Expenses and Cash as of 12:01 a.m. Eastern Time on the Closing Date only (prepared in accordance with the Accounting Rules).  Parent and the Equityholders’ Representative hereby agree that the Neutral Auditor shall only decide the specific disputed items, the values ascribed thereto and using those values (together with the other items included in the Closing Date Statement) determine the Working Capital, Debt Pay-Off Amount, Company Transaction Expenses and Cash as of 12:01 a.m. Eastern Time on the Closing Date, and the Neutral Auditor’s decision with respect to such disputed items and values must be within the range of values assigned to each such item in the applicable Closing Date Statement and the Objection Notice, respectively.  The Neutral Auditor shall be directed to resolve such disputes, determine such values, calculate the Working Capital, Debt Pay-Off Amount, Company Transaction Expenses and Cash as of 12:01 a.m. Eastern Time on the Closing Date (in accordance with this Section 3.8(c)) and deliver a written determination of the Working Capital, Debt Pay-Off Amount, Company Transaction Expenses and Cash as of the Closing Date within thirty (30) days after being retained as provided in this Section 3.8(c), which determination will be final, binding and conclusive on the Equityholders’ Representative, the Equityholders and Parent, and their respective Affiliates, representatives, successors and assigns for all purposes of this Agreement.  The Neutral Auditor’s written determination of the Working Capital, Debt Pay-Off Amount, Company Transaction Expenses and Cash as of 12:01 a.m. Eastern Time on the Closing Date shall include a schedule setting forth all material calculations used in arriving at such determination and shall be based solely on information provided to the Neutral Auditor by Parent and the Equityholders’ Representative in accordance herewith.

(d)If the Final Closing Adjustment Amount is a negative number and the absolute value of the Final Closing Adjustment Amount exceeds Fifty Thousand Dollars ($50,000), then an amount equal to the amount by which the absolute value of the Final Closing Adjustment Amount exceeds Fifty Thousand Dollars ($50,000) shall be paid to Parent from the Escrow Fund.  Any amounts payable to Parent pursuant to this Section 3.8(d) will be made not later than ten (10) Business Days after the determination of the Final Working Capital, Final Debt Pay-Off Amount, Final Company Transaction Expenses and Final Cash by wire transfer of immediately available funds to an account designated in advance in writing by Parent.  If the Final Closing Adjustment Amount is a positive number and exceeds Fifty Thousand Dollars ($50,000), then no later than ten (10) Business Days after the determination of the Final Working Capital, Final Debt Pay-Off Amount, Final Company Transaction Expenses and Final Cash, an amount (the “Equityholders Final Closing Adjustment Consideration”) equal to the amount by which the Final Closing Adjustment Amount exceeds Fifty Thousand Dollars ($50,000) shall be deposited by Parent with the Payments

Administrator for distribution, in accordance with the Applicable Updated Payout Schedule, to (i) the Stockholders who have duly surrendered their Certificates and delivered duly completed and validly executed Transmittal Letters and (ii) the Optionholders, after giving effect to any required withholding Taxes. All distributions made to Equityholders under this Section 3.8(d) shall be made in accordance with the Applicable Updated Payout Schedule and their respective Transmittal Letters and other Exchange Documents, or other appropriate documentation.

(e)Following the Effective Time, the Equityholders’ Representative and Parent shall cooperate and provide each other and, if applicable, the Neutral Auditor, and their respective representatives, reasonable assistance and access to such books, records and employees as are reasonably requested in connection with the matters addressed in this Section 3.8.

Earnout Consideration

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(a)Certain Definitions.  For purposes of this Agreement, the following definitions apply:

(i)“Earnout Consideration” means the aggregate of (A) the FDA Milestone Consideration, (B) the First Revenue Milestone Consideration, and (C) the Second Revenue Milestone Consideration.

(ii)“Earnout Period” means the period beginning on the Closing Date and ending on the Earnout Period End Date.

(iii)“Earnout Period End Date” means the fifth (5th) anniversary of the Closing Date.

(iv)“FDA Milestone” means the issuance of the FDA M6-C Approval on or before the Earnout Period End Date.

(v)“FDA Milestone Consideration” means:

(A)if the FDA Milestone is achieved on or prior to April 1, 2021, Fifteen Million Dollars ($15,000,000); or

(B)if the FDA Milestone is achieved on or prior to the Earnout Period End Date (but after April 1, 2021), Ten Million Dollars ($10,000,000).

(vi) “First Revenue Milestone” means Product Revenue equal to or in excess of Thirty Million Dollars ($30,000,000) with respect to a Trailing Twelve Month Period.

(vii)“First Revenue Milestone Consideration” means Fifteen Million Dollars ($15,000,000).

(viii)“Milestone” means each of the FDA Milestone, the First Revenue Milestone, or the Second Revenue Milestone.

(ix)“Parent Group Entities” means Parent, the Surviving Corporation and their respective Subsidiaries and other Affiliates.

(x)“Product Revenue” means, with respect to any Trailing Twelve Month Period, (x) the actual gross amount invoiced for worldwide sales of Specified Products by or on behalf of Selling Parties to Third Party Purchasers during such Trailing Twelve Month Period, as reduced by (y) the total of the following charges and expenses during such Trailing Twelve Month Period, to the extent directly related to Specified Products and actually incurred or reserved, in each case (x) and (y) as determined in accordance with GAAP consistently applied by the Selling Party across its operations:

(A)trade, cash, prompt payment, quantity and other customary discounts, including promotional, service or similar discounts;

(B)chargeback payments, rebates, allowances, credits, discounts, fees and other customary payments to (I) managed care entities, (II) Governmental Authorities, (III) purchasers or reimbursers or (IV) trade customers, including wholesalers, distributors, group purchasing organizations and buying groups;

(C)retroactive price reductions;

(D)freight charges, postal charges, handling charges, insurance charges, packing costs and other transportation charges;

(E)credits, allowances, refunds and reimbursements for damaged goods, rejections, defects, expired dating, recalls or returns or because of retroactive price reductions or billing errors, whether cash or trade;

(F)Taxes on sales (including sales or use Taxes, value added Taxes, or their equivalent), excise Taxes, other consumption Taxes, customs duties, compulsory payments to Governmental Authorities and any other governmental charges imposed upon the sale of Specified Products (other than Taxes based on income); and

(G)invoiced amounts that are written off as uncollectible (provided that if any amount that is so written off during a Trailing Twelve Month Period is subsequently collected during such Trailing Twelve Month Period, such amount shall be added back to Product Revenue for such Trailing Twelve Month Period);

provided that, for purposes of calculating Product Revenue, (1) amounts invoiced for sales between or among Selling Parties shall not be included in Product Revenue, (2) with respect to sales of Specified Products invoiced in currencies other than U.S. Dollars, Parent shall use the Exchange Rate Methodology for the translation of foreign currency sales into U.S. Dollars, and (3) none of the following transfers or other dispositions of Specified Products shall constitute “sales” of Specified Products: (x) transfers or other dispositions at no charge for academic, preclinical, clinical or regulatory purposes, (y) transfers or other dispositions at no charge in connection with patient assistance programs or named patient programs or for other compassionate use or charitable purposes, or (z) transfers or other dispositions at no charge to physicians or hospitals for promotional purposes (including free samples).

(xi)“Second Revenue Milestone” means Product Revenue equal to or in excess of Fifty Million Dollars ($50,000,000) with respect to a Trailing Twelve Month Period.

(xii)“Second Revenue Milestone Consideration” means Thirty Million Dollars ($30,000,000)

(xiii)“Selling Party” means the Parent Group Entities and their respective licensees and sublicensees; provided that no distributor, wholesaler or reseller of any Specified Product, and no end user or consumer of any Specified Product, shall constitute a Selling Party.

(xiv)“Specified Products” means, individually and collectively, M6-C Discs and M6-L Discs.

(xv)“Third Party Purchasers” means any Persons other than Selling Parties.

(xvi)“Trailing Twelve Month Period” means any twelve (12) consecutive calendar month period that begins on or after the Closing Date and ends on or before the Earnout Period End Date.

(b)In the event that the Merger is consummated, as additional consideration for the Merger, and subject to the set-off rights of Parent and the Surviving Corporation pursuant to Section 3.10(f) and Article 9 hereof, after the Effective Time the Equityholders shall be entitled to receive Earnout Consideration when and if required to be paid in accordance with the provisions of this Section 3.9 and Sections 3.1, 3.2, and 3.10.  The Earnout Consideration shall not bear interest.  For the avoidance of doubt, each of the FDA Milestone Consideration, the First Revenue Milestone Consideration, and the Second Revenue Milestone Consideration shall be payable only once upon the first achievement of the corresponding FDA Milestone, First Revenue Milestone, and Second Revenue Milestone, respectively, and no amounts shall be due or payable for subsequent or repeated achievement of the FDA Milestone, First Revenue Milestone or Second Revenue Milestone

(c)Each of Parent, the Company and the Equityholders’ Representative hereby acknowledges that the achievement of the First Revenue Milestone, the Second Revenue Milestone Consideration and the FDA Milestone is uncertain and that the Surviving Corporation may not achieve results requiring the payment of any First Revenue Milestone Consideration, Second Revenue Milestone Consideration or FDA Milestone Consideration at all, and it is therefore not assured that Parent will be required to pay any First Revenue Milestone Consideration, Second Revenue Milestone Consideration or FDA Milestone Consideration at all.

(d)Subject to the terms of this Section 3.9(d), Parent, as the sole stockholder of the Surviving Corporation, and the Board of Directors of the Surviving Corporation, shall have sole discretion over all matters relating to the Surviving Corporation and the Specified Products after the Effective Time, including any research, development, regulatory, marketing, manufacturing, distribution and sales decisions.  Although Parent has a present intention to continue the operations of the Surviving Corporation during the Earnout Period (including the development, marketing, manufacturing, distribution and sale of the Specified Products and efforts to seek the FDA M6-C Approval), the Parties acknowledge that Parent has no obligation to operate the Surviving Corporation (or to operate its own business, or cause its Affiliates to operate their respective businesses) in order to cause the achievement of the First Revenue Milestone, Second Revenue

Milestone or FDA Milestone or to maximize the Earnout Consideration or any element thereof; provided, however, that Parent hereby agrees that during the Earnout Period (i) it shall use Commercially Reasonable Efforts to achieve the Milestones, (ii) it shall not take any actions in bad faith concerning the operations of the Surviving Corporation with the intention of avoiding Parent’s obligations to make payment of any Earnout Consideration hereunder, and (iii) it shall not discontinue the marketing, manufacturing, distribution or sales of any of the Specified Products, or withdraw Premarket Approval Application, P170036, for the M6-C Disc, during the Earnout Period if it does not possess a valid commercial reason or legal reason for doing so (which reason may not be solely to avoid payment of the Earnout Consideration).  The Parties acknowledge that circumstances may exist that (A) prevent or delay the achievement of the FDA Milestone, thereby eliminating, or reducing the amount of, the FDA Milestone Consideration, (B) prevent the achievement of financial results requiring payment of the First Revenue Milestone Consideration or the Second Revenue Milestone Consideration, or (C) limit, reduce or otherwise negatively impact Product Revenue during the Earnout Period and each Trailing Twelve Month Period, thereby eliminating the First Revenue Milestone Consideration or the Second Revenue Milestone Consideration.  Accordingly, except as expressly provided in Section 3.9(d)(i) above, nothing herein shall be deemed to be an agreement on the part of Parent, Merger Sub or the Surviving Corporation to (I) obtain, or otherwise cause the issuance of, the FDA M6-C Approval during the Earnout Period (or by any particular date), or at all, or (II) achieve financial results or Product Revenue requiring the payment of the First Revenue Milestone Consideration or the Second Revenue Milestone Consideration. For the avoidance of doubt, and in consideration of the Closing Merger Consideration to be paid to the Equityholders promptly after the Effective Time, except as expressly provided in Section 3.9(d)(i) above, none of Parent, Merger Sub or the Surviving Corporation shall be required to use any level of effort (including commercially reasonable efforts, reasonable efforts, best efforts, diligent efforts or reasonable best efforts) to (x) obtain, or otherwise cause the issuance of, the FDA M6-C Approval during the Earnout Period (or by any particular date), or at all, or (y) achieve financial results or Product Revenue requiring the payment of the First Revenue Milestone Consideration or the Second Revenue Milestone Consideration.

(e)From the Effective Time until the earlier to occur of the Earnout Period End Date or the date on which all Earnout Consideration has become due and payable (subject to any reduction thereof as a result of the exercise of any right of set off pursuant to Section 3.10(f)), neither Parent nor the Surviving Corporation shall sell, assign or transfer all or substantially all of the rights to develop or commercialize the Specified Products unless, as a condition to such sale, assignment or transfer, the purchaser, assignee or transferee (as applicable) assumes in writing all obligations of Parent set forth in this Section 3.9 and Section 3.10 with respect to the Specified Products (subject to all limitations and qualifications included in this Agreement with respect to such obligations), including the obligation to pay, upon the achievement of any Milestone that has not, prior to the date of such sale, assignment or transfer, been achieved in accordance with this Section 3.9 and Section 3.10, the applicable Earnout Consideration payable with respect to such Milestone in accordance with the terms hereof (and such purchaser, assignee or transferee shall thereafter be deemed to be a Selling Party for all purposes hereunder); provided that Parent shall remain liable (subject to the limitations and qualifications set forth in this Agreement) for, and such purchaser, assignee or transferee shall not be required to assume, any obligation to pay any Earnout Consideration payable with respect to any Milestone achieved prior to the date of such sale, assignment or transfer.

Achievement of Applicable Milestones; Payment of Earnout Consideration

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(a)Within ten (10) Business Days after the achievement of the FDA Milestone, Parent shall provide notice to the Equityholders’ Representative that such FDA Milestone has been achieved. From and after the date hereof and until achievement of such FDA Milestone (or, if the FDA Milestone is not achieved, until the Earnout Period End Date), (i) Parent shall provide the Equityholders’ Representative, on a semi-annual basis, a written update covering in reasonable detail the status of activities with respect to the issuance of the FDA M6-C Approval (each such report, an “Update Report”), and (ii) upon reasonable request to Parent by the Equityholders’ Representative within thirty (30) days after receipt of any such Update Report, Parent shall meet with the Equityholders’ Representative at Parent’s offices or via telephone to provide verbal updates and respond to reasonable inquiries regarding the status of (A) activities with respect to the issuance of the FDA M6-C Approval and (B) the development, commercialization and other activities of Parent Group Entities with respect to each Specified Product (as such activities relate to the achievement of any Milestone that has not, as of the date of such meeting, been achieved hereunder).

(b)Beginning with the first fiscal quarter that ends on or after the last day of the first Trailing Twelve Month Period, and ending once each of the First Revenue Milestone and the Second Revenue Milestone have been achieved, or are no longer capable of being achieved, no later than forty-five (45) days after the end of each completed fiscal quarter, Parent shall provide the Equityholders’ Representative with a report (including reasonable supporting information upon request) calculating Product Revenue with respect to the Trailing Twelve Month Periods ending during such completed fiscal quarter. If Parent determines that either or both of the First Revenue Milestone and the Second Revenue Milestone has been achieved during any fiscal quarter, within forty-five (45) days following the end of such fiscal quarter, Parent shall provide notice to the Equityholders’ Representative that the First Revenue Milestone or the Second Revenue Milestone, as applicable, has been achieved. Until the achievement of the Second Revenue Milestone (or, if the Second Revenue Milestone is not achieved, until the Earnout Period End Date), and for two (2) years thereafter, Parent shall keep (and shall cause its Affiliates, including the Surviving Corporation, to keep) books and records pertaining to Product Revenue with respect to applicable Trailing Twelve Month Periods, in sufficient detail to permit the Equityholders’ Representative to evaluate the calculation of Product Revenue for purposes of determining whether the First Revenue Milestone and the Second Revenue Milestone have been achieved. During the period in which such books and records must be maintained, the Equityholders’ Representative may, upon written request, cause the Neutral Auditor to audit the relevant records of Parent and its Affiliates (including the Surviving Corporation) to verify calculations of Product Revenue for applicable Trailing Twelve Month Periods. Before beginning its audit, the Neutral Auditor shall execute a confidentiality agreement reasonably acceptable to Parent and its Affiliates by which the Neutral Auditor agrees to keep confidential all information received during the audit. The Neutral Auditor shall have the right to disclose to the Equityholders’ Representative only its conclusions regarding any payments owed under this Agreement. Parent shall make (and shall cause its Affiliates, including the Surviving Corporation, to make) such books and records available for inspection by the Neutral Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from the Equityholders’ Representative. Such audit right shall not be exercised more than once in any calendar year and not more frequently than once with respect to books and records covering any specific period of time. The Neutral Auditor shall provide its audit report and its basis for any determination to Parent at the time such report is provided to the Equityholders’ Representative. The Equityholders’ Representative (on behalf of the Equityholders)

will bear the full cost of such audit, unless such audit discloses that the First Revenue Milestone or the Second Revenue Milestone was achieved but not reported by Parent, in which case, Parent shall bear the full cost of the Neutral Auditor for such audit. The Neutral Auditor’s calculation of Product Revenue shall be final and binding on the Parties.

(c)In the event that Parent determines at any time during the Earnout Period that it is no longer possible for a particular Milestone to be achieved, Parent shall promptly notify the Equityholders’ Representative in writing of such determination (any such notice, a “Milestone Non-Achievement Notice”). The Milestone Non-Achievement Notice shall specify in reasonable detail the rationale for such determination.  Upon reasonable request to Parent by the Equityholders’ Representative within thirty (30) days after receipt of any such Milestone Non-Achievement Notice, Parent shall make available a Parent Representative with direct, overall responsibility for the development and commercialization of each of the Specified Products and such other Parent Representatives as Parent may reasonably deem appropriate at Parent’s offices or via telephone to respond to reasonable inquiries regarding such Milestone Non-Achievement Notice.

(d)The Equityholders’ Representative agrees to hold in strict confidence all information received and all information learned in the course of any procedures contemplated by clauses (a), (b) or (c) above, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any applicable Law; provided that the foregoing shall not limit the Equityholders’ Representative ability to disclose (i) to Stockholders whether the FDA Milestone, the First Revenue Milestone, and the Second Revenue Milestone have been achieved or whether it remains possible for any such Milestone to be achieved, or (ii) such information on a need-to-know basis to (A) its advisors and representatives that are subject to confidentiality restrictions with respect to such information that are at least as restrictive as the confidentiality restrictions applicable to the Equityholders’ Representative with respect thereto, and (B) those Equityholders that comprise the “Advisory Committee” established under the Equityholders’ Representative’s engagement letter, provided that each such Equityholder has executed a confidentiality agreement with respect such information in form and substance reasonably satisfactory to Parent.

(e)Within thirty (30) days after the delivery by Parent of written notice (or in the case of the First Revenue Milestone and the Second Revenue Milestone, delivery by the Neutral Auditor of an audit report containing a final determination by the Neutral Auditor, if applicable) that any of the FDA Milestone, the First Revenue Milestone or the Second Revenue Milestone has been achieved, the applicable Earnout Consideration payable with respect thereto (less the amount of any Company Transaction Expenses that become payable as a result of such Earnout Consideration, which shall be paid by Parent to the account or accounts specified in the Applicable Updated Payout Schedule) shall be deposited by Parent with the Payments Administrator for distribution, in accordance with the Applicable Updated Payout Schedule, to (i) the Stockholders who have duly surrendered their Certificates and delivered duly completed and validly executed Transmittal Letters and (ii) the Optionholders, after giving effect to any required withholding Taxes. All distributions made to Equityholders under this Section 3.10(e) shall be made in accordance with the Applicable Updated Payout Schedule and their respective Transmittal Letters and other Exchange Documents, or other appropriate documentation, and shall be subject to Section 3.10(f) and Article 9.

(f)Subject to the express limitations and procedures set forth in Article 9 hereof, the obligation of Parent to pay any Earnout Consideration shall be qualified by the right of Parent and the Surviving Corporation to reduce the amount of any one or more of the First Revenue Milestone

Consideration, Second Revenue Milestone Consideration or FDA Milestone Consideration by (i) the amount of any Losses actually incurred or suffered by Parent or the Surviving Corporation for which Parent or the Surviving Corporation is entitled to indemnification pursuant to Article 9 and (ii) the amount that would be necessary to satisfy in full any then pending and unsatisfied or unresolved Claims for indemnification timely asserted by Parent or any other Parent Indemnified Person in accordance with Article 9 as if such Claims were resolved in favor of Parent or such Parent Indemnified Person.  In the event that (A) Parent sets off the amount of any Earnout Consideration by the amount of any Losses that have not been, at the time payment of such Earnout Consideration is made, incurred by Parent or another Parent Indemnified Person, and it is later finally determined that the full amount of such Losses will not be incurred by the applicable Parent Indemnified Person, or (B) Parent sets off the amount of any Earnout Consideration by the amount that would be necessary to satisfy in full any pending and unsatisfied or unresolved Claim for indemnification to which the Equityholders’ Representative objects in accordance with Section 9.6(b) (such necessary amount, “Disputed Claim Losses”), and it is later finally determined that the applicable Parent Indemnified Person is not entitled to indemnification pursuant to Article 9 with respect to any portion of such Disputed Claim Losses, then, in each case of the foregoing clauses (A) and (B), promptly after such determination, the amount of the prior reduction attributable to such Losses that will not be incurred by the applicable Parent Indemnified Person (in the case of the foregoing clause (A)), or attributable to the portion of such Disputed Claim Losses for which the applicable Parent Indemnified Person is not entitled to indemnification (in the case of the foregoing clause (B)), shall be deposited (without interest) by Parent with the Payments Administrator as additional Earnout Consideration for distribution, in accordance with the Applicable Updated Payout Schedule, to (x) the Stockholders who have duly surrendered their Certificates and delivered duly completed and validly executed Transmittal Letters and (y) the Optionholders, after giving effect to any required withholding Taxes. All distributions made to Equityholders under this Section 3.10(f) shall be made in accordance with the Applicable Updated Payout Schedule and their respective Transmittal Letters and other Exchange Documents, or other appropriate documentation.

(g)The Parties understand and agree that (i) the contingent rights to receive any Earnout Consideration will not be represented by any form of certificate, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Parent or the Surviving Corporation, (ii) no Equityholder shall have any rights as a security holder of the Surviving Corporation or Parent as a result of such Equityholder’s contingent right to receive any Earnout Consideration hereunder and (iii) no interest is payable with respect to any Earnout Consideration.

(h)The Earnout Consideration provided for pursuant to this Article 3 is provided as a result of bona fide difficulties in determining the present value of the Company.  The Earnout Consideration represents (and shall be reported by Parent as) additional consideration for the Preferred Stock (excluding any Redeemed Series D Shares), the Common Stock, and the Stock Options and is not intended to be a royalty payment.  Parent agrees that Earnout Consideration paid to Stockholders will be reported by Parent as deferred payments subject to installment sale treatment under Section 453 of the Code (and will be reported by Parent in part as payments of interest pursuant to Section 483 or Section 1274 of the Code).

Other Payments at Closing

.  On the Closing Date, Parent shall:

(a)on behalf of the Company, pay (or cause to be paid) to such account or accounts as the Company specifies to Parent in the Payout Schedule, the Debt Pay-Off Amount with respect to all Indebtedness of the Company and any of its Subsidiaries outstanding as of 12:01 a.m. Eastern Time on the Closing Date that is reflected in the calculation of Closing Merger Consideration, as set forth the Payout Schedule; and

(b)on behalf of the Company, pay (or cause to be paid) to such account or accounts as the Company specifies to Parent in the Payout Schedule, the aggregate amount of all Company Transaction Expenses unpaid as of 12:01 a.m. Eastern Time on the Closing Date that are reflected in the calculation of Closing Merger Consideration, as set forth in the Payout Schedule (provided that amounts payable in respect of the Company Transaction Expenses described in clause (d) of the definition thereof shall be paid to the Surviving Corporation for payment, in accordance with the Payout Schedule, through the Surviving Corporation’s payroll system).

Necessary Further Actions

.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property rights, privileges, powers and franchises of the Company and Merger Sub, then the Company, Parent and Merger Sub shall cause their respective directors and officers to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Article 4 is subject to: (a) the exceptions and disclosures set forth in the section or subsection of the Company Disclosure Schedule corresponding to the particular section or subsection in this Article 4 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Company Disclosure Schedule by reference to another section or subsection of the Company Disclosure Schedule; and (c) any exceptions or disclosures set forth in any other section of subsection of the Company Disclosure Schedule to the extent it is readily apparent, upon reading such exception or disclosure without independent knowledge on the part of the reader regarding the matter set forth in such exception or disclosure, that such exception or disclosure should qualify such representation or warranty without the necessity of repetitive disclosure or cross-reference):

Organization and Qualification

.

(a)The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all the requisite power and authority necessary to own, manage, lease and operate its assets and properties and to carry on its business as it is now being conducted.  The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, waivers, qualifications, certificates, Orders, clearances and approvals (collectively, “Approvals”) necessary to own, manage, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to possess any such Approval has not resulted and would not reasonably be expected to result, individually or in the aggregate, in a Liability that is material to the Company and its Subsidiaries, taken as a whole.  The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (including any applicable non-U.S. jurisdiction) where the character of the assets or properties owned, managed, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not resulted and would not reasonably be expected to result, individually or in the aggregate, in a Liability that is material to the Company and its Subsidiaries, taken as a whole.

(b)Each Subsidiary of the Company is a legal entity, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all the requisite power and authority necessary to own, manage, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to possess any such Approval has not resulted and would not reasonably be expected to result, individually or in the aggregate, in a Liability that is material to the Company and its Subsidiaries, taken as a whole.  Each Subsidiary of the Company is in possession of all Approvals necessary to own, manage, lease and operate its assets and properties and to carry on its business as it is now being conducted.  Each Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction (including any applicable non-U.S. jurisdiction) where the character of the assets and properties owned, managed, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not resulted and would not reasonably be expected to result, individually or in the aggregate, in a Liability that is material to the Company and its Subsidiaries, taken as a whole.

(c)Section 4.1(c) of the Company Disclosure Schedule sets forth a true and complete list of all of the Company’s directly and indirectly owned Subsidiaries, together with the jurisdiction of incorporation or organization of each such Subsidiary, the jurisdictions in which such Subsidiary is qualified or licensed to do business, and the percentage of each Subsidiary’s outstanding capital stock or other equity or other interest owned by the Company or another Subsidiary of the Company if not a wholly owned Subsidiary.  Except as set forth in Section 4.1(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.

(d)Section 4.1(d) of the Company Disclosure Schedule lists (i) the directors and officers of the Company and (ii) each person holding a comparable position with any of the Company’s Subsidiaries (including any managers or managing directors thereof).

(e)Section 4.1(e) of the Company Disclosure Schedule lists, by legal entity, every state or foreign jurisdiction in which the Company or any of its Subsidiaries has Employees or facilities or otherwise currently conducts its business.

Charter and Bylaws

.

  The Company has made available to Parent true, correct and complete copies of the Charter and Bylaws and equivalent organizational documents of each of the Company’s Subsidiaries, in each case as modified, supplemented, amended or restated.  Such Charter and Bylaws and equivalent organizational documents of each of the Company’s Subsidiaries are in full force and effect, and no other organizational documents are applicable to or binding upon the Company or its Subsidiaries.

Capitalization

.

(a)The authorized capital stock of the Company consists of 149,238,000 shares, comprising (i) a class of 93,000,000 shares of common stock, $0.001 par value per share (“Common Stock”) and (ii) a class of 56,238,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”), of which (A) 44,000,000 shares of Preferred Stock have been designated as Series C Preferred Stock (“Series C Preferred Stock”), (B) 7,238,000 shares of Preferred Stock have been designated as Series C-1 Preferred Stock (“Series C-1 Preferred Stock”), and (C) 5,000,000 shares of Preferred Stock have been designated as Series D Preferred Stock (the “Series D Preferred Stock”).  As of the date of this Agreement, 616,073 shares of Common Stock are issued and outstanding, 35,395,332 shares of Series C Preferred Stock are issued and outstanding and are convertible into 35,395,332 shares of Common Stock, 7,234,103 shares of Series C-1 Preferred Stock are issued and outstanding and are convertible (solely upon the circumstances set forth in Section 5.2(a) of the Charter) into 7,234,103 shares of Common Stock, and 5,000,000 shares of Series D Preferred Stock are issued and outstanding.  All shares of Series C Preferred Stock and all shares of Series C-1 Preferred Stock are convertible into shares of Common Stock on a one-for-one basis; no shares of Series D Preferred Stock are convertible into shares of Common Stock. As of the date of this Agreement, 8,300,851 shares of Common Stock are reserved for issuance under the Company Equity Plans, 8,094,320 shares of which are subject to outstanding Stock Options.  As of the date of this Agreement, there are outstanding Warrants to purchase up to 2,015,000 shares of Series C Preferred Stock, and, following purchase thereof pursuant to such Warrants, such shares of Series C Preferred Stock are convertible into 2,015,000 shares of Common Stock. As of the date of this Agreement, there are outstanding Convertible Notes that are convertible into 1,828,536 shares of Series C Preferred Stock, and, following conversion of such Convertible Notes, such shares of Series C Preferred Stock are convertible into 1,828,536 shares of Common Stock.  The numbers of shares of Preferred Stock and Common Stock set forth above reflect all required anti-dilution adjustments, if any.  The Company has reserved (A) a sufficient number of shares of Series C Preferred Stock for issuance upon (I) the exercise of all outstanding Warrants and (II) the conversion of all outstanding Convertible Notes, and (B) a sufficient number of shares of Common Stock for issuance upon (I) conversion of all outstanding Series C Preferred Stock, (II) conversion of all Series C Preferred Stock issuable upon exercise of all outstanding Warrants and upon conversion of all outstanding Convertible Notes, and (III) exercise of all outstanding Stock Options.

(b)Section 4.3(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a correct and complete list of each holder of Preferred Stock, Common Stock, Stock Options, Warrants, Convertible Notes or other equity interests in the Company, including (i) the name and address of such holder, (ii) the number, class and series of all equity interests held by such holder, (iii) the certificate number(s) representing such equity interests (if applicable), (iv) the number of shares of Common Stock or Series C Preferred Stock, as applicable, issuable in respect of any shares of Preferred Stock, Stock Options and Warrants held by such holder (including upon the subsequent conversion of any shares of Series C Preferred Stock for which any Warrants are exercisable into Common Stock), (v) any accrued but unpaid dividends and liquidation preference with respect to the shares held by such holder, (vi) the exercise price of any Stock Options or Warrants held by such holder, (vii) the vesting schedule, grant date and expiration date of any Stock Options held by such holder, and (viii) whether such Stock Option is subject to Section 422 of the Code or subject to Section 409A of the Code.  No shares of Preferred Stock or Common Stock are held in the treasury of the Company.  Except as set forth in Schedule 4.3(b) of the Company Disclosure Schedule, no shares of voting or non-voting capital stock, other equity interests, or other securities with voting rights of the Company are issued, reserved for issuance or outstanding.

(c)All outstanding shares of Preferred Stock and Common Stock have been and are (i) duly authorized, validly issued, fully paid and nonassessable, (ii) issued in compliance with all applicable Laws concerning the issuance of securities, (iii) not issued in violation of or subject to any purchase option, call option, right of first refusal or offer, voting trust or similar arrangement, Investor Agreement, preemptive right, subscription right or similar right, and (iv) not subject to any Liens (other than restrictions on transfer of securities imposed by the Charter, the Investor Agreements or by applicable state and federal securities Laws).  Except as set forth on Section 4.3(c) of the Company Disclosure Schedule, there are no bonds, debentures, notes or other Indebtedness of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters.

(d)Section 4.3(d) of the Company Disclosure Schedule sets forth the number of authorized and outstanding equity interests, and ownership thereof, of each of the Company’s Subsidiaries.  All of the outstanding equity interests of each of the Company’s Subsidiaries have been and are duly authorized, validly issued, fully paid and nonassessable, are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal or offer, preemptive right, subscription right or any similar right, and are owned, of record and beneficially, by the Company or one of its direct or indirect Subsidiaries, free and clear of all Liens whatsoever (other than Permitted Liens).  There are no restrictions of any kind which prevent the payment of dividends or distributions by any of the Company’s Subsidiaries, and neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (including in the form of a loan or capital contribution) to or in any Person.

(e)Except as identified in Section 4.3(e)(i) of the Company Disclosure Schedule, there are no outstanding securities, interests, options, warrants, calls, rights, convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, interest, option, warrant, call, right or Contract.  Except as set forth in Section 4.3(e)(ii) of the Company Disclosure Schedule, each outstanding option was granted with an exercise price that was not less than “fair market value” as of the grant date as determined under Section 409A of the Code.  Except as set forth in Section 4.3(e)(iii) of the Company Disclosure Schedule, and other than as provided in Section 8 of the Charter with respect to the outstanding shares of Series D Preferred Stock, there are no outstanding obligations of the Company or any of its Subsidiaries (contingent or otherwise) to repurchase, redeem or otherwise acquire any shares of capital stock or other securities (or options or warrants to acquire any such interests) of the Company or any of its Subsidiaries.  Except as set forth in Section 4.3(e)(iv) of the Company Disclosure Schedule, there are no (i) outstanding or authorized stock appreciation rights, registration rights (including piggyback rights), preemptive rights, rights of first offer, stock-based performance units, “phantom” stock rights, restricted stock units, or dividend equivalents, (ii) other Contracts (contingent or otherwise, but excluding Contracts providing for performance bonuses not linked to stock prices to service providers) pursuant to which any Person is (or is contingently) entitled to receive any payment or other value based on the revenues, earnings or financial performance or stock price performance of the Company or any of its Subsidiaries or any of their respective businesses or assets or calculated in accordance therewith, other than royalties payable under licenses listed in Section 4.3(e)(iv) of the Company Disclosure Schedule (the rights, units and Contracts described in the foregoing clause (i) and this clause (ii), collectively, “Stock-Based Rights”), or (iii) rights to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act of 1933, as amended, or which otherwise relate to the registration of any securities of the Company or any of its Subsidiaries.  Except as set forth in Section 4.3(e)(v) of the Company Disclosure Schedule, there are no voting trusts, proxies, stockholder agreements or other Contracts of any character to which the Company or, to the Knowledge of the Company, any of its Equityholders (or Series D Holders) is a party or by which any of them is bound with respect to the issuance, holding, purchase, acquisition, voting or disposition of any shares of capital stock or similar interests of the Company or any of its Subsidiaries.

Authority; Enforceability

.

  The Company has all necessary corporate power and authority to execute and deliver this Agreement, the Escrow Agreement and each other instrument and document required to be executed and delivered by it at or prior to the Closing, and to perform its obligations hereunder and thereunder and, subject to obtaining the Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby and thereby.  The Company has complied with each provision of the CCC that is applicable to the Company (pursuant to Section 2115 of the CCC or otherwise) in connection with the Merger and the other transactions contemplated by this Agreement (including in connection with the execution and delivery of this Agreement).  The execution and delivery by the Company of this Agreement and the Escrow Agreement, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby have been approved by the Company’s Board of Directors and duly and validly authorized by all necessary action. No further corporate or similar action is required on the part of the Company to authorize (i) this Agreement, the Escrow Agreement or any other document required to be executed and delivered by the Company prior to the Closing, or (ii) the Merger or the other transactions contemplated hereby or thereby (other than, in the case of the consummation of the Merger, obtaining the Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company, and assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).  The Escrow Agreement will have been duly and validly executed and delivered by the Company as of the Closing, and, when so executed and delivered (assuming the due authorization, execution and delivery thereof by the other parties thereto), will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

Required Vote

.

  The Board of Directors of the Company has, at a meeting duly called and held prior to the execution and delivery of this Agreement, unanimously (a) determined that this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, including the Merger, are fair to, advisable and in the best interests of the Company and the Equityholders; (b) approved and declared advisable this Agreement and the Escrow Agreement; (c) approved the Merger and the other transactions contemplated under this Agreement and the Escrow Agreement; (d) directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the Stockholders entitled to vote on such matters for consideration, approval and adoption by written consent in accordance with the DGCL and, to the extent applicable, the CCC; and (e) resolved to recommend and recommended the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, by the Stockholders in accordance with the DGCL and, to the extent applicable, the CCC.  The affirmative vote or affirmative action by written consent of holders of (i) at least fifty percent (50%) of the outstanding shares of Series C Preferred Stock and Common Stock, voting together or acting together by written consent as a single class, with (A) each holder of shares of Common Stock entitled to one vote for each share of Common Stock held by such holder and (B) each holder of shares of Series C Preferred Stock entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series C Preferred Stock held by such holder could be converted at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or such written consent is solicited, and (ii) at least sixty-five percent (65%) of the outstanding shares of Preferred Stock, voting or acting by written consent on a combined basis, with each holder of shares of Preferred Stock entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible (collectively, the “Stockholder Approval”), are the only votes, approvals, consents or other actions of the Company or the holders of any class or series of capital stock of the Company (including any class or series of Preferred Stock or Common Stock) necessary to authorize, approve and adopt this Agreement, the Merger and the other transactions contemplated hereby and to consummate the Merger and the other transactions contemplated hereby. Due execution and delivery of the Stockholder Consent and Agreement by Stockholders holding at least the amounts of Preferred Stock and Common Stock set forth in the immediately preceding sentence (including by effect of the release from escrow of the Escrowed Stockholder Consents and Agreements) shall be sufficient to constitute the Stockholder Approval.  For purposes of the Stockholder Approval described above (including for purposes of approval by the Requisite Holders pursuant to Section 6.1 of the Charter), no holder of shares of Series D Preferred Stock is entitled to any votes in respect of (or by reason of) the shares of Series D Preferred Stock held by such holder. With respect to the approval of the Merger by the Requisite Holders pursuant to Section 6.1 of the Charter, the record date for determining the holders of Preferred Stock that constitute the Requisite Holders is the date on which such approval is received. After receipt of the Stockholder Approval, no vote, approval or other action on the part of the Company or any holder of any capital stock or other security of the Company is required to (I) authorize, approve or adopt this Agreement or the Escrow Agreement, (II) authorize or approve the Merger or the other transactions contemplated by this Agreement or the Escrow Agreement, (III) perform the Company’s obligations under this Agreement or (IV) consummate the Merger or the other transactions contemplated by this Agreement or the Escrow Agreement.  Prior to their execution of any Stockholder Consent and Agreement, each signatory thereto shall have received from the Company all material information necessary for such signatory to make an informed decision with respect to the execution and delivery of such document.

No Conflict; Required Filings and Consents

.

(a)None of (x) the execution or delivery by the Company or any of its Subsidiaries of this Agreement or any other instrument or document required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries, (y) the performance of this Agreement, the Escrow Agreement or any other instrument or document required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries, or (z) the consummation of the Merger or any other transaction contemplated by this Agreement, the Escrow Agreement or any other instrument or document required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries, in each case of the foregoing clauses (x), (y) and (z), (i) conflict with or violate the Charter or Bylaws or equivalent organizational documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any Investor Agreements, voting trusts, proxies, stockholder agreements or other Contracts of any character to which the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of the Equityholders (or Series D Holders) is a party or by which any of them is bound with respect to the issuance, holding, purchase, acquisition, voting or disposition of any shares of capital stock or similar interests of the Company, (iii) subject to the filings and other matters referred to in Section 4.6(b), conflict with or violate in any respect any Law or Order, in each case applicable to the Company or any of its Subsidiaries, or by which any of their respective properties, rights or assets is bound or affected, (iv) except as set forth in Section 4.6(a) of the Company Disclosure Schedule, result in any breach or violation of or constitute a default (with or without notice or lapse of time or both) under, or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the termination of any Material Contract or Employee Plan or in the creation of a Lien on any of the properties, rights or assets of the Company or any of its Subsidiaries pursuant to any bond, indenture, Contract, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties, rights or assets is bound or affected, or (v) impair in any material respect Parent’s ability to operate the Company’s or any of its Subsidiaries’ business immediately following the Closing.

(b)The execution and delivery by the Company of this Agreement and each other instrument and document required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries at or prior to the Closing do not, and the performance of this Agreement, the Escrow Agreement and any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries at or prior to the Closing shall not, require the Company or any of its Subsidiaries to, except as set forth in Section 4.6(b) of the Company Disclosure Schedule, obtain any Approval of any Person or observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, except for (i) compliance with any applicable requirements of the pre-merger notification requirements of the HSR Act and any applicable Foreign Competition Laws, (ii) the Stockholder Approval, and (iii) the filing and effectiveness of the Certificate of Merger in accordance with the DGCL.

Material Contracts

.

(a)Section 4.7(a) of the Company Disclosure Schedule sets forth (by category, specifying the appropriate clause below) a true and complete list, and if oral, an accurate and complete summary, of each Contract (other than Contracts entered into after the date of this Agreement in accordance with Section 6.1) of the type described in this Section 4.7(a) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any of their respective properties, rights or assets, are bound:

(i)any employment, consulting, contractor or agency Contract with any current (or, to the extent obligations remain outstanding thereunder, former) employee, Contract Worker or other agent of the Company or any of its Subsidiaries (other than (A) offer letters with employees providing for “at will” employment with the Company or any of its Subsidiaries with no obligation to pay severance or (B) standard confidentiality agreements entered into with employees in the ordinary course of business and on the Company’s standard form of confidentiality agreement, which standard form has been made available to Parent);

(ii)any severance, change in control, retention or similar Contract, including any Contract providing for a “stay” or “sale” bonus, with any current or former Equityholder, director, manager, managing director, officer, employee, Contract Worker, or other agent, or any Affiliate of the Company or any of its Subsidiaries that would result in any obligation (absolute or contingent) of the Company or any of its Subsidiaries to make any payment to any Person following either the consummation of the transactions contemplated hereby, termination of employment (or the relevant relationship), or both;

(iii)any labor or collective bargaining Contract;

(iv)any promissory note, credit agreement, loan agreement, indenture, letter of credit, evidence of Indebtedness or other instrument or Contract relating to the borrowing or lending of money, whether as borrower, lender or guarantor;

(v)any (A) interest rate swap, cap, floor or option Contract or any other interest rate risk management arrangement or foreign exchange Contract, or (B) other hedging, swap, derivative or similar Contract;

(vi)any performance or payment guarantee, keep well arrangement and other similar credit support obligation or arrangement;

(vii)any Contract containing any provision limiting in any respect the freedom of the Company or any of its Subsidiaries or their respective employees or Affiliates (or which after the Effective Time purport to limit or would limit the freedom of Parent, the Surviving Corporation, any of their respective Subsidiaries or any employees or Affiliates of any of the foregoing) to engage in any line of business, to develop, market, distribute, sell or license any Products or services, to compete with any Person, to own any assets, properties or rights, to operate at any location in the world or to change sales quotas or targets under any Contracts with distributors, sales agents, sales representatives, or other agents, including any Contract that contains exclusivity, non-competition, non-solicitation, non-consolidation, standstill or similar provisions;

(viii)any Contract containing “most favored nation” provisions or any similar provision requiring that a third party be offered terms or concessions at least as favorable as those offered to one or more other Persons;

(ix)any Contract creating or relating to any partnership, joint venture, strategic alliance, joint development or similar agreement;

(x)any Contract that is primarily a guarantee, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities or Indebtedness of any other Person;

(xi)any Contract providing for indemnification of any Person with respect to Liabilities relating to any current or former business of the Company or any of its Subsidiaries or any of their respective predecessor Persons (other than standard Contracts with distributors, sales agents, customers or suppliers that (A) do not primarily relate to indemnification, (B) have been entered into in the ordinary course of business consistent with past practice and (C) have been made available to Parent);

(xii)any Contract with any Governmental Authority;

(xiii)any outstanding power of attorney empowering any Person to act on behalf of the Company or any of its Subsidiaries;

(xiv)any Contract for the acquisition, directly or indirectly (by merger or otherwise), or divestiture, of assets (whether tangible or intangible), including any capital stock or other equity security of any Person (other than the Company or any of its Subsidiaries), by the Company or any of its Subsidiaries for consideration in excess of One Hundred Thousand Dollars ($100,000) individually;

(xv)any Lease or other Contract relating to any lease, lease guarantee, sublease, license, easement or other use of Leased Real Property;

(xvi)any operating lease;

(xvii)any Contract relating to any capital expenditure or leasehold improvement that has commenced but is not yet completed or that obligates the Company or any of its Subsidiaries to incur expenditures with respect to a project that has not yet commenced;

(xviii)any Contract involving the issuance or repurchase of any capital stock or other equity interest of the Company or any of its Subsidiaries (including newly formed Subsidiaries);

(xix) any Contract under which (A) the Company or any of its Subsidiaries has granted exclusive rights with respect to Products or related services, or (B) another party processes, produces or manufactures, or will process, produce or manufacture, Products or has the right to do so in the future;

(xx)any Contract concerning Intellectual Property (other than, with respect to software, off-the-shelf commercial or shrinkwrap software for which the license fee is less than Ten Thousand Dollars ($10,000)), including any Contract described in Sections 4.18(b), 4.18(i) and 4.18(k) of this Agreement;

(xxi)any confidentiality agreement that pertains to the receipt by the Company or any of its Subsidiaries of the confidential information of another Person, other than standard confidentiality terms included in customer, distributor, sales agent or supplier Contracts listed elsewhere in Section 4.7(a) of the Company Disclosure Schedule;

(xxii)any settlement agreement entered into within the last three (3) years;

(xxiii)any insurance brokerage Contract;

(xxiv)any Contract containing contingent consideration or other similar earnout payment obligations as to which the Company or any of its Subsidiaries has any ongoing or future Liability or obligations of any nature (contingent or otherwise);

(xxv)any Contract (A) pursuant to which any third party developed or is developing any Products, or (B) for pre-clinical or other testing or clinical or marketing trials relating to the Products;

(xxvi)any Contract with any physician, hospital, clinic or other health care provider or any medical advisor;

(xxvii)any (A) sales agent, sales representative, resale, remarketing, distribution or consignment Contract relating to the Company’s Products or (B) other Contract for the marketing, resale (or other sale by or through any third party) or distribution of Products (excluding, for the avoidance of doubt, employment agreements between the Company or any of its Subsidiaries, on the one hand, and any employee thereof, on the other hand);

(xxviii)any Contract (a) with any Significant Customer or Significant Supplier, or (b) with any other customer or supplier that provides for payments in excess of Fifty Thousand Dollars ($50,000) individually or on an annual basis; and

(xxix)any Contract not covered in clauses (i) through (xxviii) above, which is reasonably likely to involve revenues, receipts, expenditures or Liabilities in excess of One Hundred Thousand Dollars ($100,000) per annum or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, or which is otherwise material to the business of the Company or any of its Subsidiaries.

All Contracts of the type described in this Section 4.7(a), whether or not listed in Section 4.7(a) of the Company Disclosure Schedule, are collectively referred to herein as “Material Contracts.”

(b)Except as set forth in Section 4.7(b) of the Company Disclosure Schedule, true, correct and complete copies of all Material Contracts have been made available to Parent by the Company.

(c)Other than Material Contracts that have expired in accordance with their terms, each Material Contract (i) is in full force and effect, is a valid and binding obligation of the Company or a Subsidiary thereof and, to the Knowledge of the Company, of each other party thereto and (ii) is enforceable against the Company or such Subsidiary and, to the Knowledge of the Company, against each other party thereto.  Each Material Contract will continue to be (x) valid, binding and enforceable against the Company or such Subsidiary and, to the Knowledge of the Company, of each other party thereto, and (y) in full force and effect immediately following the consummation of the transactions contemplated hereby, with no alteration or acceleration or increase in fees or Liabilities, payments, obligations or burdens.  Each Contract to which the Company or any of its Subsidiaries is a party has been entered into and performed in accordance with applicable Law.

(d)Neither the Company nor any of its Subsidiaries is or is alleged to be and, to the Knowledge of the Company, no other party is or is alleged to be, in, or has received notice of any, default under, or breach or violation of, any Material Contract that has not been cured, and none of the Company or any of its Subsidiaries has given such notice.  Except as set forth in Section 4.7(d) of the Company Disclosure Schedule, no event has occurred which, with or without the giving of notice or passage of time or both, would reasonably be expected to result in a default, breach or violation of any Material Contract by the Company or any of its Subsidiaries, or give any Person the right (i) to declare a breach and obtain any material remedy thereunder, (ii) to accelerate the maturity, performance or payment of any obligation of the Company or any of its Subsidiaries thereunder, (iii) to make operative any provision that varies any of the material rights or obligations of the Company or any of its Subsidiaries from those that would apply if the event had not occurred, or (iv) to cancel, terminate or modify (in a manner adverse to the Company or any of its Subsidiaries) the Material

Contract.  The Company has no reasonable basis for suspecting that any such default, breach or violation exists or will be forthcoming.  No break-up or other similar fee is due or owing by the Company or any of its Subsidiaries in connection with any prior negotiations, discussions or arrangements regarding any transaction, similar to the Merger or otherwise, or other Contract.

(e)Except as set forth in Section 4.7(e) of the Company Disclosure Schedule, neither the Company nor or any of its Subsidiaries is currently involved, nor has it been involved since January 1, 2015, in any dispute with any counterparty to any Material Contract, and neither the Company nor or any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice since January 1, 2015 from any such counterparty to the effect that such counterparty intends to terminate or otherwise alter or modify the terms of any such Material Contract.

(f)Section 4.7(f) of the Company Disclosure Schedule sets forth any Material Contract which, by its terms, will be modified or adjusted, will become terminable by any other party thereto, or will require consent by or notification to any other party thereto, in each case, as a result of the execution of this Agreement or the Escrow Agreement, or the consummation of the Merger or any other transaction contemplated hereby or thereby.

Compliance

.

(a)The Company is, and since January 1, 2013 the Company has been, in compliance in all material respects with all applicable Laws (including all Health Care Laws) and Orders.  Each Subsidiary of the Company is, and since January 1, 2013 each Subsidiary of the Company has been, in compliance in all material respects with all applicable Laws (including all Health Care Laws) and Orders.  Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, managers or managing directors, has (i) committed any act, omission or other practice, or entered into any arrangement or engagement, for which a Governmental Authority could have a reasonable basis for criminal prosecution or civil or administrative enforcement or sanction under any applicable Law (including any Health Care Law) or (ii) received any written or other notice of, been charged with, or received any inquiry concerning, the possible violation of any applicable Law (including any Health Care Law).  To the Knowledge of the Company, (A) neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, managers or managing directors, is under Governmental Investigation with respect to the violation of any applicable Law (including any Health Care Law), Approval or Order, (B) there are no facts or circumstances that could reasonably be expected to form the basis for any such violation, and (C) neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, managers or managing directors, has been charged with, threatened to be charged with or received notice of any revocation or modification of any Approval or any Law or Order applicable to the Company or any of its Subsidiaries.  Since January 1, 2013, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, managers or managing directors, has made, or been ordered to make, any payment in respect of any Governmental Damages, and there are no current or outstanding reimbursement audits, recoupment efforts, or appeals by any Governmental Authority pending.

(b)The Company and each of its Subsidiaries is in compliance with, and is not in default or violation of (i) the Charter, (ii) the Bylaws, (iii) the organizational documents of the Company’s Subsidiaries, (iv) the Investor Agreements, and (v) the terms of all bonds, indentures, Contracts, permits, franchises and other instruments or obligations to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any of their respective properties, rights or assets, are bound or affected, except in the case of the foregoing clause (v) for immaterial noncompliance, defaults or violations.

(c)Section 4.8(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all Approvals of Governmental Authorities issued to or held by the Company or any of its Subsidiaries.  Such Approvals are the only Approvals of Governmental Authorities that are required for the Company or any of its Subsidiaries to conduct their respective businesses, activities and operations as presently conducted.  Each such Approval is in full force and effect.  The Company and each of its Subsidiaries have been and are in material compliance with the terms of each such Approvals.  To the Knowledge of the Company, no revocation, suspension, cancellation or material adverse modification of any such Approval is threatened.  To the Knowledge of the Company, all applications required to have been filed for the renewal of the Approvals have been duly filed with the appropriate Governmental Authority, and all other filings required to have been made with respect to the Approvals and applicable Laws have been duly made on a timely basis with the appropriate Governmental Authority.  Each such Approval will continue in full force and effect immediately following the Effective Time.

Financial Statements

.

(a)Section 4.9(a) of the Company Disclosure Schedule contains true, correct and complete copies of the following (collectively, the “Financial Statements”): (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2016, December 31, 2015 and December 31, 2014, and the related audited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years then ended, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s accountants, (ii) the unaudited consolidated balance sheet of the Company as of December 31, 2017, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year then ended, together with any related notes and schedules thereto, and (iii) the unaudited consolidated balance sheet of the Company as of January 31, 2018 (the “Company Balance Sheet Date”), and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the one-month period then ended, together with any related notes and schedules thereto.  Except as set forth in Section 4.9(a) of the Company Disclosure Schedule, the Financial Statements (A) were prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries, (B) present fairly in all material respects the consolidated financial condition, results of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries as of the dates thereof or for the periods covered thereby, subject, in the case of the unaudited Financial Statements, to the absence of footnotes, (C) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and its Subsidiaries and (D) include all adjustments (consisting only of normal recurring accruals) that are necessary to present fairly in all material respects the consolidated financial condition, results of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries as of the dates thereof or for the periods covered thereby.

(b)Except as set forth in Section 4.9(b) of the Company Disclosure Schedule, the Company maintains a standard system of accounting established and administered in accordance with GAAP.  Except as set forth in Section 4.9(b) of the Company Disclosure Schedule, the Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Section 4.9(b) of the Company Disclosure Schedule lists, and the Company has made available to Parent true, correct and complete copies of, all written policies, manuals and other documents promulgating such internal accounting controls.

(c)To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by the Company, any of its Subsidiaries, or any of their respective directors, managers, managing directors, officers, employees, Contract Workers, agents, contractors or subcontractors.  Neither the Company nor any of its Subsidiaries, nor any of their respective officers or employees or, to the Knowledge of the Company, any contractor, subcontractor or agent of the Company or any of its Subsidiaries, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

Absence of Certain Changes or Events

.

(a)Except as described in Section 4.10(a) of the Company Disclosure Schedule, since December 31, 2016, (i) the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice and in compliance with applicable Laws, (ii) there has not been any Material Adverse Effect, and (iii) there has not been any damage, destruction or loss (whether or not covered by insurance) in an amount greater than Twenty Five Thousand Dollars ($25,000) with respect to any rights, assets or properties of the Company or any of its Subsidiaries.

(b)Except as described in Section 4.10(b) of the Company Disclosure Schedule, since December 31, 2017, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would require Parent’s consent under Section 6.1.

No Undisclosed Liabilities

.

  Except as described in Section 4.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material Liabilities, and, to the Knowledge of the Company, there is no existing fact, condition or circumstance which would reasonably be expected to result in such Liabilities, except Liabilities (a) disclosed in the consolidated balance sheet of the Company and its Subsidiaries as of the Company Balance Sheet Date, (b) incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and which are ordinary in nature and amount and do not rise out of any charge, complaint, proceeding or demand or relate to any breach of Contract, tort or infringement, or (c) which are expressly contemplated by, and incurred in compliance with, this Agreement.

Absence of Litigation

.

  Except as described in Section 4.12 of the Company Disclosure Schedule, there is no (a) Claim pending on behalf of, against or involving, or, to the

Knowledge of the Company, threatened on behalf of or against, the Company, any of its Subsidiaries, any of their respective properties, rights or assets, or any of their respective officers, directors, managers or managing directors (in their capacities as such) (including cease and desist letters or requests for a license), (b) Order outstanding to which the Company, any of its Subsidiaries, any of their respective properties, rights or assets, or any of their respective officers, directors, managers or managing directors (in their capacities as such) is subject or (c) Claim that questions or challenges (i) the validity of this Agreement or (ii) any action taken or to be taken by or on behalf of the Company or any of its Subsidiaries pursuant to this Agreement or in connection with the transactions contemplated hereby. No director, manager, managing director, officer, employee, Contract Worker or agent of the Company or any of its Subsidiaries has asserted a Claim or demand for payment or, to the Knowledge of the Company, has a basis for a Claim or demand for payment against the Company or any of its Subsidiaries in respect of the period prior to and including the Effective Time (other than for accrued and unpaid compensation earned in the ordinary course of business).

Employee Benefit Plans

.

(a)Section 4.13(a) of the Company Disclosure Schedule lists and, in the case of employee benefit plans not reduced to writing, describes all employee benefit plans, including “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether subject to ERISA or not), bonus, commission, retention or other cash incentive, equity or equity-based incentive, deferred compensation, pension, savings, profit sharing, retirement or supplemental retirement, severance, termination, change of control or other transaction-based incentive, golden parachute, health and welfare, vacation, cafeteria, dependent care, medical care, employee assistance, education or tuition assistance, insurance and other similar fringe or employee benefit plans, programs or arrangements, whether written or oral, and any employment or executive compensation or severance Contracts, written or otherwise, for the benefit of, or relating to, any current or former employee, director, manager, managing director, or Contract Worker of the Company or any of its Subsidiaries, (i) which is or has been entered into, contributed to, established by, participated in or maintained by the Company or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control (within the meaning of Section 414 of the Code) with the Company or any of its Subsidiaries (an “ERISA Affiliate”), or (ii) under which the Company, its Subsidiaries or any of their ERISA Affiliates has or may have any Liability whether or not such plan is terminated (together, the “Employee Plans”), except for (x) Contracts that provide for employment that is terminable “at will” and that are terminable without severance, change of control pay or benefits, or other Liabilities, in which case only forms of such contracts are listed in Section 4.13(a) of the Company Disclosure Schedule, (y) individual Stock Option or other Stock-Based Right agreements, in which case only forms of such individual agreements are listed in Section 4.13(a) of the Company Disclosure Schedule, unless such individual agreements provide acceleration of vesting of awards in a manner not provided for under the applicable form(s) or that otherwise materially differ from such forms or (z) consulting Contracts that are terminable without penalty on less than thirty (30) days’ notice, in which case only forms of such contracts are listed in Section 4.13(a) of the Company Disclosure Schedule.  Section 4.13(a) of the Company Disclosure Schedule separately identifies the Employee Plans that cover any current or former employee, director, manager, managing director, or Contract Worker of the Company or any of its Subsidiaries that is or was employed or providing services outside of the United States (collectively, the “Foreign Plans”).  With respect to each Employee Plan (other than Employee Plans that provide a de minimis level of benefits), the Company has made available to Parent true, correct and complete copies of (where applicable) (A) all plan documents and amendments thereto, including all adoption and participation agreements, summary plan descriptions, summaries of material modifications, and resolutions, related to such Employee Plan, (B) the most recent determination letters or opinion letters received from the IRS for such Employee Plan, (C) the three most recent IRS Form 5500 Annual Reports for such Employee Plan (and all schedules and attachments thereto), (D) the most recent audited financial statement and actuarial valuation report for such Employee Plan, (E) the most recent discrimination and compliance testing results for such Employee Plan, (F) all related agreements (including trust agreements), insurance Contracts and other Contracts which implement such Employee Plan, and (G) all material correspondence with, rulings by or opinions by the IRS, the U.S. Department of Labor or any other Governmental Authority for such Employee Plan for the past three years.  Neither the Company nor any of its Subsidiaries has any formal plan or commitment to create any additional Employee Plan or to modify, change, or terminate any existing Employee Plan.  There are no restrictions on the ability of the sponsor of each Employee Plan (which is currently the Company or a Subsidiary of the Company) to amend or terminate any Employee Plan, and each Employee Plan may be transferred to or assumed by Parent, Merger Sub or, after the Effective Time, the Surviving Corporation, as the case may be.

(b)(i) There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Plan (and which is not otherwise exempt); (ii) there has been no breach of fiduciary obligations imposed under Title I of ERISA with respect to any Employee Plan; (iii) there are no Claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against any Employee Plan, against the assets of any Employee Plan or any fiduciary thereof with respect to their duties to the Employee Plan; (iv) all Employee Plans conform to, and in their operation and administration are in all material respects in compliance with, the terms thereof and requirements prescribed by any and all statutes (including ERISA and the Code), Orders and governmental Regulations currently in effect with respect thereto and any other applicable Laws; (v) the Company and each of its Subsidiaries and their ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Employee Plan and are not in default under or in violation of, and the Company has no Knowledge of any default or violation by any other Person with respect to, any of the Employee Plans; (vi) each Employee Plan intended to qualify under Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code), and has received or is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which may reasonably be expected to cause the loss of such qualification (or exemption); and (vii) each Employee Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder.

(c)No Employee Plan is subject to Title IV of ERISA or a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), and neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates has or has ever had an obligation to contribute, or incurred any Liability in respect of a contribution, to any such plan.  Neither the Company nor any of its Subsidiaries has any Liability as a result of being an ERISA Affiliate of any other Person, nor do any circumstances exist that could reasonably be expected to result in any such Liability becoming a Liability of Parent or any of its Affiliates (including, as of the Closing, the Surviving Corporation and its Subsidiaries).

(d)Except as set forth in Section 4.13(d) of the Company Disclosure Schedule, no Employee Plan is (i) a “voluntary employees’ beneficiary association” (within the meaning of

Section 501(c)(9) of the Code), (ii) an “employee stock ownership plan” (within the meaning of Section 4975(e)(7) of the Code) or otherwise invests in “employer securities” (within the meaning of Section 409(l) of the Code), (iii) a “multiple employer plan,” as described in Section 413(c) of the Code or Sections 4063 or 4064 of ERISA, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA (a “MEWA”).  If any Employee Plan is a MEWA, the benefits thereunder are fully insured.

(e)Each Employee Plan that is a “group health plan” (within the meaning of Code Section 5000(b)(1)) has been operated in compliance in all material respects with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”) and similar state laws, Section 4980D of the Code and Sections 701 through 713 of ERISA, The Public Health Service Act and the provisions of the Social Security Act, as amended, to the extent such requirements are applicable.  Except as set forth in Section 4.13(e) of the Company Disclosure Schedule, no Employee Plan or other written or oral agreement exists which obligates the Company or any of its Subsidiaries to provide post-employment health or welfare benefits (whether or not insured) to any current or former employee, director, manager, managing director or Contract Worker of the Company or any of its Subsidiaries or any of their dependents following such current or former employee’s, director’s, manager’s, managing director’s or Contract Worker’s termination of employment, service or consultancy with the Company or any of its Subsidiaries, other than COBRA Coverage or similar state law coverage at such individual’s sole cost.

(f)Except as set forth in Section 4.13(f) of the Company Disclosure Schedule, no Employee Plan exists that, as a result of the execution and delivery of this Agreement, the Stockholder Approval, the Merger or the other transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), will result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, or (ii) acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Plans.

(g)All contributions and payments with respect to each Employee Plan that are required to be made by the Company or any of its Subsidiaries with respect to periods ending on or prior to the Closing Date have been, or will be, made or accrued before the Closing Date in accordance with the terms of the applicable Employee Plan and applicable Law.

(h)Without limiting the foregoing, each Foreign Plan (i) that is required or intended to be registered or approved by a foreign Governmental Authority has been registered with, or approved by, and has been maintained in all material respects in good standing with such Governmental Authority, (ii) that is intended to qualify for favorable tax benefits under the laws of any non-United States jurisdiction is so qualified, and nothing has occurred which could reasonably be expected to adversely affect such qualification, and (iii) that is required to be funded or book reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Employment and Labor Matters

.

(a)Section 4.14(a) of the Company Disclosure Schedule identifies (i) all current directors and officers of the Company and all Persons currently holding a comparable position with any of the Company’s Subsidiaries (including any and all current managers and managing directors thereof) and (ii) all current employees and Contract Workers employed or engaged by the Company or any of its Subsidiaries and, for each individual identified in clauses (i) or (ii), sets forth each such individual’s rate of pay or annual compensation, job title, location, date of hire or engagement, incentive compensation opportunity, leave of absence status, classification under applicable wage and hour laws as either exempt or not exempt for overtime pay, full-time, part-time, temporary or seasonal employee status, and employee or Contract Worker/non-employee classification.  As of the date hereof, no employee or Contract Worker has disclosed to the Company or any of its Subsidiaries any plans to terminate his or her employment or consultant relationship or has given written notice to the Company or any of its Subsidiaries that any such employee or Contract Worker intends to terminate his or her employment or relationship with the Company or any of its Subsidiaries.  To the Knowledge of the Company, no employee or Contract Worker is in violation of any term of any employment Contract, Contract Worker Contract, non-disclosure agreement or non-competition agreement in any material respect.  Neither the Company nor any of its Subsidiaries is party to, bound by, or currently negotiating any collective bargaining agreement, Contract or other agreement or understanding with any labor union or labor organization.  None of the Company’s or its Subsidiaries’ employees or Contract Workers are represented by a labor union or labor organization and no union or organizing activities involving such employees or Contract Workers are pending or, to the Knowledge of the Company, threatened.  Neither the Company nor any of its Subsidiaries has a duty to recognize or bargain with any labor union or labor organization or other Person purporting to act as the exclusive bargaining representative of any employees or Contract Workers of the Company or any of its Subsidiaries with respect to wages, hours or other terms and conditions or to engage in effects bargaining or other bargaining relating to or in connection with, or to provide advance notice of, any prior or contemplated transactions.  Neither the Company nor any of its Subsidiaries has failed to make or is otherwise delinquent in payments to any of its employees or Contract Workers for any wages, salaries, overtime pay, commissions, bonuses, benefits or other compensation for any services or otherwise arising under any policy, practice, Contract, plan, program or Law.  Except as set forth in Section 4.14(a) of the Company Disclosure Schedule, none of the Company’s or any of its Subsidiaries’ employment policies or practices is currently being audited or investigated by any Governmental Authority.  Except as set forth in Section 4.14(a) of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened Claim, unfair labor practice charge, or other charge or inquiry against the Company or any of its Subsidiaries with respect to employment practices brought by or before any Governmental Authority.

(b)Except as set forth in Section 4.14(b) of the Company Disclosure Schedule, there are no, and within the past six years there have been no, (i) Claims or controversies with respect to Employment Law matters (including relating to or asserting allegations of employment discrimination, harassment, retaliation, misclassification, wage or hour violations or unfair labor practices) existing, pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally by any of their respective current or former employees or Contract Workers, or (ii) strikes, slowdowns, work stoppages, lockouts, or concerted interference with normal operations existing, pending, or threatened against or involving the Company or any of its Subsidiaries by or with respect to any employees of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation or other Order by, any Governmental Authority relating to employees or employment practices.  The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws, Contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment, Tax withholding, prohibited discrimination, harassment or retaliation, disability rights and benefits, reasonable accommodation, meal and rest break obligations, equal employment, fair employment practices, immigration status, hiring and termination of employees, data protection and employee privacy, leaves of absence, workers compensation, pension and unemployment insurance and employment related Taxes, employee safety and health, plant closures and layoffs (including the obligations of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and similar Laws), and all other notification and bargaining obligations arising by Law or otherwise. With respect to each current and former employee of the Company or any of its Subsidiaries, the Company and each of its Subsidiaries: (A) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to such employee; (B) is not liable for any arrears of wages, severance pay or other amounts due to such employees, including pursuant to any Contract, policy, practice or applicable Law; and (C) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for such employee (other than routine payments to be made in the normal course of business and consistent with past practice).  Neither the Company nor any of its Subsidiaries has effectuated a “plant closing,” “termination,” “relocation” or “mass layoff” as those terms are defined in the WARN Act and similar Laws, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries, without complying with all provisions of the WARN Act (or similar Laws) or implemented any early retirement, separation or window program within the past five (5) years, nor has the Company or any of its Subsidiaries planned or announced any such action or program for the future. Except as would not, individually or in the aggregate, give rise to a material Liability of the Company or any of its Subsidiaries, each individual that renders services to the Company or any of its Subsidiaries that is classified as (x) a Contract Worker or other non-employee status or (y) an exempt or non-exempt employee, in each case is properly characterized as such for all purposes (including (I) taxation and Tax reporting, (II) Fair Labor Standards Act purposes and (III) applicable Laws governing the payment of wages, including overtime), and the Company and its Subsidiaries have properly classified and treated them in accordance with all applicable Laws and for purposes of all applicable Employee Plans.  Neither the Company nor any of its Subsidiaries has any Liability for any misclassification of any employee as an independent contractor or any non-exempt employee as an exempt employee.

Title to Assets; Sufficiency of Assets; Leases

.

(a)Except as described in Section 4.15(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has good and marketable title to all of their real or personal properties (whether owned or leased), rights and assets, free and clear of all Liens (other than Permitted Liens).  Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, (A) the real and personal assets, properties and rights owned, licensed or leased by the Company and its Subsidiaries constitute all of the real and personal assets, properties and rights that are required for or currently used in connection with the conduct of the respective businesses, activities and operations of the Company and each of its Subsidiaries as they are currently conducted and as they are currently planned to be conducted, and (B) following the Closing, none of the Equityholders (or Series D Holders) or any of their respective Affiliates will own, lease or license any real or personal assets, properties or rights that are required for or currently used in connection with the conduct of the respective businesses, activities and operations of the Company and each of its Subsidiaries as they are currently conducted and as they are currently planned to be conducted.

(b)Neither the Company nor any of its Subsidiaries owns any real property or has ever owned any real property.

(c)Section 4.15(c)(i) of the Company Disclosure Schedule sets forth a true and complete list of all leases and subleases of real property to which the Company or any of its Subsidiaries is a party or by which any of them holds a leasehold interest or is otherwise obligated (the “Leased Real Property”).  The Company has made available to Parent true, correct and complete copies of all such leases and subleases for the Leased Real Property (each, a “Lease”), including all amendments and modifications thereto and related consents and other documents.  Except as set forth in Section 4.15(c)(ii) of the Company Disclosure Schedule, the Company or one of its Subsidiaries has, and following the Closing will continue to have, a good and valid leasehold interest in the Leased Real Property. To the Knowledge of the Company, the Company or a Subsidiary of the Company has the right to use and occupy the Leased Real Property for the full term of the Lease relating thereto. Each such Lease is a legal, valid and binding obligation, enforceable in accordance with its terms, of the Company or a Subsidiary of the Company and, to the Knowledge of the Company, the other parties thereto, is in full force and effect in accordance with its terms, and all rents and additional rents due to date from the Company or any of its Subsidiaries pursuant to each Lease have been paid. Neither the Company nor any of its Subsidiaries has assigned or licensed any or all of its interest under any Lease or subleased or sublet any part of the Leased Real Property or permitted any other Person to occupy the Leased Real Property (whether pursuant to a formal or informal arrangement, and whether or not for consideration), and neither the Company nor any of its Subsidiaries has received notice of any default (with or without notice or lapse of time or both) with respect to any Lease.  There exists no material default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party under any Lease.  Except as set forth in Section 4.15(c)(iii) of the Company Disclosure Schedule, there are no leases, subleases, licenses, concessions or any other Contracts to which the Company or any of its Subsidiaries is a party granting to any Person other than the Company or any of its Subsidiaries any right to possession, use, occupancy or enjoyment of any of the Leased Real Property or any portion thereof and none of the Company or any of its Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract, or other Contract to sell or otherwise dispose of any interest in any Leased Real Property.  Except as set forth on Section 4.15(c)(iv) of the Company Disclosure Schedule, (x) no landlord under any Lease is holding any security deposit and (y) neither the Company nor any Subsidiary of the Company is required to remove any improvements at the end of term of (or upon the earlier termination of) any Lease.

(d)Section 4.15(d) of the Company Disclosure Schedule contains a true and complete list of all leases of all property, rights or assets (other than Intellectual Property licenses listed in Section 4.18(b) of the Company Disclosure Schedule and Leases) to which the Company or any of its Subsidiaries is a party or by which any of them holds a leasehold interest.

(e)The use and operation of the Leased Real Property is (i) permitted by and in compliance with all applicable zoning regulations and has received all required zoning approvals, (ii) not in violation of any recorded or other encumbrance and (iii) permitted by the terms of the applicable Lease.

(f)Neither the Company nor any Subsidiary of the Company has received any notice within the past twenty-four (24) months of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Leased Real Property.

(g)The Leased Real Property and the operation thereof by the Company and its Subsidiaries comply in all material respects with all applicable Laws and any restrictive covenants applicable to the Leased Real Property. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of any violations of any Law affecting any portion of the Leased Real Property.

(h)The improvements included in the Leased Real Property are (i) fit for their intended purposes, (ii) in good working order and condition (wear and tear excepted), and (iii) in compliance in all material respects with all applicable Laws.

(i)The Leased Real Property has adequate rights of way and access to public ways and is served by public utilities and services in the surrounding community, including water, sewer, sanitary sewer and storm drain facilities, police and fire protection, public transportation, refuse removal, public education, and enforcement of safety codes which are adequate in relation to the premises and location on which the Leased Real Property is located. All liquid and solid waste disposal, septic and sewer systems located at the Leased Real Property are in good and safe condition and repair and in compliance in all material respects with all applicable Laws.

(j)All improvements, equipment, machinery and fixtures located within the demised premises constituting the Leased Real Property are in good operating condition and repair, have been maintained in accordance with commercially reasonable standards and are adequate and suitable in all material respects for the present and continued use and operation thereof as currently used or operated and as currently planned to be used or operated, ordinary wear and tear excepted.

(k)To the Knowledge of the Company, (i) there are no violations of Law with respect to Leased Real Property; (ii) there are no violations of any covenant, restriction or easement affecting the Leased Real Property or any part of it, or with respect to the use or occupancy of the Leased Real Property or any part of it; and (iii) there have been no work orders, deficiency notices or other similar notices of non‑compliance issued by any Governmental Authority or otherwise with respect to the Leased Real Property that are outstanding or that require or recommend (or otherwise identify as necessary or desirable) work or repairs in connection with the Leased Real Property or any part thereof.

Taxes

.

(a)Except as set forth in Section 4.16(a) of the Company Disclosure Schedule:

(i)All income and other material Tax Returns required to be filed by or on behalf of the Company, each of its Subsidiaries and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is or was at any time a member have been timely filed (taking into account any applicable extensions), and all such Tax Returns are true, complete and correct in all material respects.

(ii)All income and other material Taxes payable by or with respect to the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, and adequate reserves  in accordance with GAAP are provided on the most recent Company balance sheet included in the Financial Statements for any Taxes not yet due. All assessments for Taxes due and owing by or with respect to the Company and each of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid.  Neither the Company nor any of its Subsidiaries has incurred a Tax Liability from the date of the most recent balance sheet included in the Financial Statements other than a Tax Liability in the ordinary course of business consistent with past practice.  There are no Tax Liens on any assets, properties or rights of the Company or any of its Subsidiaries except Liens for current Taxes not yet due and payable.

(iii)No written Claim has been made and, to the Knowledge of the Company, no audit has commenced and no written notice has been given that such audit or other proceeding is pending or threatened with respect to the Company or any of its Subsidiaries or any group of entities of which the Company or any of its Subsidiaries is or has been a member (an “Affiliated Group”) in respect of any Taxes.  No Tax deficiency or claim for additional Taxes has been asserted in writing or, to the Knowledge of the Company, threatened to be asserted against the Company or any of its Subsidiaries or any Affiliated Group by any Taxing authority.

(iv)No written Claim has ever been made by a Taxing authority in any jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has a permanent establishment in any country other than the country under the laws of which it is organized.

(v)Neither the Company nor any of its Subsidiaries has requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.  No extension or waiver of time within which to file any Tax Return of, or applicable to, the Company or any of its Subsidiaries has been granted or requested which has not since expired (other than any automatic extension for which approval of a Taxing authority is not required).

(vi)Neither the Company nor any of its Subsidiaries is or has ever been (nor does the Company or any of its Subsidiaries have any Liability for unpaid Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group (other than a group the common parent of which was the Company).  Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax indemnity or Tax sharing agreement (in each case, other than any commercial agreement entered into in the ordinary course of business, the primary purpose of which is not Tax related), is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return, or is liable for the Taxes of any other person under Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by Contract, or otherwise.  Neither the Company nor any of its Subsidiaries is or has ever been a partner in a partnership or a participant in an arrangement or the owner of an entity that, to the Knowledge of the Company, is or may be treated as a partnership for federal income Tax purposes.

(vii)The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1471, 1472 and 3406 of the Code or similar provisions under any foreign Laws) and have, within the time and in the manner required by Law, withheld from payments to employees, Contract Workers and other persons and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

(viii)None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in the method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date, (ii) intercompany transaction (including any intercompany transaction subject to Section 367 or 482 of the Code) entered into on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) pursuant to Section 108(i) of the Code, or (vi) use of any improper method of accounting for a taxable period ending on or prior to the Closing Date.

(ix)The Company and each of its Subsidiaries has collected all sales, use and value added Taxes required to be collected, and has remitted on a timely basis to the appropriate taxing authorities all sales, use and value added Taxes and all customs and duties required to be paid, or has been furnished properly completed exemption certificates, if applicable.

(x)There are no closing agreements, gain recognition agreements or similar Contracts with any Taxing authority with regard to the determination of the Tax liability of the Company or any of its Subsidiaries that would have continuing effect on Tax periods ending on or after the Closing Date. No Tax rulings have been applied for or received by the Company or any of its Subsidiaries.

(xi)No power of attorney has been executed with respect to any matter relating to Taxes of the Company or any of its Subsidiaries, which is currently in force.

(xii)Neither the Company nor any of its Subsidiaries has been a party to any distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 or Section 361 of the Code is applicable; nor has the Company or any of its Subsidiaries been a party to any distribution that could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(xiii)Neither the Company nor any of its Subsidiaries has entered into any transactions that are or would be part of any “reportable transaction” under Sections 6011, 6111 or 6112 of the Code (or any similar provision under any state or local Law).

(xiv)Neither the Company nor any of its Subsidiaries has participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, nor has the Company or any of its Subsidiaries had operations that are or may hereafter become reportable under Section 999 of the Code.

(xv)Any and all transactions between or among any of the Company, its Subsidiaries, the Equityholders, the Series D Holders and Affiliates of the Company or of any of its Subsidiaries have occurred on arm’s length terms, and the Company and its Subsidiaries have complied with any and all tax-related requirements that the arm’s-length nature of the terms of such transactions be documented.

(xvi)Neither the Company nor any of its Subsidiaries is a United States real property holding corporation within the meaning of Section 897(c)(4) of the Code and neither the Company nor any of its Subsidiaries has been a United States real property holding corporation at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xvii)Neither the Company nor any of its Subsidiaries has any deferred compensation plan or arrangement that is described in Section 409A(a)(1)(A)(i) of the Code.

(xviii)There is no agreement, plan, arrangement or other Contract covering any current or former employee, director, manager, managing director, or independent contractor of the Company or any of its Subsidiaries to which the Company is a party or by which the Company is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions and agreements contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).  Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreements that under any circumstances could obligate it to make any payments that reimburse or otherwise “gross-up” any Person for any Taxes as a result of Sections 280G, 409A, or 4999 of the Code.

(xix)The Company has made available to Parent correct and complete copies of all income and franchise Tax Returns and other material Tax Returns of the Company and each of its Subsidiaries for the six (6) taxable periods ended prior to the date of this Agreement.

(xx)None of the Company’s Subsidiaries is a “deferred foreign income corporation” within the meaning of Section 965 of the Code.

(b)Section 4.16(b) of the Company Disclosure Schedule sets forth the classification (as a corporation, partnership or disregarded entity) for federal income Tax purposes of each Subsidiary.  The classification of each Subsidiary has remained the same at all times that such Subsidiary has been owned, directly or indirectly and in whole or in part, by the Company.

(c)Section 4.16(c) of the Company Disclosure Schedule sets forth, to the Knowledge of the Company, as of December 31, 2017, the amount of net operating losses of the Company and its Subsidiaries and their respective expiration dates.  None of the net operating losses of the Company and its Subsidiaries is a “dual consolidated loss” within the meaning of Section 1503 of the Code.

(d)The Cayman Subsidiary is solvent for purposes of Section 332 of the Code and the rules and regulations promulgated thereunder (including for purposes of Section 1.332-2(b) of the Treasury Regulations as it would apply in connection with any election to classify the Cayman Subsidiary as a disregarded entity for U.S. federal income tax purposes).

Environmental Matters

.

(a)Except as set forth in Section 4.17(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance with and have complied with all applicable Environmental Laws.

(b)Except as set forth in Section 4.17(b)(i) of the Company Disclosure Schedule, the Company and its Subsidiaries have obtained all Environmental Permits necessary for the operation of their respective businesses or the use and operation of any Leased Real Property, and all such Environmental Permits are in full force and effect. All such Environmental Permits are listed in Section 4.17(b)(ii) of the Company Disclosure Schedule. Except as set forth in Section 4.17(b)(iii) of the Company Disclosure Schedule, there is no action or proceeding pending, alleged or threatened against the Company or any of its Subsidiaries to revoke or modify such Environmental Permits. Except as set forth in Section 4.17(b)(iv) of the Company Disclosure Schedule, all of the Environmental Permits are transferable and none require consent, notification, or other action to remain in full force and effect following consummation of the transactions contemplated hereby.

(c)Except as set forth in Section 4.17(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material Liability under Environmental Law or with respect to Hazardous Materials, and neither the Company nor any of its Subsidiaries has received any written notice, demand, directive, Order or claim or is subject to any judicial or administrative proceeding concerning (i) any non-compliance or alleged non-compliance with any Environmental Law, or (ii) any alleged or threatened Liability under any Environmental Law or with respect to Hazardous Materials.

(d)Except as set forth in Section 4.17(d) of the Company Disclosure Schedule, there is not now, nor to the Knowledge of the Company, has there ever been, on, in or about any Leased Real Property: (i) any asbestos-containing or asbestos-related materials; (ii) any underground storage tank, above ground storage tank, wetlands, landfill or other area used for waste disposal; (iii) any polychlorinated biphenyls (PCBs); (iv) any radioactive substances or (v) any toxic mold.

(e)The Company has made available to Parent true, correct and complete copies of all audits, studies, reports, analyses, results of investigations or other material documents in the possession or control of the Company or any of its Subsidiaries with respect to the environmental condition of any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or with respect to the Company’s, or any of its Subsidiaries’ compliance with Environmental Laws.

(f)Except as set forth in Section 4.17(f)(i) of the Company Disclosure Schedule, there has been no Release of any Hazardous Materials at any real property owned, operated or leased by the Company or any of its Subsidiaries as to which Company or any of its Subsidiaries has been or could be liable under Environmental Law. Except as set forth in Section 4.17(f)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has arranged, by contract, agreement, or otherwise, for the transportation, disposal or treatment of Hazardous Materials at any location such that it is or could be liable for Remediation of such location pursuant to Environmental Laws.

(g)Except as set forth in Section 4.17(g) of the Company Disclosure Schedule, no authorization, notification, recording, filing, consent, waiting period, Remediation, or approval is required under any Environmental Law in order to consummate the transaction contemplated hereby.

Intellectual Property

.

(a)The Company and its Subsidiaries own all right, title and interest in, or are validly licensed to use in the manner used and contemplated to be used by the Company or any of its Subsidiaries, all Intellectual Property used in or necessary for the respective businesses, Products or services of the Company and its Subsidiaries.

(b)Section 4.18(b) of the Company Disclosure Schedule lists all:  (i) patents, provisional and non-provisional patent applications, registered trademarks, trade names, service marks and copyrights, applications to register trademarks, trade names, service marks and copyrights, domain names and other registrations or pending applications to register Intellectual Property owned by the Company or any of its Subsidiaries (“Scheduled Company Intellectual Property”), including where applicable the registration, issuance, and application numbers, and the jurisdictions, both domestic and foreign, in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed (and, with respect to domain names, the domain name registrar); (ii) licenses, sublicenses and other Contracts to which the Company or any of its Subsidiaries is a party and pursuant to which any Person is authorized to use any Scheduled Company Intellectual Property or any other Intellectual Property owned by the Company or any of its Subsidiaries (other than, with respect to such Intellectual Property, for any use that is authorized solely for the purpose of conducting work for the Company or any of its Subsidiaries); (iii) licenses, sublicenses, and other Contracts to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any Intellectual Property of any third party, including patents, trademarks, and copyrights, and applications therefor, and software (other than, with respect to such software, off-the-shelf commercial or shrinkwrap software for which the license fee is less than Ten Thousand Dollars ($10,000)) (“Third Party Intellectual Property”); and (iv) all Contracts to which the Company or any of its Subsidiaries is a party that provide for an optional or contingent license, sublicense, or other agreement as described in clauses (ii) or (iii) above in this paragraph.  All issued patents and registered trademarks included in the Scheduled Company Intellectual Property are valid, enforceable, have been duly maintained, are in full force and effect, and have not been cancelled, expired, withdrawn, lapsed, invalidated, or abandoned.  Neither the Company nor any of its Subsidiaries is obligated to pay any royalties or fees to any third party under any patent, trademark, copyright, or other Intellectual Property license, other than as set forth in Section 4.18(b)(iii) of the Company Disclosure Schedule.

(c)The Company has taken all action necessary in its reasonable discretion to obtain or maintain the enforceability and registration of all Scheduled Company Intellectual Property.

(d)Except as set forth in Section 4.18(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has sent to any third party or otherwise communicated to another Person in the six (6) years preceding the date of this Agreement, any charge, complaint, Claim, demand or notice asserting that such Person has infringed, misappropriated, or acted in conflict with any of the Scheduled Company Intellectual Property or any other Intellectual Property owned by the Company or any of its Subsidiaries or that any Claim, demand, or notice asserting any such other Person has conducted any acts of unfair competition against the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, is any such infringement, misappropriation, conflict or act of unfair competition occurring or threatened.

(e)Except as set forth in Section 4.18(e) of the Company Disclosure Schedule, the Company has not received and does not have Knowledge of any allegations, assertions, or suggestions of, or facts that would support, any Claim, demand or notice that the Company or any of its Subsidiaries has infringed, misappropriated, or acted in conflict with any Intellectual Property owned by any third party, that the Company or any of its Subsidiaries has conducted any acts of unfair competition or other legal wrong against any third party or that the Scheduled Company Intellectual Property and the Material Company Trade Secrets are invalid, unenforceable, not owned by the Company or its Subsidiaries or otherwise defective, inoperable, unregisterable, or unpatentable, except for communications from patent offices received in the normal course of patent prosecution, and neither the Company nor any of its Subsidiaries has received any offer to take a license for any patents, trademarks, copyrights, or other Intellectual Property of any third party.  Without limiting the foregoing, neither the Company nor any of its Subsidiaries has received notice of any inventorship challenge, opposition, cancellation, re-examination, interference, invalidity, unenforceability or other action or proceeding (other than in the ordinary course of patent prosecution) relating to any Scheduled Company Intellectual Property.

(f)(i) Except as set forth in Section 4.18(d) of the Company Disclosure Schedule, to the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any rights of the Company or any of its Subsidiaries in the Scheduled Company Intellectual Property or any Third Party Intellectual Property licensed to the Company or any of its Subsidiaries, by any third party, including any employee or former employee of the Company, and (ii) except as set forth in Section 4.18(b)(iii) or Section 4.18(f) of the Company Disclosure Schedule, there are no royalties, fees, or other payments or compensation payable by any third party to, or to any third party by, the Company or any of its Subsidiaries by reason of the Company’s or any of its Subsidiaries’ ownership, use, sale, or disposition of Intellectual Property.

(g)Except as set forth in Section 4.18(g) of the Company Disclosure Schedule, the Company is not, none of its Subsidiaries is, nor will the Company or any of its Subsidiaries be, as a result of the execution and delivery of this Agreement, or the performance of its obligations hereunder, in breach of any license, sublicense, or Material Contract involving Intellectual Property, or in violation of any Third Party Intellectual Property thereby.

(h)The respective businesses of the Company or any of its Subsidiaries (including its Products and services) as previously and presently conducted in the United States and in any jurisdiction foreign to the United States, including Europe and Australia, have not and do not interfere with, conflict with, infringe upon, misappropriate, or otherwise violate any Intellectual Property of any third party, and no action or Claim is pending or, to the Knowledge of the Company, threatened alleging that the Products or services of the Company and its Subsidiaries or the operation of their respective businesses interfere with, conflict with, infringe upon, misappropriate, or otherwise violate the Intellectual Property rights of any third party and, to the Knowledge of the Company, there is no basis therefor.

(i)Each current and former officer, employee, and Contract Worker of the Company or any of its Subsidiaries has executed and provided to the Company or such Subsidiary a written, enforceable, and valid agreement providing that the Company or such Subsidiary is the owner (including through assignment) of any Intellectual Property such current or former officer, employee, or Contract Worker of the Company or such Subsidiary created or creates within the scope of his or her employment, or, in the case of a non-employee, from the services such non-employee of the Company or such Subsidiary performed or performs for the Company or any of its Subsidiaries.

(j)No Equityholder (or Series D Holder) or former equityholder, partner, director, manager, managing director, officer or employee of the Company or any of its Subsidiaries (or any of their respective predecessors in interest) has or will have, after giving effect to the transactions contemplated by this Agreement, any legal or equitable right, title, or interest in or to, or any right to use, directly or indirectly, in whole or in part, any Scheduled Company Intellectual Property or any other Intellectual Property of the Company or any of its Subsidiaries.

(k)The Company or its Subsidiaries have entered into written, enforceable, and valid confidentiality agreements with all employees and third parties to whom the Company or any of its Subsidiaries has disclosed material Company-owned confidential Intellectual Property, including Trade Secrets owned by the Company or any of its Subsidiaries that are used in and material to the business or Products of the Company or any of its Subsidiaries (“Material Company Trade Secrets”).

(l)The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of their Trade Secrets, including requiring their former and current officers, employees, Contract Workers, and all other Persons having access thereto to execute written, enforceable, and valid non-disclosure agreements.  No Material Company Trade Secret has been disclosed or authorized to be disclosed by the Company or any of its Subsidiaries to any third party other than pursuant to a written, enforceable, and valid non-disclosure agreement that adequately protects the Company’s and the applicable Subsidiary’s proprietary interests in and to such Trade Secret.  To the Knowledge of the Company, no party to any non-disclosure agreement with the Company or any of its Subsidiaries is in breach or default thereof or has threatened breach or default thereof.

(m)[intentionally left blank].

(n)To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has misrepresented, or failed to disclose, any facts or information in any application for any of the Company’s or any of its Subsidiaries’ patents or patent applications that would reasonably be expected to constitute fraud, misrepresentation or other inequitable conduct.

(o)Section 4.18(o) of the Company Disclosure Schedule sets forth a complete and accurate list of each item of open source, free, shared, or public library software (“Open Source Software”), in each case that is contained in or distributed with any Products of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries uses, develops or maintains, or has used, developed or maintained, any proprietary software for use in or with, or contemplated to be used in or with, its respective Products, (i) which uses any Open Source Software or is subject to any open source licensing agreement and (ii) which thereby requires the Company or any of its Subsidiaries to disclose the source code of such proprietary software.  The use of any Open Source Software in conjunction with any of the Company’s or any of its Subsidiaries’ Products does not impose (x) a requirement or condition that any such Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, (C) be licensed under the same license as third-party software, or (D) be redistributable at no charge, or (y) any other material limitation, restriction, or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any of the Company’s or any of its Subsidiaries’ Intellectual Property.

Information Technology

.

(a)The information technology and data processing systems, facilities, services, websites, and infrastructure used or currently planned to be used in the conduct of the respective businesses of the Company and its Subsidiaries and the development, manufacturing, processing, packaging, sale, and distribution of the Products, including all software, hardware, firmware, equipment, networks, interfaces, platforms, and related systems (collectively, “Systems”) are, to the Knowledge of the Company, reasonably sufficient for the needs of the respective businesses of the

Company and its Subsidiaries as intended to be operated by the Company and such Subsidiaries in the next twelve (12) months, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner.  The Systems (i) function in material accordance with all applicable documentation and specifications and are in good working condition to effectively perform all computing, information technology, and data processing operations reasonably necessary for the operation of the respective businesses of the Company and its Subsidiaries and the development, manufacturing, processing, packaging, sale, and distribution of the Products as currently conducted and (ii) are maintained and supported in accordance with customary industry practice.  Except as set forth on Section 4.19(a) of the Company Disclosure Schedule, in the twelve (12) month period prior to the date of this Agreement, there has been no failure, breakdown, or continued substandard performance of any Systems that has caused a material disruption or interruption in or to the Systems or the operation of the business of the Company or any of its Subsidiaries, including the development, manufacturing, processing, packaging, sale, and distribution of the Products.

(b)Except as set forth on Section 4.19(b) of the Company Disclosure Schedule, all Systems, other than Systems duly and validly licensed to the Company or any of its Subsidiaries or used by or provided to the Company or any of its Subsidiaries pursuant to a Contract listed in Section 4.18(b) of the Company Disclosure Schedule and other than off-the-shelf commercial or shrinkwrap software available on non-negotiated terms and for which the license fee is less than Ten Thousand Dollars ($10,000), are owned and operated by and are under the control of the Company or any of its Subsidiaries and are not wholly or partly dependent on any systems, facilities, or services which are not under the ownership, operation, and control of the Company or any of its Subsidiaries.

(c)The Company and each of its Subsidiaries has taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of the business of the Company or any of its Subsidiaries in a commercially reasonable attempt to avoid material disruption to, or material interruption in, the conduct of the business of the Company or any of its Subsidiaries and the development, manufacturing, processing, packaging, sale, and distribution of the Products.  The Company and each of its Subsidiaries has in place industry standard (and, in any event, not less than commercially reasonable) disaster recovery and business continuity plans, procedures, and facilities.

(d)To the Knowledge of the Company, all Systems are free of any material defects, bugs, and errors in accordance with generally-accepted industry standards, and the Systems do not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses, or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction.

Insurance

.

(a)Section 4.20(a) of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, rights, operations, employees, Contract Workers, officer, directors, managers or managing directors of the Company and its Subsidiaries, as well as a summary of the terms thereof and the retention amounts with respect thereto.  The Company has made available to Parent true, correct and complete copies of all such policies and bonds. As of the date of this Agreement, Section 4.20(a) of the Company Disclosure Schedule also contains a list of all claims (including any pending claims subject to a reservation of rights) made since January 1, 2017 for which coverage was denied by any insurer, and, to the Knowledge of the Company, the estimated amounts of such claims as listed in Section 4.20(a) of the Company Disclosure Schedule as have been reasonably determined.

(b)Each insurance policy listed in Section 4.20(a) of the Company Disclosure Schedule that was renewed on or after January 1, 2017 was renewed on substantially the same terms and conditions as the corresponding expiring policy.  There is no Claim by, on behalf of or against the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or which exceeds coverage limitations.  No reservation of rights or denial of coverage has been issued by the underwriters of such policies or bonds with respect to any Claim pending against the Company or any of its Subsidiaries.  All premiums payable under all such policies and bonds have been paid in full and the Company and its Subsidiaries are otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute a breach or default, or permit termination or modification, of any of such insurance policies or bonds.

(c)The Company and its Subsidiaries maintain insurance for their respective businesses and operations in amounts and on such terms as are (i) in compliance with applicable Law and any Contract(s) to which the Company or  any of its Subsidiaries is a party and (ii) reasonable and customary for businesses of the type conducted by the Company or any of its Subsidiaries and covering risks which are normally insured by companies possessing similar assets and carrying on businesses of the type conducted by the Company and its Subsidiaries.  No insurer under any such policy or bond has cancelled or generally disclaimed liability under any such policy or bond or, to the Knowledge of the Company, indicated any intent to do so or to materially increase the premiums payable under or not renew any such policy.  To the Knowledge of the Company, there is not any threatened termination of, notice of cancellation of, notice of non-renewal of or material premium increase with respect to any of such policies or bonds.  With respect to incidents Known to the Company that occurred prior to the Closing Date and which would reasonably result in a claim after the Closing Date, the Company has provided the relevant underwriters of such policies or bonds with notice of such incidents or will do so prior to the Closing Date.  The Company and its Subsidiaries have complied in all material respects with all applicable requirements (including contractual, statutory and regulatory requirements) governing the purchase of insurance (including the requirements to provide or retain evidence of such insurance).

Takeover Statutes

.

  The Board of Directors of the Company has taken all necessary actions such that the restrictions on business combinations set forth in Section 203 of the DGCL and any other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law enacted under state or federal Laws in the United States applicable to the Company (each, a “Takeover Statute”) will not be applicable to Parent, Merger Sub or any other Subsidiary of Parent in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, including the Stockholder Consents and Agreements, and no such Takeover Statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby.  The Company does not have any shareholder rights plan, “poison pill” or similar plan or arrangement in effect.

Brokers

.

  Except as set forth in Section 4.22 of the Company Disclosure Schedule, no broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.  True and complete copies of all engagement letters or other Contracts with any broker, financial advisor, finder, investment banker or other Person listed in Section 4.22 of the Company Disclosure Schedule have been made available to Parent.

Corporate Records

.

  Except as set forth in Section 4.23(a) of the Company Disclosure Schedule, (i) the minute books and other similar records of the Company contain accurate and complete records, in all material respects, of actions taken at any meeting of the Board of Directors of the Company or any committee thereof and of written consents executed in lieu of the holding of any such meeting and (ii) the minute books and other similar records of the Company’s Subsidiaries contain accurate and complete records, in all material respects, of actions taken at any meeting of the Board of Directors (or equivalent body) of such Subsidiary or any committee thereof and of written consents executed in lieu of the holding of any such meeting.  Section 4.23(b) of the Company Disclosure Schedule contains a true and complete list of all bank accounts and safe deposit boxes of the Company and its Subsidiaries and the names of Persons having signature authority with respect thereto or access thereto.  The books and records of the Company and its Subsidiaries are true and complete and have been maintained in accordance with sound business practices, and reflect, in reasonable detail, all material transactions involving the Company and its Subsidiaries and their respective businesses.

Interested Party Transactions

.

  Except as set forth in Section 4.24 of the Company Disclosure Schedule, there are no existing, and since December 31, 2016 there have been no, Contracts, transactions, Indebtedness or other arrangements, or any related series thereof, between the Company or any of its Subsidiaries, on the one hand, and any of the directors, managers, managing directors, officers, Equityholders, Series D Holders or other Affiliates of the Company or any of its Subsidiaries, or any of their respective Affiliates or family members, on the other hand (except for (i) indemnification agreements on the standard form made available to the Parent that were entered into with the officers or directors of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, (ii) at-will employment and invention assignment agreements on the standard forms made available to Parent that were entered into with employees of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, (iii) amounts due as salaries and bonuses to employees of the Company or its Subsidiaries in the ordinary course of business consistent with past practice for services rendered to the Company or its Subsidiaries, (iv) amounts paid to employees of the Company pursuant to, and in accordance with the terms of, Employee Plans listed in Section 4.13(a) of the Company Disclosure Schedule in the ordinary course of business consistent with past practice or (v) reimbursements of ordinary expenses in the ordinary course of business consistent with past practice).  There is no Indebtedness owed to the Company or any of its Subsidiaries by any employee, Contract Worker, officer, director, manager, managing director, Equityholder, Series D Holder, sales representative, distributor or agent of the Company or any of its Subsidiaries, other than salary advances or travel expenses in the ordinary course of business consistent with past practice.  To the Knowledge of the Company, no officer, director, manager or managing director of the Company or any of its Subsidiaries (or any member of the immediate family of any such officer, director, manager or managing director) has any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries has a business relationship, or any firm or corporation that competes with the Company or any of its Subsidiaries, except that officers, directors, managers or managing directors of the Company or any of its Subsidiaries (and members of their immediate families) may own a de minimis portion of the publicly-traded stock of (but not exceeding two percent (2%) of the outstanding capital stock of) companies that may compete with the Company or any of its

Subsidiaries.  No member of the immediate family of any officer, director, manager or managing director of the Company or any of its Subsidiaries is directly or indirectly interested in any Material Contract.

Accounts Receivable and Accounts Payable

.

(a)Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent bona fide claims against debtors for sales and other charges from arm’s-length transactions between unrelated parties in the ordinary course of business, consistent with GAAP and the Company’s past practices, requiring no further act (other than preparing and mailing bills to customers with respect to unbilled accounts receivable) under any circumstances on the part of the Company or any of its Subsidiaries to cause such accounts receivable to be due and payable by the account debtor with respect thereto.  The amount carried for doubtful accounts and allowances disclosed in the Financial Statements was calculated in accordance with GAAP and in a manner consistent with prior periods.

(b)Except as set forth in Section 4.25(b) of the Company Disclosure Schedule, all accounts payable of the Company and its Subsidiaries reflected in the Financial Statements or arising thereafter are the result of bona fide transactions in the ordinary course of business, consistent with past practice, and have been paid or are not yet due or payable.

Existing Indebtedness.

  Section 4.26 of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all Indebtedness of the Company and its Subsidiaries (collectively, the “Existing Indebtedness”), and provides (a) the names of the original lender and current holder (to the extent that the Company or any of its Subsidiaries has received a written notice of the assignment thereof); (b) outstanding principal balances and all accrued and unpaid interest as of March 15, 2018; and (c) a list of all Liens (if any) that secure such Existing Indebtedness.  The information contained in Section 4.26 of the Company Disclosure Schedule is complete and accurate in all respects.  True, correct and complete copies of all instruments (including all amendments, supplements, waivers and consents) evidencing, providing security for and relating to the Existing Indebtedness have been made available to Parent.  As of the Closing, assuming that Parent complies with its obligations under Section 3.11(a), neither the Company nor any of its Subsidiaries will have any outstanding Indebtedness.

Section 4.27Compliance with Privacy Laws.

(a)The Company, each of its Subsidiaries or any of the Employee Plans that meet the definition of a “group health plan” under HIPAA (each, a “Group Health Plan”) are, and have been at all times, in compliance in all material respects with all Laws governing the collection, maintenance, use, processing, disclosure, privacy, protection or security of, and standard transactions related to, Personal Data and the protection of consumers, including the Gramm-Leach-Bliley Act and its implementing regulations (“GLBA”), HIPAA, the Federal Trade Commission Act, the Genetic Information Nondiscrimination Act of 2008 (GINA) and its implementing Regulations (29 C.F.R. § 1635), state health information privacy laws, state data breach notification laws and all applicable international privacy and data security laws, each as amended from time to time, and any Regulations implemented pursuant to any of the foregoing (collectively, “Applicable Privacy Laws”).  Neither the Company nor any of its Subsidiaries or Group Health Plans has received any written or other notice of, or been charged with, the violation of any Applicable Privacy Laws, and there are no pending investigations of the Company or any of its Subsidiaries by any Governmental

Authority relating to Applicable Privacy Laws, or civil actions against the Company or any of its Subsidiaries alleging any violation of Applicable Privacy Laws.

(b)To the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Claim against or affecting the Company or any of its Subsidiaries relating to or arising under Applicable Privacy Laws. All Personal Data that the Company or any of its Subsidiaries has shared, or will share, with Parent or its any of its Affiliates, or that will be transferred to Parent or any of its Affiliates pursuant to the terms of this Agreement (including indirectly by virtue of the Merger), has been collected, maintained and used at all times in compliance in all material respects with (i) the requirements of the Applicable Privacy Laws, (ii) the requirements of Contracts to which the Company or any of its Subsidiaries is a party, and (iii) any consents or authorizations received from Persons about whom the Personal Data relates (“Data Subject Consents”).  Without limitation to the foregoing, the Company and each of its Subsidiaries has received and maintained all Data Subject Consents that are necessary in order for the Company and each of its Subsidiaries to use and disclose Personal Data in the manner in which it has used and disclosed that Personal Data.    None of (A) the Company’s or its Subsidiaries’ sharing of Personal Data with Parent or any of its Affiliates, (B) the Company’s or its Subsidiaries’ transfer of Personal Data to Parent or any its Affiliates pursuant to the terms of this Agreement (including indirectly by virtue of the Merger) or (C) use of that Personal Data in a manner consistent with the manner in which the Company and its Subsidiaries have used that Personal Data, will breach any of the Company’s or its Subsidiaries’ obligations under Applicable Privacy Laws, Contracts to which the Company or such Subsidiary is a party, or Data Subject Consents.

(c)When required by Applicable Privacy Laws, the Company, each of its Subsidiaries and each Group Health Plan has entered into a Contract that addresses the provisions for “business associate contracts” required by 45 C.F.R. § 164.504(e) or § 164.314(a), as amended, with the applicable third party in each instance where (i) the Company, its Subsidiary or a Group Health Plan acts as a business associate (as defined in 45 C.F.R. § 160.103) to that third party, (ii) the Company, its Subsidiary or a Group Health Plan provides protected health information (as defined in 45 C.F.R. § 160.103) to that third party, or (iii) that third party otherwise acts as a business associate to the Company, its Subsidiary or a Group Health Plan, in each case as required by, and in conformity with, Applicable Privacy Laws and the applicable Contracts to which the Company, its Subsidiary or any Group Health Plan is a party.

(d)The Company and each of its Subsidiaries have implemented reasonable administrative, physical, and technical safeguards to protect the confidentiality, integrity and security of all Personal Data and all computer systems, including software, hardware, databases, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, facilities, websites, infrastructure, workstations, switches, data communications lines and associated documentation used or held for use by or on behalf of the Company or any of its Subsidiaries in connection with the conduct of their businesses (“IT Assets”) against any unauthorized control, use, access, interruption, modification or corruption in material conformance with all Applicable Privacy Laws.

(e)To the Knowledge of the Company, there has been no data security breach or unauthorized access, control, use, modification or destruction of any IT Asset, or unauthorized access, use, acquisition or disclosure of any Personal Data owned, used, stored, received, or controlled by or on behalf of the Company, including any unauthorized access, use or disclosure of Personal Data that would constitute a breach for which notification to individuals or governmental authorities is required under any Applicable Privacy Laws or Contracts to which the Company, any of its Subsidiaries or any Group Health Plan is a party.

(f)The Company and each of its Subsidiaries transfer personal data from countries in the European Economic Area to recipients in third countries that do not provide an equivalent level of data protection only on the basis of and in compliance with the Applicable Privacy Laws.

Section 4.28Medical Device Regulatory and Related Matters.

(a)The Company and its Subsidiaries are, and have been within the last 5 years, in material compliance with (i) the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”), 21 U.S.C. § 301 et. seq., (ii) applicable EU Medical Device Directives and any related national legislation of individual EU Member States implementing the provisions of the EU Medical Device Directives into their national laws and (iii) applicable equivalent Laws, including those relating to investigational devices, clinical studies, premarket clearance or approval, medical device registration and listing, facility registration, good manufacturing practices, informed consent, good clinical practices, good laboratory practices, labeling, promotion, export, recalls, record keeping and filing of reports (the legislation, directives, regulations and other Laws described in the foregoing clauses (i), (ii) and (iii), collectively, “FDA Law and Regulation”).

(b)Except as set forth in Section 4.28(b) of the Company Disclosure Schedule, none of the Company’s facilities have been inspected by the FDA or a comparable foreign Governmental Authority within the past five (5) years.

(c)Except as set forth in Section 4.28(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice or written communication from the FDA or comparable foreign Governmental Authority alleging noncompliance with any applicable FDA Law and Regulation. Neither the Company nor any of its Subsidiaries is subject to any enforcement proceedings by the FDA or comparable foreign Governmental Authority and, to the Knowledge of the Company, no such proceedings have been threatened.  There is no Claim, warning letter, untitled letter, Governmental Investigation or enforcement action pending against the Company or any of its Subsidiaries.  To the Knowledge of the Company, there is no act, omission, event, or circumstance that could reasonably give rise to or lead to, any such Claim, warning letter or untitled letter or any similar Liability.  To the Knowledge of the Company, no director, manager, managing director, officer, employee, Contract Worker or agent of the Company or any of its Subsidiaries:  (i) has made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority; (ii) has failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; (iii) has committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed.Reg. 46191 (September 10, 1991); (iv) has been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a; or (v) has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act, as amended, or any similar law or regulation.  The Company and its Subsidiaries have never been and are not now subject to FDA’s Application Integrity Policy or comparable Law enacted by a comparable foreign Governmental Authority.  No current director, manager, managing director, officer, employee, Contract Worker or agent of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no former director, manager, managing director or officer of the Company or any of its Subsidiaries, is listed on an “Exclusion List,” meaning the current (A) HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://www.oig.hhs.gov), (B) General Services Administration’s System for Award Management (available through the Internet at http://www.sam.gov) and (C) FDA Debarment List (available through the Internet at http://www.fda.gov/ora/compliance_ref/debar/).

(d)Neither the Company nor any of its Subsidiaries has introduced in commercial distribution or exported outside the U.S. within the past five (5) years any Products that were upon their shipment by the Company or any of its Subsidiaries adulterated or misbranded in violation of 21 U.S.C. § 331 or comparable foreign Law.

(e)Premarket Approval Application, P170036, for the M6-C Disc was submitted to FDA on or about October 31, 2017 and has since been accepted for filing, and is currently under review by FDA.  The submitted indicated use in P170036 is “for replacement of the disc following single level discectomy in skeletally mature patients with intractable degenerative cervical radiculopathy with or without spinal cord compression (Nurick’s Classification ≤ 2) at one level from C3 – C7. The disease state is defined as discogenic neck and/or arm pain and is demonstrated by signs and/or symptoms (e.g., numbness, weakness, pathologic reflexes, mild gait disturbances, etc.) of disc herniation and/or osteophyte formation and is confirmed by patient history and radiographic studies. Surgery is recommended when all of the following are present: cervical root compression visualized on MRI, concordant symptoms and signs of cervical root-related dysfunction, pain or both; and persistence of pain despite conservative management for at least 6 weeks. The M6-C is implanted via an open anterior approach.”

(f)All pre-clinical testing and clinical trials funded or conducted by, or on behalf of, the Company or its Subsidiaries were conducted in material compliance with experimental protocols, procedures and controls, accepted professional scientific standards and applicable Laws.    Neither the Company nor any of its Subsidiaries has received any notices, correspondence or other communication from the FDA, the FDA’s Center for Devices and Radiological Health, or any other Governmental Authority requiring the termination or suspension of any clinical trials conducted by, or on behalf of, the Company or any of its Subsidiaries.

(g)Except as set forth on Schedule 4.28(g) of the Company Disclosure Schedule, the Company and the Company’s Subsidiaries and, to the Company’s Knowledge, their respective suppliers are, and have been for the past five (5) calendar years, in compliance with, and each Product regulated as a medical device in current commercial distribution is, to the extent applicable, designed, manufactured, prepared, assembled, packaged, labeled, stored, installed, serviced, exported, distributed, and processed in compliance with, the Quality System Regulation set forth in 21 C.F.R. Part 820 (as may be amended from time to time), or, as applicable, a quality management system that is accepted by a comparable foreign Governmental Authority, including ISO 13485 and ISO 9000 series.

(h)Section 4.28(h) of the Company Disclosure Schedule sets forth a true and complete list of all permits, licenses, registrations, certificates, orders, clearances or other Approvals issued under the FD&C Act or foreign equivalent Law (collectively, the “Regulatory Permits”) and held exclusively by the Company or any of its Subsidiaries.  Such listed Regulatory Permits are the only permits (including licenses, registrations, certificates, orders, clearances or approvals) issued under the FD&C Act and foreign equivalent Law that are required for the Company and its Subsidiaries to conduct their respective businesses as currently conducted.  The Company and its Subsidiaries have been and are in material compliance with the terms of each such Regulatory Permit.  To the Knowledge of the Company, no revocation, suspension, cancellation or material adverse modification of any such Regulatory Permit is threatened and there is no basis for believing that such Regulatory Permit will not be renewable upon expiration.  To the Knowledge of the Company, all material applications required to have been filed for the renewal of the Regulatory Permits have been duly filed with the appropriate Governmental Authority, and all other material filings required to have been made with respect to the Regulatory Permits and applicable Laws have been duly made on a timely basis with the appropriate Governmental Authority. Each such Regulatory Permit is currently in full force and effect and will continue in full force and effect immediately following the Effective Time.

(i)Each of the Company’s and the Company’s Subsidiaries’ facilities are registered with the FDA and each Product is listed with the FDA under the applicable FDA registration and listing regulations for medical devices.

(j)Neither the Company nor any of its Subsidiaries has initiated, participated in or experienced, either voluntarily or at the request of any Governmental Authority, any withdrawal, removal, recall, field safety corrective action, suspension of a clinical trial or clinical hold as a result of the design, manufacture, ownership, possession, clinical development, clinical investigation, clinical evaluation, distribution, marketing promotion, sale, provision, implanting or other use of any Products or any services performed, nor are there any pending or, to the Knowledge of the Company, threatened withdrawals, removals, recalls, field safety corrective actions, suspensions of clinical trials, clinical holds or claims with respect to any Products or any services performed for which the Company or any its Subsidiaries has or may have a continuing Liability.  No seizures have been made and no adverse regulatory actions have been taken, and there are no pending or, to the Knowledge of the Company, threatened seizures or regulatory actions, by the FDA or any other Governmental Authority with respect to any of the Products, including with respect to any facilities where any of the Products are manufactured, processed, packaged or stored.  Except as set forth in Section 4.28(j) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no facts that would reasonably be expected to cause the Company or any of its Subsidiaries to withdraw, remove, recall, correct or suspend any Products from the market, to issue a field safety notice, to suspend any clinical trial or to change the marketing classification of any Products.

Section 4.29Health Care Regulatory and Related Matters.

(a)The Company and its Subsidiaries are currently and, for the five (5) year period prior to the date of this Agreement have been, operating in compliance with all applicable Health Care Laws (except for such non-compliance as would not, individually or in the aggregate, impair or result in the impairment of the business or operations of, or otherwise give rise to a material Liability of, the Company or any of its Subsidiaries) and no officer, director, manager or managing director of the Company or any Subsidiary of the Company, or, to the Knowledge of the Company, any other Person, has engaged in any act on behalf of the Company or any of its Subsidiaries that violates any Health Care Law.  “Health Care Laws” shall mean all Laws relating to the production, preparation, propagation, pricing, marketing, promotion, sale, distribution, coverage or reimbursement of a drug, device, biological or other medical item, supply or service, including (i) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the Federal civil False Claims Act, 31 U.S.C. §§ 3729-3733; the criminal provisions under HIPAA; the Program

Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the criminal False Claims Law, 42 U.S.C. §§ 1320a-7b(a), the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the exclusion authorities, 42 U.S.C. § 1320a-7; the Physician Payment Sunshine Act, 42 U.S.C. § 1320a-7h; Medicare and Medicaid coverage and reimbursement provisions (Titles XVIII and XIX of the Social Security Act); and the applicable requirements of Medicare, Medicaid and other health care programs of other Governmental Authorities, including the Veterans Health Administration and U.S. Department of Defense health care and contracting programs, each as amended, and any regulations promulgated thereunder; and (ii) any comparable foreign, local, state or federal health care Laws, including §§ 299, 299a/b and 331 et seq. of the German Criminal Code (Strafgesetzbuch), the German Act on Advertising in the Health Care Sector (Heilmittelwerbegesetz), the German Act against Unfair Competition (Gesetz gegen den unlauteren Wettbewerb), and § 128 of the German Social Code V (Sozialgesetzbuch V), each as amended, and the applicable regulations promulgated thereunder.

(b)All Contracts, participations in the Company or its Subsidiaries and joint ventures and other business relationships with potential customers, prescribers or other sources of orders or referrals, including consulting, speaker, development, sponsorship, grant and royalty agreements with, and training events for, physicians, other health care professionals or providers, governmental representatives or health care organizations, comply in all material respects with all Health Care Laws.

(c)Except as set forth in Section 4.29(c) of the Company Disclosure Schedule, currently and for the five (5) year period prior to the date of this Agreement, none of the Company, any Subsidiary of the Company, or any of their respective employees, officers, directors, managers or managing directors has received any notice or other communication from a Governmental Authority, vendee or other Person that alleges that the Company or any of its Subsidiaries (or such employee, officer, director, manager or managing director) is in violation of, or is otherwise not in compliance with, any Health Care Law, and, to the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to give rise to such an allegation.

(d)Except as set forth in Section 4.29(d) of the Company Disclosure Schedule, currently and for the five (5) year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any subpoena, civil investigative demand or formal or informal request for information or documents, or, to the Knowledge of the Company, been the subject of a Governmental Investigation, in connection with any violation of, or any suspected or alleged violation of, any Health Care Law.  To the knowledge of the Company, no Governmental Investigation with respect to the Company or any Subsidiary is pending or threatened.

(e)None of the Company, any Subsidiary of the Company or any of their respective officers, directors, managers, managing directors or employees is excluded from any federal health care program as that term is defined by 42 U.S.C. § 1320a-7b(f) or is debarred, restricted or prohibited from participation in any health care, procurement or nonprocurement program or reimbursement system authorized, funded, administered or sponsored by any Governmental Authority.  None of the Company, any Subsidiary of the Company, or any of their respective officers, directors, managers, managing directors or employees (i) has engaged in, been charged with or been investigated for any conduct that would reasonably be expected to result in exclusion from any federal health care program or debarment or any other sanction under similar foreign, state, or local applicable Law, or (ii) has otherwise engaged in any activities that would reasonably be expected to provide cause for civil, criminal or administrative penalties or sanctions or mandatory or permissive exclusion under any Health Care Laws.

(f)There have not been and currently are no actions (including enforcement, criminal, regulatory or administrative proceedings), audits or recoupment by or before any Governmental Authority alleging a violation of Health Care Laws by the Company, any of its Subsidiaries, or any of their respective employees, officers, directors, managers or managing directors.  Neither Company nor any Subsidiary of the Company is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, deferred prosecution agreement, non-prosecution agreement or similar agreement with or imposed by any Governmental Authority.

(g)All material documents, reports and notices required to be maintained or filed with any Governmental Authority by the Company or any of its Subsidiaries with respect Health Care Laws have been so maintained or filed on a timely basis, and were complete and accurate in all material respects as of the date of filing. No such filing with any Governmental Authority contains any statement or information that, as of the date such filing was made, was (expressly or due to omission of material information) materially false or misleading.

Section 4.30Trade Compliance Matters.

(a)At all times during the past five (5) years, the Company and each of its Subsidiaries have been in compliance with all applicable export control and economic sanctions laws and regulations of the United States and other countries (collectively, the “Trade Control Laws”), including the U.S. Export Administration Regulations (“EAR”) (15 C.F.R. Part 730 et seq.), the EAR’s rules on Restrictive Trade Practices or Boycotts (15 C.F.R. Part 760, the so-called “Anti-Boycott Regulations”), the Arms Export Control Act and the International Traffic in Arms Regulations (22 C.F.R. Part 120 et seq.), all laws and regulations related to import and customs requirements, and the economic sanctions laws and regulations implemented under statutory authority or Presidential Executive Orders and administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.; collectively, the “OFAC Regulations”) or implemented by the European Union, EU member states, and other relevant governmental authorities.

(b)At all times during the past five (5) years, the Company and each of its Subsidiaries have obtained from the relevant government agencies all required licenses, license exceptions, and other material consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications, and filings required for the sale, supply, export, transfer and import of hardware, software, technology and services in accordance with applicable Trade Control Laws.

(c)Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers, directors, managers, managing directors, employees or agents, appear on, or is owned or controlled by any Person that appears on, restricted party lists maintained by any relevant government authority, including the Specially Designated Nationals and Blocked Persons List, Denied Persons List, Unverified List, Entity List and Debarred Parties List maintained by the Bureau of Industry and Security of the U.S. Department of Commerce or the Debarred Parties List maintained by the Directorate of Defense Trade Controls of the U.S. Department of State (collectively, “Restricted Parties”).

(d)Neither the Company nor any of its Subsidiaries (i) have, or in the past five (5) years have had, any transactions with, accounts receivable from or accounts payable to, (ii) are, or in the past five (5) years have been, a party to or a beneficiary under any Contract with, or (iii) are, or in the past five (5) year have, engaged in any other activities directly or indirectly with or involving, in each case of the foregoing clauses (i), (ii) and (iii), Cuba, Iran, North Korea, Sudan, Syria, Crimea, or any Restricted Party.

(e)At no time during the past five (5) years has the Company or any its Subsidiaries (i) been cited or fined for failure to comply with Trade Control Laws, and no charge, proceeding or, to the Knowledge of the Company, investigation, complaint, or inquiry by any Governmental Authority with respect to any alleged non-compliance with Trade Control Laws by the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, has been asserted or threatened with respect to the Company or any of its Subsidiaries; or (ii) made any disclosures (voluntary or otherwise) to any relevant governmental agency with respect to any potential violation or liability of the Company or any of its Subsidiaries arising under or relating to any Trade Control Laws.

(f)The Company and each of its Subsidiaries are in compliance in all material respects with all applicable U.S. and non-U.S. customs Laws and Regulations, including any export or import declaration filing, payment of customs duties, compliance with import quotas, import registration or any other similar requirements related to the exportation or importation of goods or services by the Company or any of its Subsidiaries.  As of the date of this Agreement, Section 4.30(f) of the Company Disclosure Schedule lists each special import or export program in which the Company participates, including any temporary importation, bonded warehouse, expedited customs clearance or processing, drawback or similar program entitling the Company or any of its Subsidiaries to customs or Tax benefits related to the importation or exportation of its goods or services.  The Company and its Subsidiaries are in compliance in all material respects with all requirements imposed under any such programs.  There is no charge, proceeding or, to the Knowledge of the Company, investigation by any Governmental Authority with respect to a material violation of any applicable U.S. or non-U.S. customs Laws or Regulations that is now pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries.

Anti-Money Laundering.

  The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all material respects with all anti-money laundering Laws and all applicable financial record keeping and reporting requirements, rules, regulations applicable to the Company and its Subsidiaries (collectively, “Money Laundering Laws”) and no Claim by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to Money Laundering Laws is pending and, to the Knowledge of the Company, no such Claims are threatened or contemplated.

Ethical Practices.

(a)Neither the Company nor any Subsidiary of the Company, nor any of their respective directors, managers, managing directors, officers, employees, agents, Contract Workers or representatives, nor any other Person acting for or on behalf of (or, to the Knowledge of the Company, purporting to act for or on behalf of) the Company or any Subsidiary of the Company, directly or indirectly, has:

(i)violated or is in violation of any provision of any Improper Payment Law;

(ii)(A) made, given, undertaken, caused to be made or given, offered to make or give, promised to make or give, or authorized, ratified or facilitated the making or giving of any bribe, rebate, payoff, influence payment, facilitation payment, kickback or other payment or gift of money or any other thing of value to any Person, or (B) given, caused to be given, offered to give, promised to give, or authorized, ratified or facilitated the giving of any political contribution or charitable contribution, or any advantage, to any Person, in each case of the foregoing clauses (A) and (B), (x) in violation of, or that is prohibited under, any Improper Payment Law, or (y) otherwise for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage, inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality or to secure any improper advantage, or inducing such payee to enter into a commercial arrangement in violation of applicable Law;

(iii)requested or received any payment, gift, political contribution, charitable contribution or other thing of value or advantage in violation of, or that is prohibited under, any Improper Payment Law;

(iv)(A) been subject to, or received notice with respect to, any actual, pending or, to the Knowledge of the Company, threatened or reasonably anticipated civil, criminal or administrative Claim with respect to any matter or conduct of the type described in the foregoing clause (i), (ii) or (iii); (B) been subject to, or received notice of, any allegation of (x) any violation of, or conduct violative of, any Improper Payment Law or (y) any matter or conduct of the type described in the foregoing clause (i), (ii) or (iii); or (C) made any voluntary disclosure to any Governmental Authority with respect to any matter or conduct of the type described in the foregoing clause (i), (ii) or (iii); or

(v)established or maintained a secret or unrecorded fund (or made any promise or undertaking in such regard).

(b)There have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to (i) any secret or unrecorded fund or (ii) any unlawful payment, gift, political contribution, charitable contribution or other thing of value or advantage (including any payment, gift, political contribution, charitable contribution or other thing of value or advantage of the type described in Section 4.32(a)(ii) or Section 4.32(a)(iii))

(c)For the avoidance of doubt, any reference to “other thing of value” in this Section 4.32 includes meals, entertainment, travel and lodging, and any reference to “representatives” of the Company or any of its Subsidiaries in this Section 4.32 includes distributors, sales agents, third-party representatives, commercial intermediaries, partners and joint venturers.

Inventory.

  All items included in the inventories of the Company and its Subsidiaries consist of items of a quality usable or saleable in the ordinary course of business consistent with past practice (except for an immaterial number of obsolete or damaged items that have been written off or for which adequate reserves have been established in the Financial Statements) and are in quantities sufficient for the normal operation of the business in accordance with past practice.  The inventories of the Company and its Subsidiaries set forth on the Financial Statements were properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP.  Inventories now on hand that were purchased after December 31, 2016 were purchased in the ordinary course of business at a cost not exceeding market prices prevailing at the time of purchase.  All of the inventories are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than Permitted Liens).

Customers, Suppliers and Distributors.

  Section 4.34 of the Company Disclosure Schedule lists (a) the names of the twenty (20) most significant customers of the Company and its Subsidiaries (measured by dollar volume of sales by the Company or any Subsidiary of the Company to such customers) for the period from January 1, 2017 through December 31, 2017 (“Significant Customers”); (b) the ten (10) most significant suppliers from which the Company or any Subsidiary of the Company purchased materials, supplies, services or other goods (measured by dollar volume of purchases by the Company or any Subsidiary of the Company from such suppliers) for the period from January 1, 2017 through December 31, 2017; (c) each sole source supplier of the Company or any Subsidiary of the Company (such suppliers in clauses (b) and (c) are collectively referred to as “Significant Suppliers”), and the amount for which each such Significant Supplier invoiced the Company or any Subsidiary of the Company during such period; and (d) lists the names of all distributors (including distributors, sales agents, manufacturer’s representatives, commission agents, third party sales organizations, lead finders or any Person who acts or acted on behalf of the Company or any of its Subsidiaries or represents or represented the Company or any of its Subsidiaries in dealing with the customers of the Company or its Subsidiaries) of the Company or any of its Subsidiaries for the period from January 1, 2017 through the date of this Agreement (“Company Distributors”).  Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice that (i) any Significant Customer has ceased or will cease to purchase or use the Products, equipment, goods or services of the Company or any of its Subsidiaries or has substantially reduced or will substantially reduce the purchase or use of such Products, equipment, goods or services, (ii) that any Significant Supplier has ceased or will cease to supply materials, supplies, services or other goods to the Company or any of its Subsidiaries after the date hereof on terms and conditions similar in all material respects to those imposed on current sales to the Company and its Subsidiaries, or (iii) that any Company Distributor has ceased or will cease to purchase, sell or use the Products, equipment, goods or services of the Company or any of its Subsidiaries or has substantially reduced or will substantially reduce the purchase, sale or use of such Products, equipment, goods or services.

Product Liability; Product Warranty.

  Section 4.35 of the Company Disclosure Schedule sets forth a description of the standard warranties still in effect or currently offered by the Company or any of its Subsidiaries.  Except as set forth in Section 4.35 of the Company Disclosure Schedule, all Products and services sold, provided or delivered within the last five years by the Company or any of its Subsidiaries were designed, manufactured, prepared, assembled, packaged, labeled, sterilized, stored, serviced and processed in compliance, in all material respects, with applicable Law, applicable contractual commitments, express and implied warranties, Product and service specifications and quality standards, and, to the Knowledge of the Company, other than as reserved for in the ordinary course of business, neither the Company nor any of its Subsidiaries has any Liability for replacement or repair thereof or other damages in connection therewith.  Except as set forth in Section 4.35 of the Company Disclosure Schedule, no Product or service sold, provided or delivered by the Company or any of its Subsidiaries to customers on or prior to the Closing is subject to any guaranty, warranty (other than warranties imposed by law) or other indemnity beyond the applicable standard terms and conditions of sale.  Except as set forth in Section 4.35 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liability arising out of any injury to a Person or property as a result of the ownership, design, manufacture, possession, provision, clinical development, distribution, marketing, promotion, sale, implanting, or other use of any equipment, Product or service sold, provided or delivered by the Company or any of its Subsidiaries on or prior to the Closing.  All Claims (including those relating to clinical trials) against or involving or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that are pending or were asserted within the last five years and that relate in any way to one or more Products, whether covered by insurance or not and whether litigation has resulted or not, are listed and summarized in Section 4.35 of the Company Disclosure Schedule.  Except as set forth in Section 4.35 of the Company Disclosure Schedule, within the last five years, no allegation has been asserted that any of the Products contains a design defect or a manufacturing defect.

Article 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

Organization and Qualification.

  Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Massachusetts.  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Merger Sub is a newly formed entity that has been formed solely for the purposes of the Merger and does not carry on any business or engage in any activities other than those reasonably related to the Merger and the other transactions contemplated by this Agreement.

Authority; Enforceability.

  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, in the case of Parent, the Escrow Agreement, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including, in the case of Merger Sub, the Merger).  The execution and delivery by each of Parent and Merger Sub of this Agreement and by Parent of the Escrow Agreement, the performance of their respective obligations hereunder and thereunder, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby (including, in the case of Merger Sub, the Merger) have been duly and validly authorized by the Board of Directors of Parent and Merger Sub and (in the case of this Agreement and the transactions contemplated thereby, including the Merger) by Parent as the sole stockholder of Merger Sub.  No further corporate action is required on the part of Parent or Merger Sub to authorize (a) this Agreement or the Escrow Agreement or (b) the Merger or the other transactions contemplated hereby (other than, in the case of the consummation of the Merger, the filing and recordation of appropriate merger documents as required by the DGCL).  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub, and assuming the due authorization, execution and delivery hereof by the Company and the Equityholders’ Representative, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).  The Escrow Agreement will have been duly and validly executed and delivered by Parent as of the Closing, and, when so executed and delivered (assuming the due authorization, execution and delivery thereof by the other parties thereto), will constitute a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

Section 5.3No Conflict; Required Filings and Consents.

(a)None of (x) the execution or delivery by Parent and Merger Sub of this Agreement or by Parent of the Escrow Agreement, (y) the performance by Parent and Merger Sub of this Agreement or by Parent of the Escrow Agreement, or (z) the consummation of the Merger or any other transactions contemplated by this Agreement or the Escrow Agreement, in each case of the foregoing clauses (x), (y) and (z), (i) conflict with or violate any certificate of incorporation or bylaws of Parent or Merger Sub, or (ii) subject to the filings and other matters referred to in Section 5.3(b), conflict with or violate in any material respect any Law or Order in each case applicable to Parent or Merger Sub, or by which they or any of their respective properties, rights or assets are bound or affected.

(b)The execution and delivery by Parent and Merger Sub of this Agreement and by Parent of the Escrow Agreement do not, and the performance by Parent and Merger Sub of this Agreement and by Parent of the Escrow Agreement shall not, require Parent or Merger Sub to obtain any Approval of any Person or observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, except for (i) compliance with any applicable requirements of the pre-merger notification requirements of the HSR Act and applicable Foreign Competition Laws, (ii) the filing and effectiveness of the Certificate of Merger in accordance with the DGCL, and (iii) Approvals, waiting periods, filings or notifications that would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations hereunder, including the consummation of the Merger.

Available Funds.

  Parent has as of the date of this Agreement, and will have on the Closing Date, a sufficient amount of cash or borrowing capacity under existing committed credit facilities or loan agreements to satisfy Parent’s payment obligations pursuant to Sections 3.4, 3.9 and 9.4(a).

Article 6
COVENANTS

Conduct of Business by the Company Pending the Merger

.  The Company covenants and agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the termination of this Agreement pursuant to its terms, unless Parent shall otherwise specifically consent in writing in advance (provided that such consent shall only be requested and provided if consistent with applicable Law, and such consent shall not be unreasonably withheld, conditioned or delayed), or unless otherwise expressly required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, conduct its business (i) in the ordinary course of business and in a manner consistent with past practice and (ii) in compliance with all applicable Laws and Orders.  Without limiting the generality of the foregoing, the Company shall use its commercially reasonable efforts to, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to, (A) preserve intact its business organization and its rights, assets and properties, including Intellectual Property, (B) keep available the services of its officers, employees, Contract Workers, sales representatives, distributors and sales agents (other than terminations for cause in the ordinary course of business consistent with past practice), (C) maintain in effect Material Contracts (other than those Material Contracts that expire in accordance with their terms or terminations expressly provided for by this Agreement), (D) pay Indebtedness for borrowed money and Taxes of the Company or any of its Subsidiaries when due (subject to the right of Parent to review and comment on any Tax Returns filed on or prior to the Closing Date) and (E) preserve its relationships with customers, licensees, suppliers and other Persons with which the Company or any of its Subsidiaries has business relationships.  In addition to and not in limitation of the foregoing, the Company shall not, and shall cause its Subsidiaries not to, between the date of this Agreement and the earlier to occur of the Effective Time and the termination of this Agreement pursuant to its terms, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent (provided that such consent shall only be requested and provided if consistent with applicable Law), unless otherwise expressly permitted by this Agreement, required by applicable Law or otherwise expressly set forth in Section 6.1 of the Company Disclosure Schedule:

(a)amend, propose to amend or otherwise change the Charter, the Bylaws or any organizational documents of the Company’s Subsidiaries, alter (through merger, liquidation, reorganization, reclassification, recapitalization, restructuring or in any other fashion) the corporate or capital structure or ownership of the Company or any of its Subsidiaries, or commence any voluntary liquidation, dissolution or winding up of the Company or any of its Subsidiaries, in each case, except otherwise expressly provided in Section 6.19;

(b)issue, grant, sell, transfer, deliver, pledge, promise, dispose of or encumber, or authorize the issuance, grant, sale, transfer, deliverance, pledge, promise, disposition or encumbrance of, or alter, amend or modify the terms of or rights or obligations under, (i) any shares of capital stock of any class or series of the Company or any of its Subsidiaries, (ii) any other ownership interests or Stock-Based Rights of the Company or any of its Subsidiaries, (iii) any (A) securities or other instruments (including notes or other evidences of Indebtedness or Stock-Based Rights) convertible into or exchangeable for, (B) subscription rights, options or warrants to acquire, or (C) other agreements or commitments of any character obligating it to issue, in each case of the foregoing clauses (A), (B), and (C), any such shares, interests or Stock-Based Rights (or any convertible or exchangeable instruments or securities) or (iv) any other securities (including convertible or exchangeable securities) or convertible or exchangeable instruments of the Company or any of its Subsidiaries; provided, however, the Company may issue shares of Common Stock or Series C Preferred Stock upon (x) the valid exercise of Stock Options or Warrants outstanding as of the date of this Agreement (excluding any early exercise of Stock Options), (y) the valid conversion of Convertible Notes, Series C Preferred Stock or Series C-1 Preferred Stock outstanding as of the date of this Agreement or issued pursuant to the foregoing clauses (x);

(c)establish, amend or accelerate the vesting or rights under any stock option plan, stock appreciation rights plan, stock purchase plan, phantom stock plan or other equity incentive plan;

(d)adopt, ratify or effectuate a stockholders’ rights plan or agreement or similar plan or Contract;

(e)(i) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (except that (A) a wholly owned Subsidiary of the Company may declare and pay a dividend to its parent and (B) to the extent dividends have accrued with respect to outstanding shares of Series D Preferred Stock pursuant to Section 2.1 of the Charter, the Company may declare and pay such accrued dividends with respect to such outstanding shares of Series D Preferred Stock in accordance with Section 2.1 of the Charter), (ii) split, combine or reclassify any of its capital stock, (iii) effect a recapitalization, (iv) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (v) redeem, purchase (or repurchase) or otherwise acquire, directly or indirectly, any of the capital stock or other securities of the Company or any of its Subsidiaries (except that the Company may redeem outstanding shares of Series D Preferred Stock as provided in Section 3.2(a) or otherwise in accordance with Section 8 of the Charter);

(f)sell, transfer, assign, deliver, lease, sublease, license, sublicense, mortgage, pledge, encumber, impair or otherwise dispose of (in whole or in part), or create, incur or assume any Lien (other than a Permitted Lien) on, or otherwise cause to be subjected to any Lien (other than a Permitted Lien), any of the material assets, material properties or securities of the Company or any of its Subsidiaries (including any Intellectual Property or accounts receivable), except for the sale of inventory in the ordinary course of business consistent with past practice;

(g)(i) acquire any equity interests in, or otherwise acquire or form, any entity or other Person, (ii) acquire any real property, or (iii) acquire any rights, assets or properties other than in the ordinary course of business consistent with past practice and in compliance with applicable Law;

(h)(i) incur or modify any Indebtedness or issue any debt securities or any warrants or rights to acquire any debt security, (ii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any other Person, (iii) enter into any off-balance sheet financing arrangement or any accounts receivable or payable financing arrangement, (iv) make any loans, advances or enter into any other financial commitments (except for advances of reasonable business expenses in the ordinary course of business consistent with past practice and in compliance with applicable Law);

(i)authorize or make any capital expenditures outside of the ordinary course of business consistent with past practice, or in excess of Fifty Thousand Dollars ($50,000);

(j)(i) increase, accelerate or provide for additional compensation or benefits (fringe or otherwise) to, or grant, agree to grant, pay or otherwise make payable any incentive, bonus or similar compensation or rights to, any current or former director, manager, managing director, officer, employee, Contract Worker or agent of the Company or any of its Subsidiaries, (ii) grant, pay or otherwise make payable any change in control, transaction-based, severance, retention, continuation or termination pay to any current or former director, manager, managing director, officer, employee, Contract Worker or agent of the Company or any of its Subsidiaries, other than as required pursuant to Employee Plans in existence as of the date of this Agreement and listed on Section 4.13(a) of the Company Disclosure Schedule, (iii) loan or advance (or forgive any such loan or advance of) any money or other property to any current or former director, manager, managing director, officer, employee, Contract Worker or agent of the Company or any of its Subsidiaries (except for advances of business expenses in the ordinary course of business consistent with past practice), (iv) establish, adopt, enter into, amend, or terminate (including termination of participation in) (A) any Employee Plan or any other plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement (except as may otherwise be required pursuant to applicable Law and except for immaterial amendments in the ordinary course of business consistent with past practice that would not result in an increase in Liability to the Company or any of its Subsidiaries, or, after the Closing, to Parent, the

Surviving Corporation, or any of their respective Affiliates), or (B) collective bargaining agreement or other labor agreement, or (v) terminate any employee, other than termination for cause in the ordinary course of business consistent with past practice, or encourage any employee to resign from the Company or any of its Subsidiaries;

(k)fail to timely file or cause to be timely filed all reports and returns required to be filed by the Company or any of its Subsidiaries with any Governmental Authority;

(l)(i) change any accounting or cash management policies, procedures or practices used by the Company or management of working capital (including with respect to reserves, revenue recognition, timing for payments of accounts payable and collection of accounts receivable) unless required by a change in Law or GAAP or (ii) revalue any asset, including writing down the value of inventory or writing off notes or accounts receivable;

(m) (i) enter into any Contract of the type listed in Section 4.7(a) (which shall constitute a Material Contract for purposes of this Agreement), (ii) modify, amend, extend or supplement in any material respect, transfer or terminate any Material Contract or waive, release or assign any rights or Claims thereto or thereunder, (iii) enter into, extend or amend any lease or sublease with respect to Leased Real Property with any third party, or (iv) modify, amend or transfer in any way or terminate any license agreement, standstill or confidentiality agreement with any third party, or waive, release or assign any rights or Claims thereto or thereunder;

(n)(i) transfer or license to any Person any rights to any Intellectual Property or enter into any agreement with respect to any Intellectual Property with any Person, (ii) buy or license any Third Party Intellectual Property or enter into any agreement with respect to the Third Party Intellectual Property of any Person (other than non-exclusive end user license agreements entered into in the ordinary course of business consistent with past practice), (iii) enter into any agreement with respect to the development of any Intellectual Property with a third party, or (iv) terminate, fail to renew, abandon, cancel, let lapse, or fail to continue to prosecute or defend any Intellectual Property;

(o)make or change any Tax election or change any method of tax accounting other than an election in the ordinary course of business consistent with the past practices of the Company and its Subsidiaries, settle or compromise any federal, state, local or foreign Tax Liability, file any amended income or other material Tax Return, enter into any closing agreement relating to any Tax, agree to an extension or waiver of any limitation period applicable to any claim or assessment in respect of Taxes, or surrender any right to claim a Tax refund;

(p)fail to promptly pay or cause to be paid when due all Taxes, assessments and governmental charges or fees, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

(q)modify or change, or fail to maintain in full force and effect, any material permits, licenses, registrations, certificates, orders, clearances or approvals held by the Company or any of its Subsidiaries, except as required by Law;

(r)pay, discharge, satisfy or settle any Claim, except if such payment, discharge, satisfaction or settlement (i) would not impose or otherwise result in any injunctive or similar Order on the Company or any of its Subsidiaries, (ii) would not restrict in any way, or otherwise result in any restriction on, the business of the Company (or the Surviving Corporation after the Effective Time), and (iii) would not exceed Twenty-Five Thousand Dollars ($25,000) in cost, Liability or value to the Company or any of its Subsidiaries;

(s)(i) waive, assign, release or otherwise relinquish any material rights or claims, or (ii) commence any suit, action or proceeding, or threaten to commence any suit, action or proceeding, against any Person (other than Parent or Merger Sub);

(t)engage in any transactions with, or enter into or modify or amend in any material respect any Contract or other arrangement with, any of the directors, managers, managing directors, officers, employees, Contract Workers, agents, Equityholders, Series D Holders or other Affiliates of the Company or any of its Subsidiaries, or any of their respective Affiliates or family members, other than offer letters and other standard documents, in the Company’s standard forms that have been made available to Parent (and not providing any rights to severance or similar payments), with any new employees or Contract Workers hired or retained after the date of this Agreement;

(u)fail to maintain in full force and effect all insurance currently in effect, except that existing policies may be replaced by new or successor policies of substantially similar coverage and at a substantially similar cost; or

(v)authorize any of the foregoing, or agree or enter into or amend any Contract or commitment to do any of the foregoing.

No Solicitation of Other Proposals

.

(a)From the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to its terms, the Company shall not, nor shall the Company permit any of its Affiliates or Subsidiaries to, nor shall the Company authorize, direct or permit any of its or their respective Equityholders, Series D Holders, directors, managers, managing directors, officers, employees, Contract Workers, advisors, representatives or agents (collectively, with Affiliates of the Company, the “Company Representatives”) to, directly or indirectly, (i) solicit, facilitate, initiate or knowingly encourage, or take any action to solicit, facilitate, initiate or knowingly encourage, any inquiries or communications regarding, or the making, submission or announcement of, any proposal or offer that constitutes or would reasonably be expected to constitute an Acquisition Proposal, (ii) participate or engage in any discussions or negotiations with, provide any information to, or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication which would reasonably be expected to result in an Acquisition Proposal, or (iii) consider, entertain or accept any proposal or offer from any Person relating to a possible Acquisition Proposal.  The Company shall immediately cease and cause to be terminated, and shall cause its Subsidiaries and all Company Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, and the Company shall promptly issue (or, as the case may be, cause such Subsidiaries or Company Representatives to issue) instructions to return or destroy all confidential information provided to any Person (other than Parent or its Affiliates) in connection with such existing discussions or negotiations.  The Company shall take, and cause all of its Subsidiaries to take, all reasonable actions to ensure that each Company Representative complies with the provisions of this Section 6.2(a).  Without limiting the foregoing, any action or conduct by any Company Representative that would be a violation of this Section 6.2(a) if taken by the Company, whether or not such Person is purporting to act on behalf of the Company, shall be deemed to be a breach of this Section 6.2(a) by the Company.

(b)During the period from the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement, the Company shall notify Parent as promptly as practicable upon receipt (and in no event later than twenty-four (24) hours following such receipt) by the Company, any of its Affiliates or any Company Representatives of any (i) Acquisition Proposal or amendment or modification to an Acquisition Proposal, (ii) request for non-public information relating to the Company other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal, or (iii) inquiry, contact or request for discussions or negotiations regarding or reasonably likely to lead to any Acquisition Proposal.  As promptly as practicable (and in no event later than twenty-four (24) hours after receipt of such Acquisition Proposal, amendment, modification, request, inquiry or contact), the Company shall provide to Parent a copy of such Acquisition Proposal, amendment, modification, inquiry or request (or, where no such copy is available, a description of such Acquisition Proposal, amendment, modification, inquiry or request, including the identity of the Person making such Acquisition Proposal, amendment, modification, inquiry or request and the material terms and conditions thereof).

Access to Information; Confidentiality

.

(a)From the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to its terms, consistent with applicable Law (including applicable Antitrust Laws), the Company shall (and shall cause each of its Subsidiaries to):

(i)upon reasonable notice, afford to the officers, employees, accountants, counsel, advisors and other representatives and agents of Parent and its Affiliates (collectively, the “Parent Representatives”) full access (with reasonable prior notice, and during regular business hours) to all of its properties (including for the purpose of performing non-intrusive and intrusive environmental, health, safety and compliance investigations), premises, records, databases, source code, books, Contracts, commitments, reports of examination, documents and other information (however stored) (including materials filed or furnished by the Company or any of its Subsidiaries with any Governmental Authority with respect to compliance with applicable Law), and the Company shall furnish, and shall cause each of its Subsidiaries to furnish, promptly to Parent all such information as Parent may reasonably request, to, among other things, (A) enable Parent to review the Company’s and its Subsidiaries’ material compliance with Laws, (B) complete Parent’s legal, compliance and financial due diligence of the Company and its Subsidiaries, (C) verify the accuracy of the representations and warranties contained in this Agreement, and (D) verify that the covenants contained in this Agreement have been complied with and the conditions to this Agreement have been satisfied;

(ii)reasonably cooperate with such investigations of the Company, its Subsidiaries and any distributors, sub-distributors, sales representatives, sales agents or other contractors or agents of the Company or any of its Subsidiaries as Parent deems reasonably necessary or advisable in connection with the consummation of the transactions contemplated hereby (including with respect to compliance or other legal matters, employee matters, information technology, finance and sales), which reasonable cooperation shall include the use of commercially reasonable efforts to arrange and facilitate such interviews of distributors, sub-distributors, sales representatives, sales agents or other contractors or agents of the Company and its Subsidiaries as Parent deems reasonably necessary in connection with such investigations;

(iii) make available to Parent and the Parent Representatives the appropriate individuals for discussion of its business, properties and personnel as Parent or the Parent Representatives may reasonably request; and

(iv)without limiting the foregoing, provide all financial and operating data and other information concerning the Company and its Subsidiaries as may be reasonably requested by Parent or the Parent Representatives and cause the Company’s and its Subsidiaries’ accountants to furnish to Parent and Parent’s accountants access to all work papers relating to the Company and its Subsidiaries for any periods covered by the Financial Statements.

(b)Without limiting the foregoing clause (a), the Company shall (i) deliver to Parent (A) as soon as practicable (but in any event no later than forty-five (45) days) after the end of any fiscal quarter of the Company, consolidated financial statements of the Company and its Subsidiaries for such fiscal quarter, and (B) as soon as practicable (but in any event no later than twenty (20) days) after the end of each calendar month, consolidated financial statements of the Company and its Subsidiaries for such calendar month, and (ii) use its reasonable best efforts to deliver to Parent the 2017 Audited Financial Statements, together with an unqualified opinion of Ernst & Young LLP thereon, as soon as reasonably practicable after the date hereof (but in any event no later than May 1, 2018).

(c)Parent shall keep all non-public information obtained pursuant to Section 6.3(a) confidential in accordance with the terms of the Confidentiality Agreement.  The Confidentiality Agreement shall continue in full force and effect prior to the Effective Time and after any termination of this Agreement.  Anything contained in the Confidentiality Agreement to the contrary notwithstanding, the Company and Parent hereby agree that each such Party may issue press release(s) or make other public announcements regarding the transactions contemplated in this Agreement only in accordance with Section 6.8.

Regulatory and Other Approvals

.   From the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to its terms:

(a)The Parties (other than the Equityholders’ Representative) will, in order to consummate the Merger and the other transactions contemplated hereby, (i) proceed diligently and in good faith and use commercially reasonable efforts, as promptly as practicable, to obtain all Approvals required to be obtained in connection with the Merger and the other transactions contemplated hereby in form and substance reasonably satisfactory to Parent and the Company, and to make all required filings with, and to give all required notices to, applicable Governmental Authorities or other third parties, and (ii) cooperate in good faith with such Governmental Authorities and provide promptly such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith.

(b)The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of any material communication such Party or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement, and each Party shall permit the other Parties and their advisors to review in advance any proposed communication to any Governmental Authority relating to the matters that are the subject of this Agreement.

(c)In furtherance of the foregoing covenants:

(i)Each Party (other than the Equityholders’ Representative, to which this Section 6.4(c)(i) shall not apply) shall prepare, or shall cause its Affiliates or ultimate parent entities (as such term is defined under the HSR Act) to prepare, as soon as practicable following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required under the HSR Act, any Foreign Competition Laws or any other Laws. The Parties shall request expedited treatment of any such filings. The Parties shall promptly make any appropriate or necessary subsequent or supplemental filings, and shall cooperate with each other in the preparation of such filings in such manner as is reasonably necessary and appropriate.  The Parties shall consult with each and shall agree in good faith upon the timing of such filings.

(ii)Subject to applicable confidentiality restrictions or restrictions required by Law, each of Parent and the Company will notify the other promptly upon the receipt of (A) any comments or questions from any officials of any Governmental Authority in connection with any filings made pursuant to this Section 6.4 or the transactions contemplated by this Agreement and (B) any request by any officials of any Governmental Authority for (I) amendments or supplements to any filings made pursuant to this Section 6.4 or (II) answers to any questions, or the production of any documents, relating to an investigation of the transactions contemplated by this Agreement by any Governmental Authority.  Whenever Parent or the Company becomes aware of the occurrence of any event that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 6.4, such Party will promptly inform the other of such occurrence and cooperate in filing promptly with the applicable Governmental Authority such amendment or supplement.  Without limiting the generality of the foregoing, each of Parent and the Company shall provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such Party and any Governmental Authority relating to the transactions contemplated by this Agreement.  The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.4 as “outside counsel only.”  Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the prior written consent of the Party providing such materials.  In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include representatives of Parent and the Company.  Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of any Party.

Employee Benefits

.

(a)Parent shall give, or shall cause the Surviving Corporation or one of its Affiliates to give, each current employee of the Company and its Subsidiaries, determined as of the Closing Date (collectively, the “Employees”), full credit for purposes of eligibility to participate in and vesting under the employee benefit plans or arrangements maintained by Parent or its U.S. Affiliates in which such Employee participates following the Closing Date for such Employee’s service with the Company and its Subsidiaries, to the same extent recognized by comparable Employee Plans immediately prior to the Closing Date, provided that no such credit shall result in duplication of benefits or retroactive application.  Notwithstanding the foregoing, with respect to any welfare benefit plans maintained by Parent or its U.S. Affiliates for the benefit of Employees on and after the Closing Date, Parent shall use commercially reasonable efforts to (i) cause there to be waived any eligibility requirements or pre-existing condition limitations, to the same extent waived under comparable Employee Plans immediately prior to the Closing Date and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid by such Employee in the year of the Closing Date with respect to similar Employee Plans, in each case of (i) and (ii) except to the extent otherwise required by an insurance policy providing such welfare benefits.

(b)For a period of twelve (12) months following the Closing Date (or until an Employee’s earlier termination of employment), Parent shall, or shall cause the Surviving Corporation or one of its Affiliates to, provide each Employee with substantially comparable types and levels of compensation and employee benefits, in the aggregate, as those provided to similarly situated employees of Parent; provided that, for this purpose, the employee benefits generally provided to Employees as of immediately prior to the Effective Time shall be deemed to be substantially comparable in the aggregate to those provided to similarly situated employees of Parent, it being understood that the Employees may commence participation in the employee benefit plans maintained by Parent or any of its Affiliates at such times as are determined by Parent.

(c)At the written request of Parent provided no later than five (5) days prior to Closing, the Company shall take all action necessary to cease contributions to and terminate each plan qualified under Section 401(k) of the Code (the “Company 401(k) Plan”), and to adopt written resolutions, the form and substance of which shall be subject to Parent’s prior review and approval, to terminate such Company 401(k) Plan and to one hundred percent (100%) vest all participants under the Company 401(k) Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing; provided, however, that such Company 401(k) Plan termination may be made contingent upon the consummation of the transactions contemplated by this Agreement.  Parent reserves the right to suspend the distribution of benefits from the Company 401(k) Plan until the later of the receipt of a favorable determination letter from the IRS with respect to the termination of (or termination of participation in) such plan and the completion of final testing and record keeping for such plan.  The expenses incurred in connection with the termination of the Company 401(k) Plan shall constitute Company Transaction Expenses for purposes of this Agreement.

(d)Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Employee Plan or any other compensation or benefit plan, program or arrangement of the Company, Parent, any of their respective Subsidiaries or Affiliates, (ii) prevent the amendment or termination of any Employee Plan or interfere with the right or obligation of Parent or the Surviving Corporation to make such changes as are necessary to conform with applicable Law, or (iii) otherwise operate to require Parent to duplicate any payments or benefits payable pursuant to any Employee Plan or other compensation or benefits plan, policy, program, agreement or other arrangement of the Surviving Corporation.

(e)The Parties acknowledge and agree that all provisions contained in this Section 6.5 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other

Person, including any employees or former employees of the Company or its Subsidiaries, or (ii) to continued employment or service following the Closing Date.

Notification of Certain Matters

.

(a)The Company shall give prompt notice to Parent of the occurrence or non-occurrence of any fact, condition or event of which the Company has Knowledge, the occurrence or non-occurrence of which would reasonably be expected to (i) result in any representation or warranty of the Company contained in this Agreement being untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality (including the words “material” or “Material Adverse Effect”), untrue or inaccurate in any respect) had such representation or warranty been made as of the time of occurrence, non-occurrence or discovery of such fact, condition or event or (ii) result in or constitute a failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6(a) shall not limit or otherwise affect the remedies available hereunder to Parent or any Parent Indemnified Person, including the right to or scope of indemnification.

(b)Each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the Approval of such Person is or may be required in connection with this Agreement or the transactions contemplated hereby, including the Merger, (ii) subject to Section 6.4(c)(iii), as applicable, any notice, document, request, court papers or other communication from any Governmental Authority or other third party in connection with this Agreement or the transactions contemplated hereby, including the Merger, (iii) any Claim relating to or involving or otherwise affecting such Party that relates to this Agreement or the transactions contemplated hereby, including the Merger, or (iv) any fact, event, change, development, circumstance, condition or effect that such Party has determined has delayed or impeded, or would reasonably be expected to delay or impede, the ability of such Party to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein.

(c)The Company shall promptly notify Parent of (i) any Claim that is threatened, brought, asserted or commenced against the Company or any of its Subsidiaries that would have been required to be listed in Section 4.12 of the Company Disclosure Schedule or would have otherwise resulted in a breach or inaccuracy of the representations and warranties in Section 4.12 if such Claim had arisen prior to the date hereof, (ii) any actual, suspected or potential Material Compliance Violation, (iii) any Material Adverse Effect, or (iv) any event that would have been required to be listed in Section 4.7(d) of the Company Disclosure Schedule or would have otherwise resulted in a breach or inaccuracy of the representations and warranties in Section 4.7(d) if such event had occurred prior to the date hereof, in each case of the foregoing of clauses (i) through (iv), of which the Company has Knowledge; provided, however, that the delivery of any notice pursuant to this Section 6.6(c) shall not limit or otherwise affect the remedies available hereunder to Parent or any Parent Indemnified Person, including the right to or scope of indemnification.

(d)In the event an actual, suspected, or potential Material Compliance Violation occurs or is discovered prior to the Closing Date, the Company shall agree, at the request of Parent, jointly, cooperatively and transparently to take reasonable and customary steps to investigate with Parent the facts and circumstances giving rise to such actual, suspected, or potential Material Compliance Violation, and shall in connection with any such investigation afford to Parent and the

Parent Representatives reasonable access to all information reasonably necessary to complete such investigation to the reasonable satisfaction of Parent.

Stockholder Approval; General Release of Claims

.

(a)Immediately following the execution of this Agreement and the release, by virtue thereof, of the Escrowed Stockholder Consents and Agreements, the Company shall deliver to Parent copies of the duly executed Escrowed Stockholder Consents and Agreements, together with any other duly executed Stockholder Consents and Agreements obtained by the Company, which collectively evidence the receipt of Stockholder Approval, together with a certificate of the Secretary of the Company certifying that the Stockholder Approval has been obtained in accordance with the Charter, the DGCL and, to the extent applicable, the CCC; provided, that in the event that any of the Escrowed Stockholder Consents and Agreements are revoked prior to their release from escrow such that the remaining Escrowed Stockholder Consents and Agreements, upon their release from escrow immediately following the execution of this Agreement, together with any other duly executed Stockholder Consents and Agreements obtained by the Company, would not be sufficient to obtain the Stockholder Approval, the Company (unless otherwise directed by Parent) shall use its best efforts to (i) obtain duly executed Stockholder Consents and Agreements evidencing the Stockholder Approval, and (ii) deliver to Parent copies of such duly executed Stockholder Consents and Agreements, together with a certificate of the Secretary of the Company certifying that the Stockholder Approval has been obtained in accordance with the Charter and the DGCL, in each case (i) and (ii), as soon as practicable and in no event later than 12:00 noon Eastern Time on the first (1st) Business Day following the date of this Agreement (the “Written Consent First Deadline”).

(b)If the Company fails to (i) obtain duly executed Stockholder Consents and Agreements evidencing the receipt of the Stockholder Approval or (ii) deliver to Parent copies of such duly executed Stockholder Consents and Agreements, together with a certificate of the Secretary of the Company certifying that the Stockholder Approval has been obtained in accordance with the Charter, the DGCL and, to the extent applicable, the CCC, in each case (i) and (ii), by 12:00 noon Eastern Time on the third (3rd) Business Day after the date of this Agreement (the “Written Consent Second Deadline”), the Company, acting through the Board of Directors of the Company, shall, in accordance with and subject to the requirements of the DGCL and, to the extent applicable, the CCC:

(i)duly set a record date for, call and give notice of a special meeting of Stockholders (the “Special Meeting”), which notice shall include a description of the Appraisal Rights and, if applicable, Dissenters’ Rights of the Company’s stockholders available under the Appraisal Rights Statutes, for the purpose of considering and taking action upon this Agreement and the transactions contemplated hereby, including the Merger (with the meeting date being no later than thirty (30) days after the Written Consent Second Deadline) (the “Special Meeting Date Deadline”), and convene and hold the Special Meeting no later than the Special Meeting Date Deadline; and

(ii)use its reasonable best efforts to (A) solicit from the Stockholders irrevocable proxies in favor of the adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger and (B) secure any approval of the Stockholders that is required by the DGCL, the CCC and any other applicable Law to effect the Merger;

provided, that the Company may cancel the Special Meeting if prior to the commencement of the Special Meeting the Company shall have obtained executed Stockholder Consents and Agreements evidencing the receipt of the Stockholder Approval.

(c)Within ten (10) days following the date of receipt of the Stockholder Approval, the Company shall distribute notice thereof (and of the availability of Appraisal Rights and, if applicable, Dissenters’ Rights) to all Stockholders who did not execute and deliver a Stockholder Consent and Agreement pursuant to and in accordance with Applicable Law (including Sections 228(e) and 262(d)(2) of the DGCL and, if applicable, Sections 603 and 1301 of the CCC), together with (i) a description of the Appraisal Rights and, if applicable, Dissenters’ Rights of the Company’s stockholders available under the Appraisal Rights Statutes, and (ii) such other information as is required by Section 262(d)(2) of the DGCL and, if applicable, Chapter 13 of the CCC.  Without limiting the rights and remedies of Parent or any of the Parent Indemnified Persons, such notice, description and other information shall be subject to prior review and approval by Parent.

Public Announcements

.  On or prior to the Closing, no Party or any of its respective Subsidiaries or Affiliates will make any press release, public statement or public announcement with respect to this Agreement, the Escrow Agreement or any of the transactions contemplated hereby or thereby without the prior written consent of Parent or the Company, as the case may be; provided, that Parent may make any press release, public statement or public announcement which Parent determines is required by applicable Law, stock listing requirements or rating agency arrangements, in which case Parent shall use commercially reasonable efforts to consult with the Company regarding the contents thereof prior to issuing any such press release or making any such public statement or public announcement.

Takeover Statutes

.  If any Takeover Statute or other anti-takeover Law, Charter provision or Contract is or shall become applicable to the Merger or the transactions contemplated by this Agreement, the Company and the Board of Directors of the Company shall grant such Approvals and take such actions as are necessary under any such Law, provision or Contract so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby without adverse effect under, and otherwise act to eliminate or minimize the effects of, such Law, provision or Contract.

Equityholders and Other Claims

.  Prior to the Effective Time, the Company shall not settle or compromise any Claim brought in connection with the Merger or other transactions contemplated by this Agreement by any present, former or purported holder of any securities of the Company, or other present, former or purported counterparty to a Contract with the Company or any of its Subsidiaries, in each case without the prior written consent of Parent; provided that such consent shall not be unreasonably withheld, conditioned or delayed.

Company Transaction Expenses.

  By no later than 10:00 a.m. Central Time on the last Business Day prior to the scheduled Closing Date, the Company shall submit to Parent invoices or other documentation reasonably satisfactory to Parent with respect to all Company Transaction Expenses that are reflected in the calculation of Closing Merger Consideration, which invoices or other documentation shall (i) have been issued by the recipients of such Company Transaction Expenses, and (ii) reflect the identity of each recipient, dollar amounts, wire instructions and any other information necessary to effect the final payment in full of such Company Transaction Expenses.  If Parent, any Affiliate of Parent, the Surviving Corporation or any of their respective

Subsidiaries has any liability to pay any Company Transaction Expenses that are not paid as of the Effective Time or reflected as a reduction of the Closing Merger Consideration, Parent shall be entitled to be indemnified pursuant to Article 9 for any amounts necessary to satisfy such liability and any related Losses.

Escrow Agreement.

  At or before the Closing, Parent and the Equityholders’ Representative will execute and deliver, and will use commercially reasonable efforts to cause the Escrow Agent to execute and deliver, the Escrow Agreement contemplated by Article 9 in substantially the form attached hereto as Exhibit K (the “Escrow Agreement”).

Delivery of Corporate Records.

  At or before the Closing, the Company shall deliver to Parent or its designee true, correct and complete copies of (a) all minute books of all meetings of (i) the Equityholders (or Series D Holders), the Board of Directors of the Company, and any committees thereof, and (ii) the shareholders (or other equity interest holders) of, and the Board of Directors (or comparable governing body) of, any Subsidiary of the Company (and any committees of such Board of Directors or comparable governing body), (b) all unanimous or other consents of (i) any Equityholder, any Series D Holder, the Board of Directors of the Company, and any committees thereof, and (ii) any shareholder (or other equity interest holder) of, and the Board of Directors (or comparable governing body) of, any Subsidiary of the Company (and any committees of such Board of Directors or comparable governing body), (c) all stock ledgers of the Company and each Subsidiary of the Company, (d) the Charter and Bylaws (and similar organizational documents of each Subsidiary of the Company, including all stock certificates or similar evidence of ownership of the common stock or other equity interests held by the Company, directly or indirectly, of all of its Subsidiaries), and (e) other similar records and items reasonably requested by Parent from the Company.

Equityholder Agreements.

  The Company shall cause the Investor Agreements and all other stockholder agreements, investor rights agreements, registration rights agreements or other similar Contracts between the Company and any Equityholder (or any Series D Holder), including any such Contract granting any Person investor rights, rights of first refusal, registration rights, director designation rights or similar rights, to be terminated prior to the Effective Time, without any Liability being imposed on the part of Parent or the Surviving Corporation.

Payout Schedule.

(a)No less than two (2) Business Days prior to the scheduled Closing Date, the Company shall deliver to Parent a schedule and reasonable supporting documentation (collectively, the “Payout Schedule”), which shall set forth:

(i)a calculation of the portion of the Merger Consideration payable to each Equityholder under Article 3 (as determined in accordance with the Charter and the Company Equity Plans in effect immediately prior to the Effective Time), including:

(A)the information required to be set forth on Section 4.3(b) of the Company Disclosure Schedule, as of the Effective Time;

(B)the total amount of the Closing Merger Consideration (including the amounts for each of the elements of the Closing Merger Consideration,

such as the Estimated Working Capital, the Estimated Debt Pay-Off Amount, the Estimated Company Transaction Expenses and the Estimated Cash);

(C)by Equityholder, an amount equal to the portion of the Closing Merger Consideration that such Equityholder is entitled to receive (as determined in accordance with the Charter and the Company Equity Plans in effect immediately prior to the Effective Time), in the aggregate and in respect of each type of security (e.g., Preferred Stock, Common Stock, Stock Options) held by such Equityholder;

(D)by Equityholder, an amount to be withheld from the portion of the Closing Merger Consideration payable to such Equityholder due to applicable payroll, income tax or other withholding Taxes as of the Closing Date; and

(E)by Equityholder, for any Contingent Consideration that might become payable pursuant to Article 3 or Section 9.4 (other than the Equityholders Final Closing Adjustment Consideration), the portion of such Contingent Consideration that such Equityholder would be entitled to receive (as determined in accordance with the Charter and the Company Equity Plans in effect immediately prior to the Effective Time), both as a dollar amount and as a percentage (assuming, for purposes of calculating such amount and percentage, that (I) the Final Closing Adjustment Amount would be Zero Dollars ($0), (II) there are no Claims made against, or other reductions of, the Escrow Fund or the Expense Fund, and (III) neither Parent nor the Surviving Corporation exercise any right of set off pursuant to Section 3.10(f));

(ii)the information required to be set forth on Section 4.26 of the Company Disclosure Schedule, as of the Effective Time;

(iii)the amount (including any interest accrued thereon and any prepayment or similar penalties, expenses or reimbursements) and payee of, and wire instructions with respect to, any Indebtedness of the Company or any of its Subsidiaries outstanding as of 12:01 a.m. Eastern Time on the Closing Date that is reflected in the calculation of Closing Merger Consideration;

(iv)the amount and payee of, and wire instructions with respect to, any Company Transaction Expenses unpaid as of 12:01 a.m. Eastern Time on the Closing Date that are reflected in the calculation of the Closing Merger Consideration; and

(v)the amounts of any Company Transaction Expenses that become payable as a result of any Earnout Consideration that is paid, if any, pursuant to Section 3.10 and the payees to whom such amounts are owed.

(b)Together with the Payout Schedule, the Company shall deliver to Parent a certificate of the Chief Executive Officer of the Company certifying that the Payout Schedule is true, correct and complete in all respects and complies with the Charter and Company Equity Plans (as in effect immediately prior to the Effective Time). The Company shall also provide Parent with such information as Parent may reasonably request to verify the calculations and other information reflected in the Payout Schedule.

(c)The Payout Schedule, and each Updated Payout Schedule, shall be in the form attached hereto as Exhibit F.

(d)From and after the Closing, no less than two (2) Business Days prior to the date by which any payment must be made to, any deposit must be made with, or any amount must be delivered to the Payments Administrator for distribution to the Equityholders, including any payment or deposit of Earnout Consideration or other Contingent Consideration or any delivery of any amount remaining in the Escrow Fund or the Expense Fund, the Equityholders’ Representative shall deliver to Parent and the Payments Administrator an updated Payout Schedule (an “Updated Payout Schedule”), which Updated Payout Schedule shall set forth:

(i)by Equityholder, an amount equal to the portion of such payment, deposit or remaining amount that such Equityholder is entitled to receive (as determined in accordance with the Charter and the Company Equity Plans in effect immediately prior to the Effective Time), in the aggregate and in respect of each type of security (e.g., Preferred Stock, Common Stock, Stock Options) held by such Equityholder;

(ii)in the case of any payment or deposit of Contingent Consideration, the amount and payee of any Company Transaction Expenses that become payable as a result of such Contingent Consideration; and

(iii)the items described in clauses (i) through (v) of Section 6.15(a) (excluding Section 6.15(a)(i)(D)); provided that the information required by clause (i)(E) of Section 6.15(a) shall be updated to reflect (A) any Contingent Consideration that has become payable or has previously been paid (including, to the extent paid or payable to the Equityholders pursuant to Section 3.8(d), any Equityholders Final Closing Adjustment Consideration) or that otherwise can no longer become payable, (B) any reduction in the Escrow Fund or Expense Fund due to distributions or disbursements thereof or otherwise, and (C) any reduction in any Earnout Consideration as a result of the exercise of any right of set off pursuant to Section 3.10(f).

(e)The Equityholders’ Representative and Parent shall cooperate with each other to the extent reasonably requested in connection with the preparation of each Updated Payout Schedule by the Equityholders’ Representative. The Equityholders’ Representative shall also provide Parent and the Payments Administrator with such information as Parent and the Payments Administrator may reasonably request to verify the calculations and other information reflected in any Updated Payout Schedule; provided that, for the avoidance of doubt, the foregoing shall not be construed to mean that any Updated Payout Schedule is subject to Parent’s or the Payment Administrator’s approval (or that the Equityholders’ Representative is required to furnish a draft of any Updated Payout Schedule to Parent or the Payment Administrator for review in advance of delivery of such Updated Payout Schedule pursuant to Section 6.15(d)).

(f)Notwithstanding anything to the contrary in this Agreement, no delay by Parent, the Surviving Corporation or the Payments Administrator in distributing, paying, releasing or otherwise delivering any funds to any Equityholders pursuant to this Agreement shall constitute a breach of this Agreement to the extent such delay results from the failure of the Equityholders’ Representative to timely deliver an Updated Payout Schedule in accordance with Section 6.15(d) (or from the omission of required information, or inclusion of erroneous information, in the Payout Schedule or any Updated Payout Schedule).

Treatment of Series D Preferred Stock, Stock Options, Warrants and Convertible Notes.

(a)As soon as reasonably practicable following the date of this Agreement, the Company shall provide notice of the Merger and other transactions contemplated by this Agreement to all holders of Series D Preferred Stock, Stock Options, Warrants and Convertible Notes. The Company shall provide to Parent as promptly as practicable copies of all notices or other correspondence to or from holders of Series D Preferred Stock, Stock Options, Warrants or Convertible Notes in connection with the Merger and other transactions contemplated hereunder (including any notice delivered pursuant to this Section 6.16) and, in the case of notices or other correspondence to holders of Series D Preferred Stock, Stock Options, Warrants or Convertible Notes, shall provide Parent with a reasonable opportunity to review and comment upon all such documentation prior to its dissemination to holders of Series D Preferred Stock, Stock Options, Warrants or Convertible Notes.

(b)Any exercise of Stock Options between the date hereof and immediately prior to the Effective Time may be made subject to and conditioned on the Closing and effectiveness of the Merger at the Effective Time.

Section 6.17Indemnification of Directors and Officers.

(a)For a period of six (6) years from and after the Effective Time, subject to Section 6.17(b), the Surviving Corporation agrees to honor provisions regarding indemnification of, and advancement of expenses to, Covered Persons that are no less favorable to the Covered Persons than the provisions contained (i) in the Charter and Bylaws or in the equivalent organizational documents of each Subsidiary of the Company listed on Section 4.1(c) of the Company Disclosure Schedule, as applicable, in each case as in effect on the date hereof, and (ii) in any indemnification agreement between such Covered Person and the Company (or any Subsidiary thereof) that is listed in Section 6.17 of the Company Disclosure Schedule and has been made available to Parent prior to the date hereof, as in effect on the date hereof (without giving effect to any amendments or modifications thereto, unless such amendments or modifications are specifically referenced in Section 6.17 of the Company Disclosure Schedule and were made available to Parent prior to the date hereof).  For purposes of this Section 6.17, “Covered Person” shall mean any person who is serving (as of immediately prior to the Effective Time) or has previously served as a director, manager, managing director or officer of the Company or any Subsidiary of the Company listed on Section 4.1(c) of the Company Disclosure Schedule.

(b)At or before the Effective Time, the Company shall purchase for the benefit of the Covered Persons a directors’ and officers’ liability insurance and fiduciary liability insurance “tail” or “run-off” policy of at least the same coverage and amounts as, and containing terms and conditions that are, in the aggregate, no less advantageous to the insured than, the Company’s current policies of directors’ and officers’ liability insurance, with respect to claims arising from facts or events that occurred on or before the Effective Time and which covers a period of six (6) years from and after the Effective Time.

(c)Notwithstanding anything to the contrary in this Agreement, for purposes of the calculation of the Closing Merger Consideration, the aggregate amount of the premium paid to purchase the above-referenced “tail” or “run-off” policy shall be the responsibility of the Company (and treated as a Company Transaction Expense hereunder).  For the avoidance of doubt, nothing contained in this Section 6.17 shall operate to release or otherwise limit any obligations of the Equityholders arising under this Agreement, including the indemnification obligations in Article 9.

280G Approval.

  If required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of deduction under Section 280G of the Code with respect to any payment or benefit in connection with any of the transactions contemplated by this Agreement, at least three (3) Business Days prior to the Closing, in a manner that complies with Section 280G of the Code and the Treasury Regulations promulgated thereunder (“Section 280G”), the Company shall seek approval by its stockholders, to the extent entitled to vote under Section 280G, of the right of any “disqualified individual” (within the meaning of Section 280G) to receive or retain any and all payments that might otherwise constitute “parachute payments” within the meaning of Section 280G.  Prior to seeking such approval, the Company shall obtain waivers from each disqualified individual such that, unless such payments are approved by the Company’s stockholders, to the extent required by and in the manner that complies with Section 280G, neither the Company nor any of its Subsidiaries shall make such payments and the disqualified individual shall have no right or entitlement with respect thereto.  The form and substance of (a) all stockholder approval documents contemplated by this Section 6.18, including any disclosure statement or written consent, (b) waivers contemplated by this Section 6.18, and (c) any mathematical analysis of the Section 280G payments, in each case shall be subject to the prior review and approval of Parent.  The Company shall provide such documentation and information to Parent for its review and approval (provided that such approval shall not be unreasonably withheld by Parent) prior to soliciting waivers from the disqualified individuals, and the Company shall implement all reasonable and timely comments from Parent thereon.  No payment of any such waived payment shall be made unless (i) such requisite Section 280G approval has been obtained and (ii) prior to payment, the Company has delivered to Parent evidence of such approval.

Cayman Subsidiary.

(a)As soon as reasonably practicable (and in any event no later than fifteen (15) days prior to the anticipated Closing Date), the Company shall cause the Cayman Subsidiary to file with the IRS a valid election on Form 8832 to be classified as a disregarded entity for U.S. federal income tax purposes (such election on Form 8832, the “Cayman Subsidiary Tax Election”), with such election to be effective on or before the date of such filing; provided that such filing shall be subject to prior review and approval by Parent.

(b)From the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to its terms, the Company shall use its commercially reasonable efforts to cause all Intellectual Property of the Cayman Subsidiary (including all Intellectual Property owned by or licensed to the Cayman Subsidiary) to be validly and effectively transferred to the Company, so that, as of the Effective Time, (x) all such Intellectual Property shall be owned by (or, in the case of Intellectual Property that the Cayman Subsidiary currently licenses from a Person that is not an Affiliate of the Cayman Subsidiary, otherwise held by) the Company and (y) the Cayman Subsidiary shall have ceased to hold any rights therein; provided that:

(i)the Company shall cause any and all such transfers to be effected in a manner that (A) is consistent with any Contracts applicable to such Intellectual Property and with applicable Law, (B) would not reasonably be expected to give rise (before or after the Effective Time) to any material Liability of the Company, Parent, the Surviving Corporation or any of their respective Affiliates, (C) would not reasonably be expected to impair (before or after the Effective Time), in any material respect, such Intellectual Property (or the value thereof to, or use thereof by, the Company, Parent, the Surviving Corporation or any of their respective Affiliates) or the business, operations or assets of the Company, Parent, the Surviving Corporation or any of their respective Affiliates, and (D) is otherwise reasonably satisfactory to Parent;

(ii)all Contracts and other instruments governing, effecting or memorializing such transfers (and all filings with, or notices or other submissions to, any Governmental Authority or other third party with respect to such transfers) shall be subject to prior review and approval by Parent (which shall not be unreasonably withheld or delayed); and

(iii)no such transfer shall be effected, and no Contract or other instrument governing, effecting or memorializing any such transfer shall be executed or otherwise entered into (and no filing shall be made with, and no notice or other submission shall be provided to, any Governmental Authority or other third party with respect to any such transfer), before the Cayman Subsidiary Tax Election has been filed with the IRS and become effective.

Further Assurances.

  Subject to the terms and conditions of this Agreement, each Party shall (at its own cost and expense, subject, in the case of the Equityholders’ Representative, to the Equityholders’ Representative’s rights under Section 9.5(d) and paragraph (c) of Exhibit M) at any time and from time to time, upon reasonable request, (a) do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, transfers or assignments as may be required (x) to consummate the transactions in accordance with the terms hereof or (y) to cause to be fulfilled the Closing conditions set forth in Article 7 (provided that this clause (y) shall not apply to the Equityholders’ Representative), and (b) take such other actions as may be reasonably required in order to carry out the intent of this Agreement; provided that in no event shall any Party be required to take any action which (i) increases in any way the Liabilities or obligations of such Party, (ii) in the opinion of its counsel, is unlawful or would or could constitute a violation of any applicable Law or require the approval of any Governmental Authority or (iii) could reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

Article 7
CONDITIONS

Conditions to Each Party’s Obligation to Consummate the Merger.

  The respective obligations of each Party to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Parent and the Company at or prior to the Closing of the following conditions:

(a)Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b)No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger and the other transactions contemplated hereunder on the same terms and conferring on Parent and Merger Sub all the rights and benefits as contemplated herein.

(c)Illegality.  There shall not be any Law or Order enacted, entered or enforced which makes the consummation of the Merger on the same terms and conferring on Parent all the rights and benefits as contemplated herein illegal.

(d)Regulatory Clearance.  Any required waiting period under the HSR Act or any agreement with any Governmental Authority not to consummate the transactions contemplated hereby shall have expired or been terminated and any required clearances under any applicable Foreign Competition Laws shall have been obtained, and shall each be in full force and effect.

Additional Conditions to Obligations of Parent and Merger Sub

.  The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement and by the Escrow Agreement shall also be subject to the satisfaction or waiver (by Parent in its sole discretion) at or prior to the Closing of the following conditions:

(a)Representations and Warranties.  (i) Each of the representations and warranties made by the Company in this Agreement (other than the Fundamental Representations and the Specified Representations) that are qualified as to materiality (including the words “material” or “Material Adverse Effect”) shall be true and correct in all respects, and those representations and warranties (other than the Fundamental Representations and the Specified Representations) not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (without giving effect to any supplements or amendments to the Company Disclosure Schedule delivered hereunder), except, in each case, to the extent that such representations and warranties refer specifically to an earlier date, in which case they shall be so true and correct as of such date, and (ii) each of the Fundamental Representations and the Specified Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (without giving effect to any supplements or amendments to the Company Disclosure Schedule delivered hereunder), except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall be so true and correct as of such date.

(b)Agreements and Covenants.  The Company shall have performed and complied with in all material respects each agreement and covenant required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)Officer’s Certificate.  Parent and Merger Sub shall have received a certificate as to the fulfillment of the conditions in Sections 7.2(a), 7.2(b) and 7.2(i) signed by the Chief Executive Officer of the Company, which certificate shall have the effect (including for purposes of Article 9) of the Company making its representations and warranties under this Agreement as of the Closing Date (other than such representations that are made as of a specified date, which shall be remade at the Closing Date as of such specified date).

(d)Stockholder Consents, Etc. Parent shall have received (i) a duly executed and delivered Stockholder Consent and Agreement from (A) each of the holders of outstanding shares of Preferred Stock and Common Stock listed on Exhibit G, (B) holders of no less than eighty‑nine percent (89%) of the outstanding shares of the Series C Preferred Stock as of the date hereof and as of immediately prior to the Closing Date, and (C) holders of no less than ninety percent (90%) of the outstanding shares of the Series C-1 Preferred Stock as of the date hereof and as of immediately prior to the Closing Date, and (ii) with respect to holders of no less than ninety-five percent (95%) of the outstanding shares of Series C Preferred Stock, Series C-1 Preferred Stock and Common Stock as of immediately prior to the Closing Date, either (A) Stockholder Consents and Agreements duly executed and delivered by such holders, or (B) evidence, in form and substance reasonably satisfactory to Parent, that such holders have (x) failed to perfect Appraisal Rights for such shares and Dissenters’ Rights for such shares in accordance with the Appraisal Rights Statutes or (y) otherwise effectively waived such rights.

(e)No Governmental Restriction, Etc.  There shall not be any pending or threatened Claim asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Subsidiaries or Affiliates any damages in connection with this Agreement, (ii) seeking to prohibit or limit the ownership, operation or conduct by the Company, Parent or any of their respective Subsidiaries or Affiliates of any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or Affiliates, or seeking the disposal or holding separate of any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or Affiliates, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose any limitations on the ability of Parent or Merger Sub to acquire or hold, or exercise full rights of ownership of, any shares of capital stock (or other equity interests) of the Company, the Surviving Corporation or any of their Subsidiaries or Affiliates, including the right to vote such capital stock on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively, or (iv) seeking to prohibit Parent or any of its Subsidiaries or Affiliates from effectively controlling in any respect the business or operations of the Company or its Subsidiaries or Affiliates.

(f)Approvals; Notices.  Parent shall have received evidence, in form and substance reasonably satisfactory to it, that (i) all Approvals, filings and notifications listed in Section 4.6(b) of the Company Disclosure Schedule (or that would be required to be listed therein in order for the representation and warranty in Section 4.6(b) of this Agreement to be true and correct in all respects as of the date hereof and as of the Closing Date) have been obtained (in the case of Approvals) or made (in the case of filings or notifications), in each case in form and substance reasonably satisfactory to Parent, and (ii) all Approvals and notices listed on Exhibit J have been obtained (in the case of Approvals) or given (in the case of notices), in each case in form and substance reasonably satisfactory to Parent.

(g)Secretary’s Certificate Regarding Stockholder Approval.  Parent shall have received the certificate of the Secretary of the Company required to be delivered by the Company pursuant to Section 6.7(a).

(h)Escrow Agreement.  The Equityholders’ Representative and the Escrow Agent shall have executed and delivered to Parent the Escrow Agreement.

(i)No Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date of this Agreement.

(j)Company Transaction Expenses.  Parent shall have received from the Company the invoices and other documentation required pursuant to Section 6.11.

(k)Pay-Off Letters.  Parent shall have received a pay-off letter (each, a “Pay-Off Letter”), in form and substance reasonably satisfactory to Parent, from each lender (including from each holder of any Convertible Note that is subject to clause (i) of the first sentence of Section 3.2(c))  with respect to any Indebtedness of the Company or any of its Subsidiaries outstanding as of immediately prior to the Closing, setting forth (i) the amount of such Indebtedness owed to such lender (including any interest accrued thereon and any prepayment or similar penalties, expenses or reimbursements) (such amounts, in the aggregate, the “Debt Pay-Off Amount”) and (ii) an agreement that, if such amount so identified is paid to such lender on the Closing Date, such Indebtedness shall be paid in full, and all Liabilities thereunder and all Liens or guarantees affecting any assets of the Company or any of its Subsidiaries will be terminated and released.

(l)Payout Schedule.  Parent shall have received (i) the Payout Schedule in accordance with Section 6.15 and (ii) a certificate signed by the Chief Executive Officer of the Company stating that such Payout Schedule is true, correct and complete in all respects and complies with the Charter and Company Equity Plans (as in effect immediately prior to the Effective Time).

(m)280G Vote.  If required pursuant to Section 6.18, the “parachute payments” shall have been submitted to the stockholders of the Company for approval or disapproval and such payments will have been approved or disapproved by such stockholders and, if disapproved, such payments shall have been waived by the recipients thereof and shall not have been made.

(n)Resignation of Directors and Officers.  Parent shall have received letters of resignation and release, effective as of the Effective Time, in form and substance reasonably satisfactory to Parent, from each of the directors and officers of the Company and each person holding a comparable position with any of the Company’s Subsidiaries, in each case other than those officers, if any, designated in writing by Parent prior to the Closing.

(o)Employee Agreements.  Each of the Employee Agreements executed and delivered on the date of this Agreement (i) shall be in full force and effect as of the Closing, (ii) shall not have been modified or amended in any way (except as expressly consented to in writing by Parent), and (iii) shall not have been breached or repudiated by, or subject to dispute by, the employee that is party thereto (nor shall any such breach, repudiation or dispute have been threatened to the Company or any of its Subsidiaries or to Parent or any of its Affiliates).

(p)Estoppel Certificates.  With respect to each Lease listed on Exhibit L, Parent shall have received an estoppel certificate from the lessor thereof in form and substance acceptable to Parent.

(q)FIRPTA.  Parent shall have received from the Company, in a form reasonably acceptable to Parent, a written statement in accordance with Treasury Regulations §§ 1.897-2(h) and 1.1445-2(c)(3) certifying that interests in the Company are not U.S. real property interests, together with a copy of the notice sent to the Internal Revenue Service in conformity with the requirements of Treasury Regulation section 1.897-2(h)(2).

(r)Secretary’s Certificate Regarding Organizational Matters.  Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter and Bylaws, (ii) the valid adoption of, and the continuing effectiveness of, resolutions of the Board of Directors of the Company whereby this Agreement, the Merger and the other documents and transactions contemplated hereby were approved by the Board of Directors, (iii) the valid adoption of this Agreement and approval of the Merger and the other documents and transactions contemplated hereby by the holders of the outstanding Preferred Stock and Common Stock, and (iv) the absence of any resolutions or written consents of the Board of Directors of the Company or of the holders of Preferred Stock or Common Stock in connection with the Merger or the other transactions contemplated hereby, other than (A) the resolutions and consents attached to such certificate and (B) the Stockholder Consents and Agreements.

(s)Certificates of Good Standing.  Parent shall have received (i) a long-form certificate of good standing from the Secretary of State of Delaware, dated within three (3) calendar days prior to Closing, evidencing that the Company is in good standing and that all applicable Taxes and fees of the Company through and including the date of such certificate have been paid, (ii) a certificate from the Secretary of State of California and each other jurisdiction in which the Company is qualified to do business as a foreign corporation, dated as of a recent date prior to Closing (but in no event more than three (3) Business Days prior to the Closing), evidencing that the Company is in good standing and that all applicable Taxes and fees of the Company through and including the date of such certificate have been paid, and (iii) a certificate, issued by a competent Governmental Authority, from the jurisdiction of formation of each Subsidiary of the Company, and from each other jurisdiction in which any Subsidiary of the Company is qualified to do business, dated as of a recent date prior to Closing (but in no event more than ten (10) calendar days prior to the Closing), evidencing that such Subsidiary is in good standing and that all applicable Taxes and fees of such Subsidiary through and including the date of such certificate have been paid;

(t)Investor Agreements.  The Company shall have delivered to Parent evidence, in form and substance reasonably satisfactory to Parent, that each of the Investor Agreements has been validly and effectively terminated and is of no further force or effect.

(u)Cayman Subsidiary.  The Company shall have delivered to Parent evidence, in form and substance satisfactory to Parent, of (i) the filing of a valid and effective Cayman Subsidiary Tax Election with the IRS in accordance with Section 6.19(a) and (ii) the valid and effective transfer of all Intellectual Property of the Cayman Subsidiary (including all Intellectual Property owned by or licensed to the Cayman Subsidiary) to the Company in accordance with Section 6.19(b).

(v)Termination of Warrants.  The Company shall have delivered to Parent evidence, in form and substance reasonably satisfactory to Parent, of the termination, effective at or before the Effective Time, of each of the MS Warrant, the SVB Warrant, the VLL Warrants and any other Warrant outstanding at or before the Effective Time, in each case in accordance with Section 3.2(e).

(w)Redemption of Series D Preferred Stock.  The Company shall have delivered to Parent evidence, in form and substance reasonably satisfactory to Parent, of (i) the redemption of all shares of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time in accordance with Section 3.2(a), (ii) the surrender to the Company of, and the cancellation of, all certificates representing shares of Series D Preferred Stock in accordance with Section 3.2(e) and (iii) the cancellation and retirement of all shares of Series D Preferred Stock in accordance with Section 3.2(e).

(x)2017 Audited Financial Statements.  The Company shall have delivered to Parent the 2017 Audited Financial Statements, together with (i) an unqualified opinion of Ernst & Young LLP on the 2017 Audited Financial Statements, and (ii) a written consent, substantially in the form set forth on Exhibit R (or otherwise in form and substance reasonably satisfactory to Parent), from Ernst & Young LLP to the inclusion of the 2017 Audited Financial Statements and Ernst & Young LLP’s unqualified opinion thereon in Orthofix International N.V.’s filings with and submissions to the United States Securities and Exchange Commission.

(y)Termination of Certain Contracts and Arrangements. The Company shall have delivered to Parent evidence, in form and substance reasonably satisfactory to Parent, of the termination, effective at or before the Effective Time, of each Contract or other arrangement listed on Exhibit N (each such Contract or arrangement, a “Specified Terminated Arrangement”).

Additional Conditions to Obligations of the Company

.  The obligation of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall also be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)Representations and Warranties.  (i) Each of the representations and warranties made by Parent or Merger Sub in this Agreement (other than the representations and warranties in Sections 5.1, 5.2 and 5.3(a)(i)) that are qualified as to materiality (including the word “material”) shall be true and correct in all respects, and those representations and warranties (other than the representations and warranties in Sections 5.1, 5.2 and 5.3(a)(i)) not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except, in each case, to the extent that such representations and warranties refer specifically to an earlier date, in which case they shall be so true and correct as of such date, and (ii) each of the representations and warranties in Sections 5.1, 5.2 and 5.3(a)(i) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except to the extent that any such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall be so true and correct as of such date.

(b)Agreements and Covenants.  Each of Parent and Merger Sub shall have performed and complied with in all material respects each agreement and covenant required by this Agreement and, in the case of Parent, by the Escrow Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)Officer’s Certificate. The Company shall have received a certificate as to the fulfillment of the conditions in Sections 7.3(a) and 7.3(b) signed by an authorized officer of Parent, which certificate shall have the effect of Parent and Merger Sub making their representations and warranties under this Agreement as of the Closing Date (other than such representations that are made as of a specified date, which shall be remade at the Closing Date as of such specified date).

(d)Escrow Agreement.  Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement to the Equityholders’ Representative.

Article 8
TERMINATION, AMENDMENT AND WAIVER

Termination

.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time:

(a)By mutual written consent of the Parties;

(b)By either Parent or the Company if the Merger shall not have been consummated on or before July 31, 2018; provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose willful failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(c)By either Parent or the Company, if a Governmental Authority shall have issued an Order or taken any other action, in each case which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger; provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose willful failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the issuance of such Order;

(d)By Parent, if (i) any of the representations or warranties of the Company herein (A) is, on the date hereof, untrue or inaccurate such that Section 7.2(a) would not be satisfied, or (B) at any time becomes untrue or inaccurate such that Section 7.2(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(d)) or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 7.2(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(d)), and, in each case of the foregoing clauses (i) and (ii), such breach (if curable) has not been cured within fifteen (15) days after written notice to the Company by Parent; provided, however, that no such cure period shall be required for a breach which by its nature cannot be cured through the exercise of reasonable efforts or if the Company fails to exercise such reasonable efforts;

(e)By the Company, if (i) any of the representations or warranties of Parent or Merger Sub here (A) is, on the date hereof, untrue or inaccurate such that Section 7.3(a) would not be satisfied, or (B) at any time becomes untrue or inaccurate such that Section 7.3(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(e)) or (ii) there has been a breach on the part of Parent or Merger Sub of any of its covenants or agreements contained in this Agreement such that Section 7.3(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(e)), and, in each case of the foregoing clauses (i) and (ii), such breach (if curable) has not been cured within fifteen (15) days after written notice to Parent by the Company; provided, however, that no such cure period shall be required for a breach which by its nature cannot be cured through the exercise of reasonable efforts or if the Parent or Merger Sub, as applicable, fails to exercise such reasonable efforts; or

(f)By Parent, prior to the receipt of executed Stockholder Consents and Agreements evidencing the receipt of the Stockholder Approval, if the Stockholder Approval shall not have been obtained by the Written Consent First Deadline.

Effect of Termination; Termination Fee

.

(a)In the event of the termination of this Agreement pursuant to Section 8.1 (which termination will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties), this Agreement (other than this Section 8.2, Sections 6.3(c), 6.8 and 11.1 through 11.12, and paragraph (c) of Exhibit M, and any related definitions, which shall survive such termination) will forthwith become void and be of no further force and effect, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any Party hereto will cease, except that nothing herein will relieve any Party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

(b)In the event of a termination of this Agreement by Parent pursuant to Section 8.1(f), the Company shall pay Parent a termination fee equal to Parent’s documented out of pocket charges and expenses (including attorneys’ fees) incurred in connection with the transactions contemplated hereby, within seven (7) Business Days after such termination, and, if the Company enters into a definitive agreement relating to an Acquisition Proposal within twelve (12) months of such termination, then the Company shall pay Parent an additional termination fee of One Million Fifty Thousand Dollars ($1,050,000) (such additional termination fee to be paid prior to the time of execution of such definitive agreement).

(c)In the event of a termination of this Agreement by Parent pursuant to Section 8.1(d), if, within twelve (12) months following such termination, the Company enters into a definitive agreement relating to an Acquisition Proposal providing for consideration to the holders of Preferred Stock and Common Stock of greater economic value, taken as a whole, than that which would have been provided pursuant to this Agreement and the transactions contemplated hereby, then the Company shall pay Parent a termination fee of Two Million Five Hundred Thousand Dollars ($2,500,000), such fee to be paid prior to the time of execution of such definitive agreement.

(d)All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

(e)The Parties acknowledge that (i) the fees and the other provisions of this Section 8.2 are an integral part of the transactions contemplated by this Agreement, (ii) the fees payable pursuant to this Section 8.2 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent and Merger Sub for the efforts and resources expended and opportunities foregone while negotiating this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without the agreements set forth in this Section 8.2, Parent and Merger Sub would not enter into this Agreement.  Accordingly, if the Company fails to pay any fee specified in Section 8.2(b) or Section 8.1(c) when due, and, in order to obtain such payment, Parent commences a Claim that results in a judgment against the Company for such fee, the Company shall pay to Parent, together with such fee, (A) interest on such fee from the date such fee was due hereunder at a rate per annum equal to the Prime Rate and (B) Parent’s costs and expenses (including reasonable attorneys’ fees) in connection with such Claim.

Amendment

.  This Agreement may be amended to the fullest extent permitted by Law by Parent, Merger Sub and the Company by action taken by or on behalf of their respective Board of Directors at any time prior to the Effective Time, whether before or after approval of this Agreement by their respective stockholders, but after any such stockholder approval (including the Stockholder Approval), no amendment shall be made which by Law requires the further approval of stockholders without obtaining such further approval.  This Agreement may be amended to the fullest extent permitted by Law by Parent, the Surviving Corporation and the Equityholders’ Representative at any time after the Effective Time, but no amendment shall be made which by Law requires the further approval of the Stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed by (i)

prior to the Effective Time, the Parties, and (ii) after the Effective Time, Parent, the Surviving Corporation and the Equityholders’ Representative.

Waiver

.  At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent permitted by Law, extend the time for the performance of any of the obligations or other acts required by the other Party hereunder, waive any inaccuracies in the representations and warranties made to such Party and contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions for the benefit of such Party contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, or the waiver of the fulfillment of any such condition, shall not affect the right to indemnification under Article 9 or other remedy based on such representation, warranty, covenant or obligation.

Article 9
INDEMNIFICATION AND ESCROW

Survival of Representations, Warranties, Agreements and Covenants

.  All representations and warranties in this Agreement, and all representations, warranties and certifications in the certificates delivered pursuant to Sections 7.2 and 7.3 or any other certificate or document delivered pursuant to this Agreement, shall survive the Merger and continue for a period beginning on the Closing Date and ending twenty-four (24) months after the Closing Date; provided, however, that (a) (i) the Fundamental Representations (other than the representations and warranties in Section 4.16), (ii) the Specified Representations and (iii) Claims for fraud or intentional misrepresentation that are based upon any representation or warranty of the Company contained in this Agreement (or any representation, warranty or certification contained in any certificate or document delivered pursuant to this Agreement) shall, in each case of the foregoing clauses (i), (ii) and (iii), survive the Merger and continue for a period beginning on the Closing Date and ending on the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof), and (b) the representations and warranties in Section 4.16 shall survive the Merger and continue for a period beginning on the Closing Date and ending on the date that is sixty (60) days after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).  The Parties intend that the statute of limitations referenced in the foregoing sentence shall be the longest statute of limitations permitted by applicable Law. The covenants and agreements of the Parties contained in this Agreement to be performed after the Closing shall survive in accordance with their terms. Notwithstanding anything herein to the contrary, if an Indemnified Person shall timely have asserted a Claim in respect of any representation, warranty, certification, agreement or covenant on or prior to the date of the termination of the applicable survival period specified above, such Claim shall survive until finally resolved (and until any amount due hereunder in respect thereof is satisfied).  No Claim shall be made for any breach, untruth or inaccuracy of any representation, warranty or certification contained in this Agreement (or in any certificate or document delivered pursuant to this Agreement), or for any breach or default of any agreement or covenant contained in this Agreement, after the date on which such representation, warranty, certification, agreement or covenant terminates as set forth above.

Indemnification; Remedies

.

(a)Indemnification of Parent and Merger Sub.  Subject to the limitations set forth in this Article 9, Parent and Merger Sub and their respective Affiliates (including, from and after the Effective Time, the Surviving Corporation and its Subsidiaries) and each of their respective officers, directors, agents, representatives, employees, successors and assigns (hereinafter referred to individually as a “Parent Indemnified Person” and collectively as “Parent Indemnified Persons”) shall be indemnified, compensated and held harmless by the Equityholders (on a joint and several basis, to the extent of the Escrow Fund and any offset against Earnout Consideration, and otherwise on a several and not joint basis, allocated among the Consenting Equityholders based on their respective Indemnity Pro Rata Shares, in each case as further provided in Section 9.2(c)), as set forth in this Article 9, from and against any and all actions or causes of action, proceedings, settlements, judgments, amounts payable, payments, Taxes, diminutions in value, and Liabilities, including interest, penalties, restitution, disgorgement, fines and fees (including reasonable attorneys’ and consultants’ fees and reasonable costs of investigation and Claims) (collectively, “Losses”), arising out of or resulting from any of the following:

(i)any breach, untruth or inaccuracy of (A) any representation or warranty of the Company contained in this Agreement as of the date hereof or as of the Closing Date as though such representation or warranty were made on the Closing Date, determined, in each case, without regard to any material, materiality, or Material Adverse Effect qualification contained therein, or (B) any representation, warranty or certification of the Company (or any officer thereof) contained in any certificate delivered pursuant to Section 7.2 or any other certificate or document delivered pursuant to this Agreement as of the date such representation, warranty or certification is made, determined, in each case, without regard to any material, materiality, or Material Adverse Effect qualification contained therein;

(ii)any breach or non-performance by the Company or the Equityholders’ Representative of any of its covenants or agreements contained in this Agreement;

(iii)any fraud or intentional misrepresentation by or on behalf of the Company, any Equityholders or any Series D Holders under or relating to this Agreement or related to the Company, any of its Subsidiaries or the transactions contemplated hereby;

(iv)any Indebtedness of the Company or any of its Subsidiaries to the extent not paid prior to Closing or deducted from the Closing Merger Consideration as contemplated in the definition thereof;

(v)any Company Transaction Expenses (including, regardless of any disclosure on the Company Disclosure Schedule, any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement) to the extent not paid prior to the Closing or deducted from the Closing Merger Consideration as contemplated in the definition thereof;

(vi)any Claim relating to the exercise or purported exercise of Appraisal Rights or Dissenters’ Rights under the Appraisal Rights Statutes (including all legal fees and expenses and other court cost and expenses), as well as any obligation to pay additional consideration in respect of any Dissenting Shares, with such Losses to include the amount equal to the excess, if any, of (A) any amounts Parent, Merger Sub, the Company or the Surviving Corporation are required by a court of competent jurisdiction to pay, or pay in settlement, in respect of any Dissenting Shares (to the extent a Governmental Authority determines that any Appraisal Rights Statute is applicable to the Merger) over (B) the amount of the portion of the Merger Consideration into which such Dissenting Shares would have been converted in the Merger had such shares not been Dissenting Shares;

(vii)any Claim (A) that any Stock Option, Warrant, Convertible Note or share of Preferred Stock or Common Stock entitles the holder thereof to anything other than the cash payments specified in Sections 3.1 or 3.2, (B) that any Stock Option was not validly cancelled, or any Warrant was not validly terminated, as of the Effective Time, (C) that any share of Series D Preferred Stock was not validly redeemed prior to, or cancelled at or prior to, the Effective Time, (D) that any Convertible Note was not validly converted into capital stock of the Company prior to the Closing, or that any Convertible Note was not validly redeemed or repaid in connection with Closing (other than as a result of Parent’s failure to comply with Section 3.11(a)), (E) made by or on behalf of any Equityholder, alleged Equityholder or any other Person (including any Series D Holder) who asserts that they were entitled to any of the Merger Consideration (or any additional or incremental amount of Merger Consideration) by virtue of any Contract (including any Warrant or Convertible Note), ownership of capital stock of the Company (including any shares of Series D Preferred Stock) or otherwise, or (F) challenging, disputing or objecting to the amount of the portion of the Merger Consideration received or to be received by any such Equityholder or alleged Equityholder;

(viii)any Claim (A) challenging, disputing or objecting to the Merger or the Merger Consideration, (B) alleging violations of fiduciary duty by any director, officer or agent of the Company in connection with the Merger or the other transactions contemplated by this Agreement or (C) by any Equityholder relating to (I) any alleged action or failure to act on its behalf by the Equityholders’ Representative or (II) the authority of the Equityholders’ Representative;

(ix)any (A) errors, inaccuracies or omissions in the Payout Schedule or any Updated Payout Schedule, or (B) failure of the Payout Schedule or any Updated Payout Schedule to comply with or conform to the Charter or the Company Equity Plans as in effect immediately prior to the Effective Time;

(x)the obligations of the Surviving Corporation pursuant to Section 6.17 (including any indemnification of, or payments or advancements to, any Covered Person in compliance therewith, but excluding any indemnification of, or payments or advancements to, any Covered Person to the extent arising out of any conduct, acts or omissions of such Covered Person after the Closing Date in his or her capacity as a director, manager, managing director or officer of the Surviving Corporation or any Subsidiary of the Surviving Corporation);

(xi)regardless of any disclosure on the Company Disclosure Schedule, any transaction between the Company or any of its Subsidiaries, on the one hand, and any Equityholder (or Series D Holder) or any Affiliate of an Equityholder (or Series D Holder), on the other hand;

(xii)regardless of any disclosure on the Company Disclosure Schedule, the following Taxes and, except as otherwise provided in Section 10.3, any Losses incurred in contesting or otherwise in connection with any such Taxes:  (A) Taxes imposed on the Company or any of its Subsidiaries with respect to Tax periods ending on or before the date of the Effective Time; (B) with respect to Straddle Periods, Taxes imposed on the Company or any of its Subsidiaries which are allocable, pursuant to Section 10.1, to the portion of such period ending on the date of the Effective Time; (C) Taxes imposed on or with respect to the transactions contemplated by this Agreement; (D) Taxes imposed on any Person other than the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries is liable by operation of Law or agreement with respect to any Tax period or any portion of a Tax period occurring on or before the date of the Effective Time; and (E) Taxes imposed on Parent, the Company or any of its Subsidiaries or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries, as a result of any breach of warranty or misrepresentation under Section 4.16; provided, however, that a Tax shall not be taken into account for purposes of this clause (xii) if, and to the extent that, Liability for such Tax (1) has been taken into account as a reduction in Working Capital for purposes of Section 3.8; or (2) is attributable to any action of Parent or any of its Affiliates after the Closing on the Closing Date outside of the ordinary course of business or relates to any Tax attributable to any Tax period or portion thereof beginning after the Closing Date;

(xiii)regardless of any disclosure on the Company Disclosure Schedule, the treatment as an “excess parachute payment” (within the meaning of Code Section 280G(b)) of any payment made by the Company on or prior to the Closing Date or otherwise required to be paid by the Company, the Surviving Corporation or any of their respective Affiliates or Subsidiaries before, on or after the Closing Date pursuant to written or oral Contracts or agreements entered into on or prior to the Closing Date;

(xiv)regardless of any disclosure on the Company Disclosure Schedule, any Liability of the Company under, resulting from or arising out of Section 409A of the Code, including any Liability of the Company or any of its Subsidiaries for any Claims from any Person for indemnification or reimbursement of any taxes, penalties or other liability such Person incurs under, as a result of or arising out of Section 409A of the Code;

(xv)regardless of any disclosure on the Company Disclosure Schedule, (A) the existence prior to the Effective Time of the Cayman Subsidiary, (B) any action, omission, election, decision or conduct prior to the Effective Time by or with respect to (including by the Company or any of its Subsidiaries with respect to) the Cayman Subsidiary, including the preparation or filing of (or any failure to prepare or file) Tax Returns, or the payment of (or any failure to pay) Taxes, by or with respect to the Cayman Subsidiary, (C) any fact, event, development, circumstance or condition in respect of the Cayman Subsidiary existing prior to the Effective Time, (D) any Contract or arrangement entered into by or with (including by the Company or any of its Subsidiaries with) the Cayman Subsidiary prior to the Effective Time (except to the extent such Losses arise from or result from a breach of such Contract or arrangement by the Surviving Corporation or any of its Subsidiaries after the Effective Time), or (E) the performance of, or any actions taken in furtherance of or in compliance with, Section 6.19;

(xvi)regardless of any disclosure on the Company Disclosure Schedule, any failure, prior to the Closing, by the Company, any Subsidiary of the Company or any of their respective officers, directors, managers, managing directors or employees, or by any other Person acting on behalf of the Company or any Subsidiary of the Company, to comply with applicable Health Care Laws or Improper Payment Laws; and

(xvii)items listed on Exhibit Q.

(b)Effect on Liability After Termination.  Nothing in this Article 9 or elsewhere in this Agreement shall limit the liability of any Party for any breach of any representation, warranty, covenant or agreement in this Agreement if this Agreement is terminated.

(c)Certain Limitations on Recovery by Parent Indemnified Persons. Subject to the terms of this Section 9.2(c), the indemnification obligations of the Equityholders pursuant to this Article 9 shall be (x) joint and several, but only to the extent such obligations are to be satisfied by recovery from the Escrow Fund or by offset against Earnout Consideration, as provided below, and (y) in all other cases, borne by the Consenting Equityholders (subject to the limitations set forth in this Section 9.2(c), including Section 9.2(c)(iii)(B)), on a several and not joint basis, based on their respective Indemnity Pro Rata Shares, as provided below.  Subject to the terms of this Article 9:

(i)amounts payable to Parent Indemnified Persons pursuant to Section 9.2(a) shall be recoverable (A) first, (I) from the Escrow Fund or (II) by offset against Earnout Consideration then owing or payable, if any (or, at Parent’s option, by offset against Earnout Consideration potentially owing in the future following achievement of the FDA Milestone Consideration, the First Revenue Milestone or the Second Revenue Milestone), in accordance with Section 3.10(f), and (B) following depletion or distribution in full of the Escrow Fund and offset in full of the Earnout Consideration then owing or payable (if any), except as otherwise provided in Section 9.2(c)(iii)(B), directly from the Consenting Equityholders, on a several (and not joint) basis, in accordance with their respective Indemnity Pro Rata Shares;

(ii)for the avoidance of doubt (and without limiting Section 9.2(c)(i)(A) or the right of any Parent Indemnified Person to recover from the Escrow Fund or by offset against Earnout Consideration), no amounts payable to Parent Indemnified Persons pursuant to Section 9.2(a) shall be recoverable directly from any Equityholder other than the Consenting Equityholders;

(iii)(A) the maximum amount that the Parent Indemnified Persons may recover pursuant to Section 9.2(a)(i) (except with respect to any breach, untruth or inaccuracy of any Fundamental Representations or any Specified Representations) shall be limited to and shall in no event exceed an amount equal to the Ordinary R&W Cap, and (B) amounts payable to Parent Indemnified Persons pursuant to Section 9.2(a)(i) (except with respect to any breach, untruth or inaccuracy of any Fundamental Representation), Section 9.2(a)(xvi) and Section 9.2(a)(xvii) shall be recoverable solely (I) from the Escrow Fund or (II) by offset against Earnout Consideration then owing or payable, if any (or, at Parent’s option, by offset against Earnout Consideration potentially owing in the future following achievement of the FDA Milestone Consideration, the First Revenue Milestone or the Second Revenue Milestone), in accordance with Section 3.10(f); and

(iv)the maximum amount that the Parent Indemnified Persons may recover directly from any Consenting Equityholder pursuant to Section 9.2(a)(i) (solely with respect to any breach, untruth or inaccuracy of any Fundamental Representations) or Sections 9.2(a)(ii) through 9.2(a)(xv) shall be limited to and shall in no event exceed an amount equal to one hundred percent (100%) of the Merger Consideration received by such Consenting Equityholder pursuant to this Agreement (whether received in respect of Preferred Stock, Common Stock or Stock Options); provided, however, nothing in this Section 9.2(c)(iv) shall in any way limit Section 9.2(c)(i)(A) or the right of any Parent Indemnified Person to recover from the Escrow Fund or by offset against Earnout Consideration.

(d)No Right of Contribution.  No Equityholder, and no Affiliate of any Equityholder, shall have any right of contribution, indemnification or advancement from the Surviving Corporation, Parent or any of their respective Subsidiaries with respect to any Loss claimed by any Parent Indemnified Person.

(e)Characterization of Claims.  Notwithstanding anything in this Article 9 to the contrary, if any Claim by a Parent Indemnified Person under this Article 9 may be properly characterized in multiple ways in accordance with this Article 9 such that such Claim may or may not be subject to different caps, time limitations and other limitations depending on such characterization, then such Parent Indemnified Person shall have the right to characterize such indemnifiable matter in a manner that maximizes the recovery and time to assert claims permitted in accordance with this Article 9.

Calculation of Losses; Mitigation

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(a)For the purposes of calculating the amount of Losses pursuant to Section 9.2(a)(i), the representations and warranties in this Agreement (and the representations, warranties and certifications in any certificate or document delivered pursuant to this Agreement) shall be read without any materiality (including the word “material”), Material Adverse Effect or similar qualifiers.

(b)The Parent Indemnified Persons shall not be entitled to indemnification pursuant to Section 9.2(a)(i) (other than with respect to any breach, untruth or inaccuracy of any Fundamental Representation or Specified Representation, as to which the limitation in this Section 9.3(b) shall not apply) (i) for any Losses until the aggregate amount of all Losses incurred by the Parent Indemnified Persons with respect thereto exceeds Four Hundred Fifty Thousand Dollars ($450,000) (the “Threshold Amount”), in which case the Parent Indemnified Persons shall be entitled to indemnification for all Losses incurred by such Parent Indemnified Persons in excess of the Threshold Amount, or (ii) for any Losses with respect to any individual claim thereunder, until the aggregate amount of all Losses with respect to such Claim (or, if such Claim is among a series of Claims that arise from the same or substantially similar facts or circumstances, with respect to such series of Claims) exceeds Twenty-Five Thousand Dollars ($25,000) (the “Individual Claim Threshold”), in which case the Parent Indemnified Persons shall be entitled to indemnification for all Losses incurred by such Parent Indemnified Persons with respect to such Claim regardless of the Individual Claim Threshold.

(c)Notwithstanding anything herein to the contrary, for purposes of calculating or determining the amount of Losses indemnifiable under Section 9.2(a), (i) no Parent Indemnified Person shall be entitled to double recovery under this Agreement for any such indemnifiable Losses, even though such Losses may have resulted from the breach of more than one of the representations, warranties, covenants or agreements in this Agreement, or been indemnifiable under more than one subsection of Section 9.2(a), and (ii) if and solely to the extent that such indemnifiable Losses were taken into account in the calculation of the Final Working Capital, Final Debt Pay-Off Amount or Final Company Transaction Expenses, the same amount of such Losses may not be recovered under Section 9.2(a).

(d)Notwithstanding anything to the contrary herein, no Parent Indemnified Person shall be entitled to make any claim for Losses pursuant to this Agreement with respect to Taxes allocable to any Tax period (or portion of a Tax period) occurring subsequent to the date of the

Effective Time to the extent related to or arising from (i) the amount, value or condition of any Tax asset or attribute (e.g. net operating loss carryforward or Tax credit carryforward) of the Company or any of the Subsidiaries, or (ii) the ability of Parent, the Surviving Corporation or any of their Affiliates to utilize such Tax asset or attribute in any Tax period or portion thereof beginning on or after the Closing Date.

(e)Notwithstanding anything to the contrary contained herein, the amount of any Losses for which indemnification is provided under this Article 9 shall be reduced by the amount of any insurance proceeds actually recovered by the applicable Parent Indemnified Person with respect to such Losses (net of actual out-of-pocket and reasonable costs of enforcement, deductibles, premium increases and retro-premium adjustments related to such Losses), and Parent and the applicable Parent Indemnified Person shall use their respective commercially reasonable efforts to realize such proceeds; provided, that the foregoing shall not require any Parent Indemnified Person to file suit or initiate litigation, mediation or other proceedings against any Person.

Escrow Fund

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(a)Promptly after the Effective Time, Parent shall deposit the Escrow Amount with JPMorgan Chase Bank, N.A. (or another institution mutually acceptable to Parent and the Company), as escrow agent in connection with this Agreement (the “Escrow Agent”), such deposit (together with interest and other income thereon) to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement.

(b)Within three (3) Business Days following the date that is twenty-four (24) months after the Closing Date, Parent and the Equityholders’ Representative shall, by delivery of a joint release certificate to the Escrow Agent in accordance with the Escrow Agreement, instruct the Escrow Agent to deliver to the Payments Administrator (for distribution, in accordance with the Applicable Updated Payout Schedule, to (i) the Stockholders who have duly surrendered their Certificates and delivered duly completed and validly executed Transmittal Letters and (ii) the Optionholders, after giving effect to any required withholding Taxes) any remaining amounts in the Escrow Fund, less amounts that would be necessary to satisfy fully any then pending and unsatisfied or unresolved Claims for indemnification timely asserted by any Parent Indemnified Person in accordance with this Article 9 and the Escrow Agreement as if such Claims were resolved in favor of Parent or such other Parent Indemnified Person.  Amounts not distributed under the foregoing in respect of pending and unsatisfied or unresolved Claims shall remain in the Escrow Fund until the related Claims have been resolved or until any such portion of such amounts is determined pursuant to Section 9.6 to be no longer necessary to satisfy such Claims.  As soon as all such Claims have been resolved or any such portion of such amounts is determined pursuant to Section 9.6 to be no longer necessary to satisfy such Claims, the Escrow Agent shall deliver to the Payments Administrator (for distribution, in accordance with the Applicable Updated Payout Schedule, to (A) the Stockholders who have duly surrendered their Certificates and delivered duly completed and validly executed Transmittal Letters and (B) the Optionholders, after giving effect to any required withholding Taxes) the remaining portion of such undistributed amount, if any, not required to satisfy such Claims.  All payments made to Equityholders under this Article 9 shall be made in accordance with their respective Transmittal Letters and other Exchange Documents, or other appropriate documentation.

Equityholders’ Representative

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(a)Appointment.  By virtue of any of (i) voting in favor of the adoption of this Agreement, (ii) the approval of the principal terms of the Merger, (iii) the consummation of the Merger or (iv) participating in the Merger and receiving the benefits thereof (including the right, or, as the case may be, contingent right, to receive consideration payable, or that may become payable, in connection with the Merger), from and after the Effective Time, each Equityholder shall be deemed to have approved the designation of, and hereby designates, Shareholder Representative Services LLC as the representative, agent and attorney-in-fact for each Equityholder (the “Equityholders’ Representative”) for all purposes in connection with this Agreement and the agreements ancillary hereto (including the Escrow Agreement), including full power and authority to take the actions and make the determinations contemplated or permitted to be taken by the Equityholders’ Representative pursuant to this Agreement and the agreements ancillary hereto (including the Escrow Agreement) and to represent all of the Equityholders and their successors with respect to all matters arising under this Agreement and the agreements ancillary hereto (including the Escrow Agreement), with full powers of substitution, and all actions taken by the Equityholders’ Representative hereunder and thereunder shall be binding upon all such Equityholders and their successors as if expressly confirmed and ratified in writing by each of them and no Equityholder shall have the right to object, dissent, protest or otherwise contest the same.  The rights, duties, obligations and other provisions set forth on Exhibit M (A) are an integral part of this Agreement, (B) shall apply with respect to the Equityholders’ Representative for all purposes under this Agreement and (C) notwithstanding anything in this Agreement to the contrary, shall apply to and be binding upon, and enforceable against, all Equityholders and, to the extent applicable thereto in accordance with their terms, each other Party to this Agreement.

(b)Parent’s Reliance.  Parent, the Surviving Corporation, the Escrow Agent, the Payments Administrator and their respective Affiliates shall be entitled to rely on any action, instruction, waiver, consent or decision of the Equityholders’ Representative.  Parent and its Affiliates shall not be obliged to inquire into the authority of the Equityholders’ Representative, and Parent and its Affiliates shall be fully protected relying upon the Equityholders’ Representative’s authority to act on behalf of the Equityholders.

(c)Binding Appointment.  The provisions of this Agreement, including Exhibit M (including the obligation of the Equityholders to indemnify the Equityholders’ Representative set forth therein) and Article 9, shall be binding upon each Equityholder and the executors, heirs, legal representatives and successors of each Equityholder, and any references in this Agreement to an Equityholder or the Equityholders shall mean and include the successors to the Equityholders’ rights hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise

(d)Expense Fund. The Expense Amount shall be used by the Equityholders’ Representative for the purposes of paying directly, or reimbursing the Equityholders’ Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto (including the Escrow Agreement). The Equityholders’ Representative shall be entitled to any interest, dividends, earnings or other income received in respect of the Expense Amount (or any remaining portion thereof), and such interest, dividends, earnings or other income shall be treated as income earned by the Equityholders’ Representative for Tax purposes. No Equityholder shall be entitled to, or have any right to receive, any interest, dividends, earnings or other income received in respect of the Expense Amount (and, to the fullest extent permitted by applicable Law, each

Equityholder shall be deemed to have irrevocably transferred and assigned to the Equityholders’ Representative any ownership right that such Equityholder otherwise may now have or may in the future have in any such interest, dividends, earnings or other income). The Equityholders’ Representative shall not be liable for any loss of principal of the Expense Amount other than as a result of its gross negligence, fraud or willful misconduct. The Equityholders’ Representative shall hold the Expense Amount (or any remaining portion thereof) separate from its corporate funds, shall not use the Expense Amount (or any remaining portion thereof) for its operating expenses or any other corporate purposes and shall not voluntarily make the Expense Amount (or any remaining portion thereof) available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Equityholders’ Representative’s responsibilities, the Equityholders’ Representative shall deliver any remaining balance of the Expense Fund to the Payments Administrator (for distribution, in accordance with the Applicable Updated Payout Schedule, to (i) the Stockholders who have duly surrendered their Certificates and delivered duly completed and validly executed Transmittal Letters and (ii) the Optionholders, after giving effect to any required withholding Taxes). The Parties agree that amounts distributed to Stockholders from the Expense Fund will be treated for tax purposes as deferred payments of purchase price, except to the extent treated as payments of interest pursuant to Section 483 or Section 1274 of the Code.

Indemnification Claims

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(a)In the event a Claim is made by a Parent Indemnified Person entitled to indemnification under this Agreement (an “Indemnified Person”), such Indemnified Person (or a representative thereof) must give written notice (the “Claim Notice”) of such Claim to the Indemnifying Person. The Claim Notice shall (i) state that an indemnification Claim (or indemnification Claims) pursuant to Section 9.2(a) or any other provision of this Agreement is being made, (ii) describe the basis for such Claim with reasonable specificity and (iii) set forth in reasonable detail the Losses (or reasonably anticipated Losses) in respect of such Claim (provided that the Indemnified Person shall not be bound by any estimate of Losses contained in such Claim Notice); provided that the Claim Notice need only specify such information to the knowledge of such Indemnified Person (or such representative thereof) as of the date thereof, shall not limit any of the rights or remedies of any Indemnified Person, and may be updated and amended from time to time by the Indemnified Person by delivering an updated or amended Claim Notice to the Indemnifying Person; provided further, no Indemnified Person’s rights or remedies shall be prejudiced as a result of limitations on disclosure in such Claim Notice, where such limitations are made in good faith to preserve the attorney-client privilege, the work product doctrine, or any other privileges.  The Claim Notice shall be provided to the Indemnifying Person as soon as reasonably practicable after the Indemnified Person becomes aware that it has incurred or suffered a Loss.  Notwithstanding the foregoing but subject to Section 9.1, any failure to provide the Indemnifying Person with a Claim Notice, or any failure to provide a Claim Notice in a timely manner as aforesaid (or to include in such Claim Notice the information required above), shall not relieve any Indemnifying Person from any liability that it may have to the Indemnified Person under this Section 9.6 except to the extent, if at all, that the ability of such Indemnifying Person to defend such Claim is materially prejudiced by the Indemnified Person’s failure to give such Claim Notice.  If the Claim Notice relates to a Third Party Claim, the procedures set forth in Section 9.7 will be applicable.

(b)If the Claim Notice does not relate to a Third Party Claim, within thirty (30) Business Days after receipt of such notice, the Indemnifying Person shall provide a written notice to Parent, indicating whether the Indemnifying Person objects to the indemnification Claim and describing the basis for any objection with reasonable specificity.  If no such objection notice is received by Parent within such thirty (30) Business Day period, the Indemnifying Person shall be deemed to be entirely liable for indemnification of the indemnification Claim pursuant to this Agreement (subject to the limitations set forth in Sections 9.2(d) and 9.2(e)).  If such notice of objection is provided within such period, the Indemnifying Person and the Indemnified Person or its representative(s) shall then attempt in good faith for twenty-five (25) Business Days to agree upon a resolution of such indemnification Claim. If no such resolution can be reached after good faith negotiation during such twenty-five (25) Business Day period, unless otherwise agreed to in writing by the Indemnifying Person and the Indemnified Person, the Indemnified Person may institute proceedings in a court of competent jurisdiction (in accordance with Section 11.8) to resolve any such dispute, and the Indemnified Person and the Indemnifying Person shall seek to resolve such dispute in as expeditious a manner as practicable.  In the case of any such proceeding, the Indemnified Person and the Indemnifying Person shall each be responsible for the payment of its own fees and expenses.

Third Party Claims

.  The following additional provisions shall apply with respect to any Claims or demands by third parties as to which any Indemnified Person seeks indemnification hereunder (a “Third Party Claim”).

(a)Unless such Indemnified Person affirmatively elects not to control the defense of such Third Party Claim by delivering a written notice (such notice, a “Non-Defense Election”) to the Indemnifying Person within thirty (30) Business Days after giving the Indemnifying Person the applicable Claim Notice in respect of such Third Party Claim, such Indemnified Person shall defend, contest, negotiate or settle each such Third Party Claim through counsel of its own selection (who shall be reasonably acceptable to the Indemnifying Person), at the expense and for the account of the Indemnifying Person (and the Indemnifying Person shall cooperate with and provide reasonable assistance to any such Indemnified Person in the defense of such Claim or demand); provided, however, that

(i)the Indemnifying Person shall be entitled to receive copies of such pleadings, notices and communications with respect to any Third Party Claim as the Indemnifying Person may reasonably request and participate in such defense, at its own expense, with counsel of its choosing, and such Indemnified Person and its counsel shall cooperate with the Indemnifying Person in doing so, and

(ii)such Indemnified Person will not settle, compromise, or offer to settle or compromise any such Third Party Claim unless (A) the Indemnifying Person provides prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, or (B) no indemnification under this Article 9 is sought by any Indemnified Person in connection with the Third Party Claim covered by the settlement.

(b)If, within thirty (30) Business Days after the Indemnified Person (or its representative) gives the Indemnifying Person the applicable Claim Notice in respect of such Third Party Claim, both (i) the Indemnifying Person delivers a written notice to the Indemnified Person stating that, subject to delivery of a Non-Defense Election by the Indemnified Person, the Indemnifying Person elects to control the defense of such Third Party Claim, and (ii) the Indemnified Person delivers a Non-Defense Election to the Indemnifying Person, then, subject to Section 9.7(d), the Indemnifying Person shall be entitled to defend, contest, negotiate or settle such Third Party Claim, at the expense and for the account of the Indemnifying Person, through counsel of its own selection (who shall be reasonably acceptable to the Indemnified Person).

(c)Notwithstanding anything to the contrary in this Section 9.7, in the event and for so long as a Third Party Claim (i) relates solely to the payment of monetary damages in an aggregate amount that does not exceed the amount then available under the Escrow Fund (excluding amounts in the Escrow Fund that are otherwise the subject of pending indemnification claims under this Article 9), which amount must remain in escrow pending final resolution of such Third Party Claim, (ii) does not relate to criminal conduct or the payment of Taxes, (iii) was not instituted by a Governmental Authority, and (iv) does not seek equitable, injunctive or other non-monetary relief, subject to Section 9.7(d), the Indemnifying Person shall be entitled to defend, contest, negotiate or settle such Third Party Claim, at the expense and for the account of the Indemnifying Person, through counsel of its own selection (who shall be reasonably acceptable to the Indemnified Person), if the Indemnifying Person provides written notice of its election to assume such defense pursuant to this Section 9.7(c) within thirty (30) Business Days after the Indemnified Person first delivers the applicable Claim Notice in respect of such Third Party Claim to the Indemnifying Person and the Indemnifying Person acknowledges in such written notice that any Losses that may be asserted against the Indemnified Person in such Third Party Claim constitute Losses for which the Indemnified Person is entitled to indemnification pursuant to this Article 9.

(d)In the event that the Indemnifying Person has assumed the defense of any Third Party Claim pursuant to either Section 9.7(b) or (c), in each case all of the following shall apply:

(i)The Indemnified Person shall cooperate with and provide reasonable assistance to the Indemnifying Person in the defense of such Third Party Claim;

(ii)the Indemnified Person shall be entitled to receive copies of all pleadings, notices and communications with respect to such Third Party Claim as the Indemnified Person may reasonably request and participate in such defense, at its own expense, with counsel of its choosing, and such Indemnifying Person and its counsel shall cooperate with the Indemnified Person in doing so;

(iii)the Indemnified Person shall be entitled to immediately assume control of the defense, contest, negotiation and settlement of such Third Party Claim in the event any of the conditions in clauses (i) through (iv) of Section 9.7(c) are not satisfied with respect to such Third Party Claim, or if the Indemnifying Person fails to diligently defend such Third Party Claim, in which case such costs and expenses associated with such defense by the Indemnified Person may be sought in a claim for indemnification hereunder; and

(iv)the Indemnifying Person shall not be entitled to settle, compromise, or offer to settle or compromise such Third Party Claim without the prior written consent of the Indemnified Person, which consent will not be unreasonably withheld, conditioned or delayed so long as (A) the conditions in clauses (i) through (iv) of Section 9.7(c) are satisfied with respect to such Third Party Claim, (B) such settlement or compromise includes only the payment of monetary damages (which are fully paid at the time of such settlement or compromise by the Indemnifying Person), and (C) such settlement or compromise releases the Indemnified Person completely in connection with such Third Party Claim, with no statement as to or an admission of fault by or on behalf of the Indemnified Person or any of its Affiliates and no monetary or nonmonetary relief granted by or imposed upon the Indemnified Person or any of its Affiliates.  The Indemnifying Person shall notify the Indemnified Person in writing prior to effecting any settlement or compromise pursuant to this Section 9.7(d)(iv) and shall make available a copy of the settlement agreement for the Indemnified Person’s review prior to execution thereof.

Payment

.  Upon a determination of liability under this Article 9, (a) with respect to any amounts payable to a Parent Indemnified Person that are to be recovered from the Escrow Fund pursuant to Section 9.2(c), Parent and the Equityholders’ Representative shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release such funds to Parent from the Escrow Fund, and (b) with respect to any amounts payable to an Indemnified Person that are to be recovered directly from the Indemnifying Person pursuant to Section 9.2(c)(i)(B), the Indemnifying Person shall pay or cause to be paid to the Indemnified Person the amount so determined within ten (10) Business Days after the date of such determination.  If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, any portion of such amount that is not subject to dispute shall nevertheless be paid as set forth above.

Remedy

.  Notwithstanding anything to the contrary herein, the existence of this Article 9 and of the rights, limitations and restrictions set forth herein do not limit any legal or other remedy with respect to Claims based on fraud, intentional misrepresentation or willful misconduct.

Article 10
TAX

Tax Allocation.

  In the case of Taxes that are payable with respect to a taxable period that begins before the date of the Effective Time and ends after the date of the Effective Time, the portion of any such Tax that is allocable to the portion of the period ending on the date of the Effective Time shall be:

(a)in the case of Taxes that are either (i) based upon or related to income, receipts, payroll or other compensation for services or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended at the end of the date of the Effective Time (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account if appropriate for an equitable sharing of such Taxes); and

(b)in the case of Taxes not described in Section 10.1(a) that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the date of the Effective Time and the denominator of which is the number of calendar days in the entire period.

Section 10.2Returns and Payments.

(a)The Company shall, and shall cause its Subsidiaries to, prepare and file in a timely manner all Tax Returns relating to the Company or any of its Subsidiaries that are due on or before the date of the Effective Time.  The Company shall, and shall cause its Subsidiaries to, pay in a timely manner all Taxes that are due on or before the date of the Effective Time.  Such Tax Returns shall be true, correct and complete and, except as otherwise required by a change in applicable Law, (i) shall be prepared, and each item thereon treated, in a manner consistent with past practices employed with respect to the Company and its Subsidiaries, and (ii) shall utilize accounting methods, elections and conventions that do not have the effect of distorting the allocation of income or expense between the Tax periods covered by such Tax Returns and subsequent Tax periods.  Parent shall have the right to review such Tax Returns for thirty (30) days prior to the filing of such Tax Returns that are income Tax Returns and a reasonable period prior to the filing of such Tax Returns that are not income Tax Returns, and the Company agrees to discuss with Parent in good faith the items reflected on such Tax Returns and any adjustments reasonably requested by Parent.

(b)The Surviving Corporation shall prepare and file, or cause to be prepared and filed, in a timely manner all Tax Returns relating to the Company and its Subsidiaries that are due after the date of the Effective Time with respect to Tax periods ending on or before the date of the Effective Time and Straddle Periods.  Except as otherwise required by a change of applicable Law, (i) such Tax Returns shall be prepared, and each item thereon treated, in a manner consistent with past practices employed with respect to the Company and its Subsidiaries (except to the extent counsel for the Surviving Corporation determines there is no reasonable basis in Law therefor or determines that a Tax Return cannot be so prepared and filed or an item so reported without being subject to penalties) and (ii) shall utilize accounting methods, elections and conventions that do not have the effect of distorting the allocation of income or expense between the Tax periods covered by such Tax Returns and subsequent Tax periods.  The Equityholders’ Representative shall have the right to review such Tax Returns for thirty (30) days prior to the filing of such Tax Returns that are income Tax Returns and a reasonable period prior to the filing of such Tax Returns that are not income Tax Returns, and the Surviving Corporation shall discuss in good faith the items reflected on such Tax Returns and any adjustments reasonably requested by the Equityholders’ Representative.  The Surviving Corporation shall be reimbursed promptly out of amounts on deposit in the Escrow Fund for (A) Taxes due with respect to such Tax Returns that relate to Tax periods that end on or before the date of the Effective Time, and (B) Taxes due with respect to Tax Returns that relate to Tax periods that end after the date of the Effective Time to the extent that such Taxes are allocable (pursuant to the provisions of Section 10.1) to the portion of such Tax periods ending on the date of the Effective Time; provided, however, that the Surviving Corporation shall not be reimbursed for such a Tax to the extent that such Tax has been taken into account as a reduction in Working Capital for purposes of Section 3.8.

(c)For the avoidance of doubt, Parent and the Surviving Corporation shall have the sole right to prepare and file, or cause to be prepared and filed, all Tax Returns relating to the Surviving Corporation and its Subsidiaries with respect to Tax periods beginning on or after the date of the Effective Time.  Notwithstanding the foregoing, none of Parent or any of its Affiliates shall (i) amend any Tax Return of the Company or any of its Subsidiaries with respect to any Tax periods ending on or before the date of the Effective Time or enter into any voluntary disclosure agreement, engage in any voluntary compliance procedures or make any other similar voluntary contact with any Governmental Authority with respect to any Tax Return of the Company or any of its Subsidiaries for such Tax periods, (ii) consent to the extension or waiver of the limitations period applicable to any Tax claim or assessment with respect to the Company or any of its Subsidiaries for any Tax periods ending on or before the date of the Effective Time, or (iii) make any Tax election with respect to the Company or any of its Subsidiaries that has effect for any Tax periods ending on or before the date of the Effective Time, in each case without the prior written consent of the Equityholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 10.3Contests.

(a)After the date of the Effective Time, Parent shall promptly notify the Equityholders’ Representative in writing of any written notice of a proposed adjustment or Claim in an audit or administrative or judicial proceeding involving Parent or the Company or its Subsidiaries which, if determined adversely to the taxpayer, would be grounds for indemnification under Article 9; provided, however, that a failure to give such notice will not affect Parent’s right to indemnification thereunder except to the extent, if any, that, but for such failure, the Equityholders would have avoided the Tax Liability in question.

(b)The procedures set forth in Section 9.7 shall control in the case of Third Party Claims relating to Taxes or an audit or administrative or judicial proceeding that relates solely to taxable periods ending on or before the date of the Effective Time.

Cooperation and Exchange of Information.

  The Equityholders’ Representative, the Company and Parent will each provide the others with such cooperation and information as any of them reasonably may request of the others in filing any Tax Return, amended Tax Return or claim for refund, determining a Liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to acquire either of the Surviving Corporation or a part of the business acquired from the Company by Parent.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities.  The Equityholders’ Representative and Parent shall (and Parent after the Effective Time will cause the Surviving Corporation and its Subsidiaries, if any, to) retain all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Surviving Corporation and its Subsidiaries, if any, for the taxable period that includes the date of the Effective Time and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, or (b) six (6) years following the due date (without extension) for such Tax Returns.  Any information obtained under this Section 10.4 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding; provided, however, the foregoing shall not prohibit the Equityholders’ Representative from disclosing such information on a need-to-know basis to (i) its advisors and representatives that are subject to confidentiality restrictions with respect to such information that are at least as restrictive as the confidentiality restrictions applicable to the Equityholders’ Representative with respect thereto, and (ii) those Equityholders that comprise the “Advisory Committee” established under the Equityholders’ Representative’s engagement letter, provided that each such Equityholder has executed a confidentiality agreement with respect such information in form and substance reasonably satisfactory to Parent.

Characterization of Payments.

  Parent and the Equityholders agree to treat all payments made by any of them to or for the benefit of the others (including any payments to the Company or any of its Subsidiaries) under Article 9 or other indemnity provisions of this Agreement and for any misrepresentations or breach of warranties or covenants as adjustments to the purchase price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

Transfer Taxes.

  All transfer, documentary, sales, use, registration and any other such Taxes and related fees (including any penalties, interest and additions to Tax) (“Transfer Taxes”) arising out of or incurred in connection with this Agreement shall be borne one-half by Parent and one-half by the Equityholders.  The Person that is legally required to file a Tax Return relating to Transfer Taxes shall be responsible for preparing and timely filing such Tax Return and Parent and the Equityholders shall each be responsible for reimbursing the other for any portion of such Transfer Taxes that the other has paid in excess of its 50% share (as determined pursuant to the foregoing sentence) within ten (10) days after receiving notice that the other has paid such Transfer Taxes (provided that, if Parent has paid more than its 50% share of any Transfer Taxes, Parent shall be reimbursed for the Equityholders’ portion of such Transfer Taxes promptly out of amounts on deposit in the Escrow Fund).  The Parties shall reasonably cooperate with each other to minimize any liability relating to Transfer Taxes, including in preparing any filings or elections with any Governmental Authority, as applicable.

Tax Records.

  Prior to the Effective Time, the Company shall deliver to Parent (a) a notice setting forth the name and contact information of each third party provider of tax services that has been engaged by the Company or any of its Subsidiaries at any time within the four (4) years preceding the Closing Date, and (b) copies of all books and records of, and all other documents and materials in the possession or control of, the Company and its Subsidiaries that contain information required for the preparation of any Tax Returns (other than Tax Returns that have been filed prior to the Effective Time) relating to the Company and its Subsidiaries with respect to (i) Tax periods ending on or before the date of the Effective Time or (ii) Straddle Periods.

Article 11
MISCELLANEOUS

Fees and Expenses

.  Except as specifically provided to the contrary in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

Notices

.  All notices and other communications that are required or permitted hereunder shall be in writing and shall be delivered personally or sent by nationally recognized overnight courier, by registered or certified mail (postage prepaid, return receipt requested), or by facsimile or telecopier, in each case to the Party to whom such notice or other communication is being given at the address or telecopy number shown below, or to such other address or telecopy number as such Party may have designated to the other Parties by written notice delivered in accordance with this Section 11.2. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery, and (b) in the case of facsimile or telecopier, upon receipt of the appropriate facsimile or telecopier confirmation.  A copy of any notice or other communication may also be provided to a Party by email, but the Parties acknowledge and agree that no such email shall constitute notice or otherwise satisfy the requirements of this Section 11.2.

If to Parent, Merger Sub, or (following the Effective Time) the Surviving Corporation, to:

Blackstone Medical, Inc.

3451 Plano Parkway

Lewisville, TX 75056

Attention:  Chief Legal Officer

Telecopy:  (214) 937-3096

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, N.W.

Washington, DC  20004

Attention:  Joseph E. Gilligan and Brian C. O’Fahey

Telecopy:  (202) 637-5910

If to the Company (prior to the Effective Time), to:

Spinal Kinetics, Inc.

501 Mercury Drive

Sunnyvale, CA 94085

Attention:  Tom Afzal

email:  TAfzal@SPINALKINETICS.COM

with copies (which shall not constitute notice) to:

Rich Ferrari

rich@denovovc.com

and

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attention:  Scott K. Murano

Telecopy: (650) 493-6811

If to the Equityholders’ Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile: (303) 623-0294

Telephone: (303) 648-4085

Severability.

  If any term or other provision of this Agreement, or the application thereof, is invalid, illegal, void or incapable of being enforced by any rule of Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, void or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Entire Agreement.

  This Agreement and the Escrow Agreement (including all exhibits, annexes and schedules hereto and thereto), the Equityholders’ Representative’s engagement letter and the other documents and instruments delivered pursuant hereto or thereto constitute the entire agreement among, and supersede all prior representations, agreements, understandings and undertakings (other than the Confidentiality Agreement), both written and oral, among, the Parties (or any of them) with respect to the subject matter hereof and thereof and no Party is relying on any prior oral or written representations, agreements, understandings or undertakings (other than the Confidentiality Agreement) with respect to the subject matter hereof and thereof.

Assignment.

  This Agreement shall not be assigned by operation of Law or otherwise, except that (a) Parent and Merger Sub may assign all or any of their rights hereunder to any Affiliate (provided that no such assignment shall relieve the assigning Party of its obligations hereunder), and (b) without limiting Section 3.9(e), from and after the Effective Time, Parent may assign all of its rights and obligations hereunder to a Person that directly or indirectly acquires all of the capital stock, substantially all of the assets, or all or part of the business, of the Surviving Corporation, so long as such Person assumes this Agreement, in writing, and agrees to be bound by and to comply with all of the terms and conditions hereof.

Parties in Interest.

  Subject to Section 11.5 hereof, this Agreement shall be binding upon and inure solely to the benefit of the Equityholders and each Party and each of their respective permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (other than the Indemnified Persons, who shall be third party beneficiaries hereof to the extent set forth in Article 9) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Failure or Indulgence Not Waiver; Remedies Cumulative.

  No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 11.8Governing Law; Jurisdiction.

(a)This Agreement and all disputes, controversies, or claims relating to, arising out of or under, or in connection with this Agreement or the other transactions contemplated hereby, including the negotiation or execution hereof and performance hereunder, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of choice of law or conflicts of law rules or provisions (whether of the State of Delaware or any other jurisdiction).  Each of the Parties irrevocably and unconditionally submits to the sole and exclusive personal jurisdiction of (i) the state courts of the State of Delaware, and (ii) the United States District Court for the District of Delaware (and appropriate appellate courts therefrom), for the purposes of any dispute, claim, controversy, suit, action, or other proceeding relating to, arising out of or under, or in connection with this Agreement or the Escrow Agreement or any transaction contemplated hereby or thereby. Each of the Parties further agrees and covenants (A) to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any state court located in the State of Delaware and (B) to not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  Notwithstanding clause (A) of the foregoing sentence, each of the Parties further agrees and covenants that if subject matter jurisdiction over any action, suit, or proceeding in connection with any dispute, Claim, or controversy relating to, arising out of or under, or in connection with this Agreement, the Escrow Agreement, or the transactions contemplated hereby or thereby exists in the Court of Chancery of the State of Delaware by reason of Section 111 of the Delaware General Corporation Law or if there otherwise exists a good faith basis for concluding that the Court of Chancery of the State of Delaware would have subject matter jurisdiction in connection with any such action, suit, or proceeding, then any such action, suit, or proceeding shall be brought exclusively in the Court of Chancery of the State of Delaware, and each Party agrees that it shall not attempt to deny or defeat subject matter jurisdiction over such action, suit, or proceeding in the Court of Chancery of the State of Delaware.  Each Party hereby irrevocably and unconditionally consents to service of any process, summons, notice or document by U.S. certified or registered mail (postage prepaid, return receipt requested) to the address to which notices and other communications to such Party are required to be sent pursuant to Section 11.2, and each Party agrees that such service shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 11.8.   Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding relating to, arising out of or under, or in connection with this Agreement or the transactions contemplated hereby in (1) the United States District Court for the District of Delaware, or (2) any state court located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Each of the Parties hereby agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on 6 Del. C. § 2708.

(b)Each of the Parties hereby agrees that a final judgment in any dispute, claim, controversy, suit, action or other proceeding relating to, arising out of or under, or in connection with this Agreement or the Escrow Agreement or any transaction contemplated hereby or thereby shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATING TO, ARISING OUT OF OR UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, EXECUTION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.  EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE MERGER BY,

AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8(c).

Enforcement of Agreement; Specific Performance.

 The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts of the State of Delaware or any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity.

Counterparts.

  This Agreement may be executed and delivered in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Any facsimile or electronically transmitted copies hereof or signatures hereon shall, for all purposes, be deemed originals.

Due Diligence Materials.

  For purposes of this Agreement, the phrases “provided to Parent” or “made available to Parent” shall mean the posting by the Company of the various materials, documents and information produced by the Company throughout Parent’s due diligence review process to a virtual data room managed by the Company, up until 3:00 pm Central Time on the calendar day prior to the date of this Agreement; provided that no material, document or information shall be deemed to have been posted to such virtual data room until such time as such material, document or information is visible therein to, and accessible therein by, Parent Representatives.  The Company shall deliver to Parent, on one or more USB electronic storage devices, (a) a complete and accurate (as of the date of this Agreement) electronic copy of such virtual data room within seven (7) Business Days after the date of this Agreement and (b) if any additional materials, documents or information are added to such virtual data room after the date of this Agreement, a complete and accurate (as of the Closing Date) electronic copy of such virtual data room at or before the Closing.

Time is of the Essence.

  Time is of the essence in this Agreement.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.  Relative to the determination of any period of time, “from” means “including and after,” “to” means “to but excluding” and “through” means “through and including.”  When calculating the period of time “before” which, “prior to” which, “within” which, “following” which or “after” which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Equityholders’ Representative have executed and delivered this Agreement and Plan of Merger or caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

SPINAL KINETICS, INC.

By: /s/ Thomas Azfal

Name:  Thomas Azfal

Title:  CEO

PARENT:

BLACKSTONE MEDICAL, INC.

By: /s/ Bradley R. Mason

Name:  Bradley R. Mason

Title:  President and Chief Executive Officer

MERGER SUB:

SUMMIT DEVELOPMENT, INC.

By: /s/ Bradley R. Mason

Name:  Bradley R. Mason

Title:  President

Equityholders’ Representative:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Equityholders’ Representative

By: /s/ Sam Riffe

Name:  Sam Riffe

Title:  Executive Director

EXHIBIT C

DEFINITIONS

“2016 Bridge Notes” means all convertible promissory notes issued pursuant to the 2016 Note Purchase Agreement.

“2016 Note Purchase Agreement” means that certain 2016 Note Purchase Agreement, dated as of October 28, 2016, as amended by Amendment No. 1 to 2016 Note Purchase Agreement, dated as of December 14, 2016, by and among the Company and the persons and entities listed on the schedule of investors attached thereto as Schedule I.

“2017 Audited Financial Statements” means consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2017, which (a) consist of (i) a consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2017, (ii) consolidated statements of (A) operations and comprehensive income, (B) stockholders’ equity and (C) cash flows, in each case of the Company and its Subsidiaries for the fiscal year ended December 31, 2017, and (iii) all related notes and schedules, (b) are prepared in accordance with (i) GAAP applied on a basis consistent with the past practices of the Company and its Subsidiaries and (ii) Regulation S-X (17 C.F.R. Part 210), and (c) are audited by Ernst & Young LLP.

“Accounting Rules” means, collectively, (a) the method of calculating working capital used in the illustrative calculation of working capital set forth on Exhibit H, subject to any additional adjustments described on Exhibit H (the “Working Capital Calculation Method”), (b) GAAP, and (c) the Company’s past practices used in preparing the Financial Statements (the “Financial Statement Principles”); provided that in the event of any conflict among the Working Capital Calculation Method, GAAP and the Financial Statement Principles, the Working Capital Calculation Method shall take precedence, followed by GAAP, followed by the Financial Statement Principles.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their Affiliates) relating to (a) any merger, consolidation, reorganization or other direct or indirect business combination involving, or any recapitalization, liquidation or winding-up of, or any similar transaction involving, the Company or any of its Subsidiaries, (b) the issuance or acquisition of shares of capital stock or other equity securities (or of options or warrants to purchase, or other securities or instruments convertible into or exchangeable for, shares of capital stock or other equity securities) of the Company or any of its Subsidiaries representing ten percent (10%) or more of (i) any class or series of the outstanding capital stock of the Company or any of its Subsidiaries or (ii) the outstanding voting power of the Company or any of its Subsidiaries, (c) any tender, exchange offer or other offer or bid for any shares of capital stock or other equity securities of the Company or any of its Subsidiaries, (d) the sale, lease, exchange, license (whether exclusive or not) or other disposition of a substantial portion of the Intellectual Property of the Company or any of its Subsidiaries or a substantial portion of the business or other assets of the Company or any of its Subsidiaries, or (e) any other transaction, the consummation of which would reasonably be expected, directly or indirectly, to impede, interfere with, prevent or materially delay the consummation of the Merger or any of the other transactions contemplated hereby or which would reasonably be expected, directly or indirectly, to diminish significantly the benefits to Parent or its Affiliates of the Merger or any of the other transactions contemplated hereby.  Notwithstanding anything to the contrary in this Agreement, neither (i) the conversion of any Convertible Notes or shares of Preferred Stock into Common Stock, nor (ii) the valid exercise of

Stock Options or Warrants to purchase Common Stock or Series C Preferred Stock, shall constitute an Acquisition Proposal.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than fifty percent (50%) of the voting securities in such corporation or of the voting interest in such partnership or limited liability company.

“Affiliated Group” has the meaning set forth in Section 4.16(a)(iii).

“Agreement” has the meaning set forth in the Preamble.

“Anti-Boycott Regulations” has the meaning set forth in Section 4.30(a).

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, as amended, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Applicable Privacy Laws” has the meaning set forth in Section 4.27(a).

“Applicable Updated Payout Schedule” means, with respect to any payment, distribution or delivery of funds by the Payments Administrator to the Equityholders, the Updated Payout Schedule delivered to Parent and the Payments Administrator by the Equityholders’ Representative pursuant to Section 6.15(d) in connection with such payment, distribution, delivery or release.

“Appraisal Rights” has the meaning set forth in Section 3.7.

“Appraisal Rights Statutes” has the meaning set forth in Section 3.7.

“Approvals” has the meaning set forth in Section 4.1(a).

“Base Merger Consideration” means Forty-Five Million Dollars ($45,000,000).

“Baseline Working Capital” means an amount equal to Four Million Dollars ($4,000,000).

“Business Day” means any day other than a Saturday, Sunday or day on which banks are required or permitted to close in the State of New York or California.

“Bylaws” means the bylaws of the Company, as amended.

“Cancelled Shares” has the meaning set forth in Section 3.1(a).

“Cash” means all cash and cash equivalents of the Company and its Subsidiaries.

“Cayman Subsidiary” means Spinal Kinetics Cayman Islands, an exempted company incorporated in the Cayman Islands.

“Cayman Subsidiary Tax Election” has the meaning set forth in Section 6.19(a).

“CCC” means the California Corporations Code.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 3.4(d).

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended.

“Claim” means any claim, suit, action, arbitration, mediation, petition, cause of action, complaint, charge, allegation, criminal prosecution, investigation, demand letter, hearing or proceeding, whether civil, criminal, administrative or investigative, at law or at equity, before or by any Governmental Authority, arbitrator, other tribunal, or any other Person, and any information request from a Governmental Authority.

“Claim Notice” has the meaning set forth in Section 9.6(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Statement” has the meaning set forth in Section 3.8(b).

“Closing Merger Consideration” shall equal (a) Base Merger Consideration, plus (b) if the Estimated Working Capital is greater than the Baseline Working Capital, the difference between the Estimated Working Capital and the Baseline Working Capital, minus (c) if the Estimated Working Capital is less than the Baseline Working Capital, the difference between the Baseline Working Capital and the Estimated Working Capital, minus (d) the Estimated Debt Pay-Off Amount, minus (e) the Estimated Company Transaction Expenses minus (f) the Escrow Amount, minus (g) the Expense Amount, plus (h) the Estimated Cash.

“COBRA Coverage” has the meaning set forth in Section 4.13(e).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, from time to time, and the Regulations promulgated and rulings issued thereunder.

“Commercially Reasonable Efforts” means, for purposes of Section 3.9(d), the expenditure of efforts and resources consistent with the usual practice of Parent and its Subsidiaries with respect to development or commercialization of products of similar commercial potential at a similar stage in product lifecycle, taking into account: (a) issues of efficacy, safety, and expected and actual approved labeling, (b) the risks inherent in the development and commercialization of the product, (c) the expected and actual competitiveness of alternative products sold by third parties in the marketplace, (d) the expected and actual product profile, (e) the expected and actual patent and other proprietary position of the product, (f) the likelihood and difficulty of obtaining FDA and other regulatory approval given the regulatory structure involved, (g) the regulatory status of the product and scope of any marketing approval, (h) pending or actual legal proceedings with respect to the product, (i) whether the product is subject to a clinical hold, recall or market withdrawal, (j) input from regulatory experts and any guidance or developments from the FDA or similar Governmental Authority affecting the data required to obtain premarket approval from the FDA or any similar approval from another Governmental Authority; and (k) the expected and actual profitability and return on investment of the product, taking into consideration, among other factors, the expected and actual (1) third-party costs and expenses, (2) royalty and other payments, and (3) pricing and reimbursement relating to the product(s), but in each case not including payments made or to be made pursuant to this Agreement.

“Common Stock” has the meaning set forth in Section 4.3(a).

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 6.5(c).

“Company Balance Sheet Date” has the meaning set forth in Section 4.9.

“Company Distributor” has the meaning set forth in Section 4.34.

“Company Equity Plans” means all stock option plans or equity-related plans or arrangements of the Company, including the Company’s 2003 Stock Plan and the Company’s 2014 Equity Incentive Plan.

“Company Representatives” has the meaning set forth in Section 6.2(a).

“Company Transaction Expenses” means all costs, fees and expenses incurred (whether or not billed or invoiced) by or on behalf of the Company or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby, including (a) any broker’s, financial advisor’s, finder’s or other fee or commission arising out of, relating to or in connection with the transactions contemplated hereby, (b) fees and expenses payable to advisors and consultants (including investment bankers, lawyers and accountants) arising out of, relating to or incidental to the discussion, evaluation, negotiation, documentation or effectuation of the transactions contemplated hereby, (c) fees and costs related to the repayment of any Indebtedness (including prepayment fees and penalties), to the extent not included in the Final Debt Pay-Off Amount, (d) the maximum amount of any bonus or other payment (including any “stay” or “sale” bonus) paid or payable to any director, manager, managing director, officer or employee or Affiliate of the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement, (e) any amounts payable pursuant to any management carve-out plan in connection with the transactions contemplated by this Agreement, (f) the employer-paid portions of applicable federal, state or local payroll, employment or similar Taxes due with respect to the payments described in the foregoing clause (d) or clause (e) and with respect to the treatment of the Stock Options pursuant to Section 3.2, (g) the aggregate amount of the premium paid to purchase the “tail” or “run-off” policy contemplated in Section 6.17, (h) any “Liquidation Bonus” payable pursuant to any VLL Warrant, (i) any fees, expenses or other Liabilities arising out of, relating to or in connection with the termination of any Specified Terminated Arrangement, (j) any amounts payable in respect of shares of Series D Preferred Stock, including amounts payable to redeem any such shares, (k) any assignment fee payable pursuant to Section 14.3 of that certain Exclusivity Agreement, dated as of February 10, 2004, as amended by Amendment No. 1, dated as of June 4, 2013, and Amendment No. 2, dated as of August 16, 2016, by and between the Board of Trustees of the Leland Stanford Junior University and the Company, and (l) any fees, expenses or other Liabilities due to the Equityholders’ Representative.

“Confidentiality Agreement” means that certain Mutual Confidentiality / Non-Disclosure Agreement, effective as of August 16, 2017, between Parent and the Company.

“Consenting Equityholders” means all Equityholders that duly execute Stockholder Consents and Agreements.

“Contingent Consideration” means (a) only to the extent paid to Equityholders pursuant to Section 3.8(d), the Equityholders Final Closing Adjustment Consideration, (b) only to the extent paid to Equityholders pursuant to Section 3.10, the First Revenue Milestone Consideration, (c) only to the extent paid to Equityholders pursuant to Section 3.10, the Second Revenue Milestone Consideration, (d) only to the extent paid to Equityholders pursuant to Section 3.10, the FDA Milestone Consideration, (e) only to the extent paid to Equityholders pursuant to Section 9.4, the amounts deposited under the Escrow Agreement, and (f) only to the extent paid to the Equityholders pursuant to Section 9.5(d), the amounts held in the Expense Fund.

“Contract” means any contract, plan, undertaking, understanding, agreement, purchase order, license, sublicense, consent, lease, note, mortgage or other binding commitment, whether written or oral.

“Contract Workers” means individual independent contractors, individual consultants, temporary employees, leased employees, retired persons entitled to payment from the Company, or other service providers employed or used by the Company or any of its Subsidiaries who are not (a) classified by the Company or any of its Subsidiaries as employees or (b) compensated by the Company or any of its Subsidiaries through wages reported on a Form W-2.

“Convertible Note” means any evidence of indebtedness of the Company that is convertible into or exchangeable for capital stock of the Company, including the De Novo Standalone Note and each 2016 Bridge Note.

“Covered Person” has the meaning set forth in Section 6.17(a).

“Data Subject Consents” has the meaning set forth in Section 4.27(c).

“De Novo Standalone Note” means that certain Subordinated Convertible Promissory Note, dated December 19, 2016, issued by the Company in favor of De Novo Ventures II, L.P., as amended.

“Debt Pay-Off Amount” has the meaning set forth in Section 7.2(l).

“DGCL” has the meaning set forth in the Recitals.

“Disputed Claim Losses” has the meaning set forth in Section 3.10(f).

“Dissenters’ Rights” has the meaning set forth in Section 3.7.

“Dissenting Shares” has the meaning set forth in Section 3.7.

“EAR” has the meaning set forth in Section 4.30(a).

“Earnout Consideration” has the meaning set forth in Section 3.9(a).

“Earnout Period” has the meaning set forth in Section 3.9(a).

“Earnout Period End Date” has the meaning set forth in Section 3.9(a).

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Agreements” has the meaning set forth in the Recitals.

“Employee Plans” has the meaning set forth in Section 4.13(a).

“Employees” has the meaning set forth in Section 6.5(a).

“Employment Laws” means, to the extent enacted prior to the Closing and as in effect on the Closing, all Laws and Orders concerning (a) hiring, (b) termination, (c) collective bargaining, (d) compensation, (e) harassment, discrimination or retaliation in employment, (f) affirmative action, (g) immigration, (h) work authorization, (i) terms and conditions of employment, (j) payroll Tax withholding and deductions, (k) unemployment compensation, (l) worker’s compensation, (m) worker classification (including the proper classification of workers as contingent workers, independent contractors and consultants), (n) privacy, (o)  records and files, (p) social security contributions, (q) wages, (r) hours of work, (s) occupational safety and health, or (t) any other employment practices.

“Environmental Laws” means any and all Laws, Orders, codes, or other legally enforceable requirements (including common law) of the United States, or any state, local, municipal or other U.S. Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning Hazardous Materials, or the protection of the environment, human health, employee health and safety, or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq.

“Environmental Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other Approvals under any Environmental Laws.

“Equityholders” means, collectively, all Stockholders and Optionholders.

“Equityholders Final Closing Adjustment Consideration” has the meaning set forth in Section 3.8(d).

“Equityholders’ Representative” has the meaning set forth in the Section 9.5(a).

“ERISA” has the meaning set forth in Section 4.13(a).

“ERISA Affiliate” has the meaning set forth in Section 4.13(a).

“Escrow Agent” has the meaning set forth in Section 9.4(b).

“Escrow Agreement” has the meaning set forth in Section 6.12.

“Escrow Amount” means Four Million Five Hundred Thousand Dollars ($4,500,000).

“Escrow Fund” has the meaning set forth in Section 3.4(g).

“Escrowed Stockholder Consents and Agreements” has the meaning set forth in the Recitals.

“Escrow/Set-Off Remedy End Date” means the later of (a) the date on which the Escrow Fund has been depleted or distributed in full, or (b) the date on which all Earnout Consideration has been deposited with the Payments Administrator for distribution to the Equityholders in accordance with Section 3.10 (or offset against Losses of Parent or the Surviving Corporation in accordance with Section 3.10(f)) or is otherwise no longer capable of becoming payable to the Equityholders pursuant to Section 3.10.

“Estimated Cash” has the meaning set forth in Section 3.8(a).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 3.8(a).

“Estimated Closing Statement” has the meaning set forth in Section 3.8(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 3.8(a).

“Estimated Debt Pay-Off Amount” has the meaning set forth in Section 3.8(a).

“Estimated Working Capital” has the meaning set forth in Section 3.8(a).

“EU” means the European Union.

“EU Medical Device Directives” means Council Directive 90/385/EEC on active implantable medical devices, Council Directive 93/42/EEC concerning medical devices, and Directive 98/79/EC on in vitro diagnostic medical devices.

“Exchange Documents” has the meaning set forth in Section 3.4(c).

“Exchange Rate Methodology” means Orthofix International N.V.’s then current standard exchange rate methodology (which, as of the date of this Agreement, is (a) with respect to total sales in any foreign currency during any calendar month, translation of such total sales into U.S. Dollars using the average of the applicable exchange rate reported by Bloomberg at 5:00 pm New York time on each trading day during such calendar month, and (b) with respect to total sales in any foreign currency during any twelve (12) calendar month period, the sum of the monthly translated sales in such foreign currency (as translated to U.S. Dollars in accordance with the foregoing clause (a)) for each calendar month during such period).

“Existing Indebtedness” has the meaning set forth in Section 4.26.

“Expense Amount” means Seventy-Five Thousand Dollars ($75,000).

“Expense Fund” has the meaning set forth in Section 3.4(g).

“FCPA” means the U.S. Foreign Corrupt Practices Act and all rules, regulations and guidance promulgated thereunder.

“FD&C Act” has the meaning set forth in Section 4.28(a).

“FDA” means the United States Food and Drug Administration.

“FDA Law and Regulation” has the meaning set forth in Section 4.28(a).

“FDA M6-C Approval” means approval by the FDA, by order issued under Section 515 of the FD&C Act, of the premarket application (PMA) (P170036) for the M6-C Disc with approved indications allowing commercial distribution in the United States of the M6-C Disc for single level disc replacement.

“FDA Milestone” has the meaning set forth in Section 3.9(a).

“FDA Milestone Consideration” has the meaning set forth in Section 3.9(a).

“Final Cash” has the meaning set forth in Section 3.8(b).

“Final Closing Adjustment Amount” means an amount equal to (a) Zero Dollars ($0), plus (b) if the Final Working Capital is greater than the Estimated Working Capital, the difference between the Final Working Capital and the Estimated Working Capital, minus (c) if the Final Working Capital is less than the Estimated Working Capital, the difference between the Estimated Working Capital and the Final Working Capital, minus (d) if the Final Debt Pay-Off Amount is greater than the Estimated Debt Pay-Off Amount, the difference between the Final Debt Pay-Off Amount and the Estimated Debt Pay-Off Amount, plus (e) if the Final Debt Pay-Off Amount is less than the Estimated Debt Pay-Off Amount, the difference between the Estimated Debt Pay-Off Amount and the Final Debt Pay-Off Amount, minus (f) if the Final Company Transaction Expenses are greater than the Estimated Company Transaction Expenses, the difference between the Final Company Transaction Expenses and the Estimated Company Transaction Expenses, plus (g) if the Final Company Transaction Expenses are less than the Estimated Company Transaction Expenses, the difference between the Estimated Company Transaction Expenses and the Final Company Transaction Expenses, minus (h) if the Final Cash is less than the Estimated Cash, the difference between the Estimated Cash and the Final Cash, plus (i) if the Final Cash is greater than the Estimated Cash, the difference between the Final Cash and the Estimated Cash.

“Final Company Transaction Expenses” has the meaning set forth in Section 3.8(b).

“Final Debt Pay-Off Amount” has the meaning set forth in Section 3.8(b).

“Final Working Capital” has the meaning set forth in Section 3.8(b).

“Financial Statement Principles” has the meaning set forth in the definition of Accounting Rules.

“Financial Statements” has the meaning set forth in Section 4.9(a).

“First Revenue Milestone” has the meaning set forth in Section 3.9(a).

“First Revenue Milestone Consideration” has the meaning set forth in Section 3.9(a).

“Foreign Competition Laws” means any non-U.S. Laws or Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Foreign Plan” has the meaning set forth in Section 4.13(a).

“Fundamental Representations” means the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6(a)(i), 4.16, and 4.22.

“GAAP” means generally accepted accounting principles in the United States.

“GLBA” has the meaning set forth in Section 4.27(a).

“Governmental Authority” means any (a) nation or government (whether foreign or domestic), including any federal, state, provincial or local municipality, principality, commonwealth, province, territory, county, district or other jurisdiction of any nature or other political subdivision, instrumentality or authority thereof, or (b) department, commission, bureau, agency, authority, board, court, arbitrator, arbitration tribunal, official, officer, self-regulatory authority or organization, or other entity or body, domestic or foreign (including any multinational, supra-national or quasi-governmental entity, body or authority), exercising executive, judicial, regulatory, administrative, enforcement, police, military or taxing governmental functions.

“Governmental Damages” means (a) any civil, administrative or criminal penalties, assessments or fines paid or payable to a Governmental Authority, (b) any restitution, penalties or damages paid to a third party, in each case, resulting from the (i) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of the Company or any of its Subsidiaries of a crime or (ii) settlement or resolution with a Governmental Authority for the purpose of closing a Governmental Investigation, or (c) any administrative sanctions, injunctive relief, deferred prosecution agreement, non-prosecution agreement, corporate integrity agreement or requirement to alter business practices imposed by or entered into with any Governmental Authority.

“Governmental Investigation” means an investigation or issuance of a subpoena, civil investigative demand or other formal or informal request for information or documents by a Governmental Authority for the purpose of investigating violations of any applicable Laws (including any Health Care Laws) or imposing criminal sanctions or civil or administrative penalties, fines, damages, sanctions or injunctions on the Company or any of its Subsidiaries.

“Group Health Plan” has the meaning set forth in Section 4.27(a).

“Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases) (a) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (b) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “chemical substances,” “radioactive materials,” “medical waste,” “infectious substances,” “regulated waste,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (c) which contain without limitation polychlorinated biphenyls (PCBs), mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including crude oil or any fraction thereof); or (d) which pose a hazard to human health, safety, natural resources, employees, or the environment.

“Health Care Laws” has the meaning set forth in Section 4.29(a).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the Regulations promulgated and rulings issued thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Improper Payment Laws” means the FCPA and any other applicable Laws regarding corruption, bribery, money laundering or illegal payments or gratuities, including the U.K. Bribery Act 2010, §§ 299, 299a/b and 331 et seq. of the German Criminal Code (Strafgesetzbuch), and anti-bribery laws of all other jurisdictions in which the Company or any of its Subsidiaries directly or indirectly does business.

“Indebtedness” means (a) all indebtedness (whether or not contingent) for borrowed money, including any indebtedness incurred to finance the purchase of equipment or other property; (b) all obligations (contingent or otherwise) for the deferred purchase price of assets, property or services, including any potential earn-out, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding any Company Transaction Expenses and any accounts payable or deferred liabilities included in the calculation of Working Capital, (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property, (e) all indebtedness incurred under or in connection with any real property lease to finance, in whole or in part, the purchase, construction or installation of improvements, equipment, fixtures or other property (including any tenant improvement allowance or similar allowance that is required to be repaid to the landlord under or in connection with any real property lease), (f) all obligations under capital leases, (g) all obligations, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (h) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction, (i) all obligations under any currency, interest rate or other hedge agreement or any other hedging arrangement, (j) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts” costs, fees, expenses and other payment obligations that would arise (whether or not then due and payable) if all such items referred to in clauses (a) through (i) above were prepaid, extinguished, unwound and settled in full, and (k) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and Contract rights) owned by the Company or any of its Subsidiaries, whether or not the Company or any of its Subsidiaries has assumed or become liable for the payment of such obligation.

“Indemnified Person” has the meaning set forth in Section 9.6(a).

“Indemnifying Person” means, in relation to any Claim for indemnification under this Agreement, (a) if such indemnification is sought from the Equityholders prior to the Escrow/Set-Off Remedy End Date (including where recovery is sought directly from the Consenting Equityholders pursuant to Section 9.2(d)(i)(B)), the Equityholders’ Representative, acting on behalf of the

Equityholders (provided that where this Agreement refers to liability of, or requires payment by, the Indemnifying Person, “Indemnifying Person” shall refer to the Equityholders, rather than to the Equityholders’ Representative, and in no event shall the Equityholders’ Representative have any liability to any Parent Indemnified Person for any amounts payable pursuant to Section 9.2(a)), or (b) if such indemnification is sought from the Equityholders on or after the Escrow/Set-Off Remedy End Date, each Consenting Equityholder from whom recovery is sought pursuant to Section 9.2(d)(i)(B).

“Indemnity Pro Rata Share” means, with respect to each Consenting Equityholder, and as of any date, the ratio (expressed as a percentage) calculated by dividing (a) the Merger Consideration received by such Consenting Equityholder on or prior to such date (whether received in respect of Preferred Stock, Common Stock or Stock Options), by (b) the aggregate Merger Consideration received by all Consenting Equityholders on or prior to such date (whether received in respect of Preferred Stock, Common Stock or Stock Options).

“Individual Claim Threshold” has the meaning set forth in Section 9.3(b).

“Intellectual Property” means any and all intellectual property, including (a) patents and provisional and non-provisional patent applications, and all continuations, continuations-in-part, extensions, reissues, divisions or invention disclosures relating thereto; (b) trademarks, trade names, service marks, logos, trade dress, domain names, and social media accounts and handles, together with all goodwill in any of the foregoing and all applications and registrations of the same; (c) copyrights (including software in source code or object code form) and all applications and registrations of the same; (d) moral rights, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous; (e) rights of publicity and privacy; (f) mask works, schematics, technology, know-how, Trade Secrets, customer lists, technical information, technical data, process technology, specifications, plans, drawings and blue prints, inventions, improvements thereto, ideas, algorithms, devices, systems, processes, and any and all other tangible or intangible proprietary information; (g) rights analogous to those set forth above; and (h) rights to sue for past, present, and future infringement, misappropriation or other unauthorized use of the rights set forth above.

“Investor Agreements” means that certain (a) Amended and Restated Voting Agreement, dated as of May 20, 2014, by and among the Company and the other signatories thereto, (b) Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of May 20, 2014, by and among the Company and the other signatories thereto, (c) Amended and Restated Investors’ Rights Agreement, dated as of May 20, 2014, by and among the Company and the other signatories thereto, and (d) letter agreement, dated October 13, 2017, by and between KCOF Management VII, L.L.C. and the Company.

“IRS” means the United States Internal Revenue Service.

“IT Assets” has the meaning set forth in Section 4.27(d).

“Knowledge”, “Knowledge of the Company” and similar formulations means the actual knowledge of a particular fact or other matter of any individual set forth on Exhibit O, or the knowledge any such individual would reasonably be expected to have obtained upon reasonable inquiry in light of such individual’s position within the Company.

“Law” means any law, statute, common law, rule, code, executive order, ordinance, Regulation, requirement, administrative ruling or judgment of any Governmental Authority or any Order, whether preliminary or final, entered by any Governmental Authority.

“Lease” has the meaning set forth in Section 4.15(c).

“Leased Real Property” has the meaning set forth in Section 4.15(c).

“Liability” or “Liabilities” mean debts, liabilities, commitments, losses, deficiencies, duties, charges, claims, damages, demands, costs, fees, expenses and obligations (including guarantees, endorsements and other forms of credit support), whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, on- or off-balance sheet, including those arising under any Contract, law, statute, ordinance, regulation, rule, code, common law or other requirement or rule enacted or promulgated by any Governmental Authority or any litigation, court action or proceeding, lawsuit, originating application to an employment tribunal, or binding arbitration.

“Lien” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), license, claim, option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase or charge of any kind (including any agreement to give any of the foregoing).

“Losses” has the meaning set forth in Section 9.2(a).

“M6-C Disc” means the product described on Exhibit P-1, as such product may be modified or improved from time to time.

“M6-L Disc” means the product described on Exhibit P-2, as such product may be modified or improved from time to time.

“Material Adverse Effect” means any fact, event, change, development, condition, circumstance or effect that, individually or in the aggregate, (a) is, or would reasonably be expected to be, materially adverse to the business, operations, condition (financial or otherwise), assets (whether tangible or intangible), liabilities, capitalization or results of operations of the Company or its Subsidiaries, taken as a whole, or (b) would materially impair or delay the ability of the Company to perform its obligations hereunder, including the consummation of the Merger; provided that, in the case of the foregoing clause (a), “Material Adverse Effect” shall not include any such fact, event, change, development, condition, circumstance or effect to the extent it results or arises from (i) any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (ii) changes generally affecting (A) the industry in which the Company and its Subsidiaries operate ,(B) the United States or worldwide economy, (C) financial markets in the United States or worldwide, or (D) political conditions in the United States or worldwide, (iii) changes in applicable Law or GAAP, (iv)  any action required to be taken by the Company pursuant to the terms of this Agreement, (v) failure of the Company to meet internal forecasts or financial projections (it being understood that any fact, event, change, development, condition, circumstance or effect underlying or contributing to such failure shall not be excluded, and may be taken into account, in determining whether a Material Adverse Effect has occurred), or (vi) the public announcement of the Merger, except, in each case of the foregoing clauses (i), (ii) and (iii), if such event, change, development, condition, circumstance or effect disproportionately affects (relative to other participants in the Company’s industry) the Company.

“Material Company Trade Secrets” has the meaning set forth in Section 4.18(k).

“Material Compliance Violation” means any violation that by its nature could reasonably require voluntary disclosure to a Governmental Authority occurring as a result of any action or omission by any officer, director, manager, managing director, employee, agent or Contract Worker of the Company or any of its Affiliates in respect of any applicable Law (including Improper Payment Laws, the International Emergency Economic Powers Act, the Arms Export Control Act, the United Nations Participation Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act, the Iran and Syria Nonproliferation Act, EAR, OFAC Regulations, other Trade Control Laws, Anti-Boycott Regulations, or Money Laundering Laws, including the criminal money laundering provisions set forth in Title 18 of the Code).

“Material Contracts” has the meaning set forth in Section 4.7(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” shall mean the aggregate amount of (a) the Closing Merger Consideration, plus (b) to the extent paid to Equityholders pursuant to Section 3.8(d), the Equityholders Final Closing Adjustment Consideration, plus (c) to the extent paid to Equityholders pursuant to Section 3.10, the First Revenue Milestone Consideration, plus (d) to the extent paid to Equityholders pursuant to Section 3.10, the Second Revenue Milestone Consideration, plus (e) to the extent paid to Equityholders pursuant to Section 3.10, the FDA Milestone Consideration, plus (f) to the extent paid to Equityholders pursuant to Section 9.4, the amounts deposited under the Escrow Agreement, plus (g) to the extent paid to the Equityholders pursuant to Section 9.5(d), the amounts held in the Expense Fund.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 3.3.

“MEWA” has the meaning set forth in Section 4.13(d).

“Milestone” has the meaning set forth in Section 3.9(a).

“Milestone Non-Achievement Notice” has the meaning set forth in Section 3.10(c).

“Money Laundering Laws” has the meaning set forth in Section 4.31.

“MS Warrant” means that certain Warrant to Purchase Stock, issued as of January 23, 2017, by and between NH Expansion Credit Fund Holdings LP and the Company, as amended.

“Neutral Auditor” means BDO USA, LLP or, if BDO USA, LLP is unable to serve, an impartial nationally recognized firm of independent certified public accountants, mutually agreed to by the Equityholders’ Representative and Parent.

“Non-Defense Election” has the meaning set forth in Section 9.7(a).

“Objection Notice” has the meaning set forth in Section 3.8(b).

“OFAC Regulations” has the meaning set forth in Section 4.30(a).

“Open Source Software” has the meaning set forth in Section 4.18(o).

“Optionholder” means the holder of a Stock Option as of immediately prior to the Effective Time.

“Order” means any judgment, ruling, order, decision, determination, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Governmental Authority.

“Ordinary R&W Cap” means an amount equal to twenty percent (20%) of the sum of (a) the Base Merger Consideration, plus (b) if the FDA Milestone is achieved, the FDA Milestone Consideration, plus (c) if the First Revenue Milestone achieved, the First Revenue Milestone Consideration, plus (d) if the Second Revenue Milestone achieved, the Second Revenue Milestone Consideration.

“Parent” has the meaning set forth in the Preamble.

“Parent Group Entities” has the meaning set forth in Section 3.9(a).

“Parent Indemnified Person(s)” has the meaning set forth in Section 9.2(a).

“Parent Representatives” has the meaning set forth in Section 6.3(a).

“Parties” has the meaning set forth in the Preamble.

“Party” has the meaning set forth in the Preamble.

“Payments Administrator” has the meaning set forth in Section 3.4(b).

“Payments Agreement” means a Payments Administration Agreement to be entered into at or prior to Closing by and among Parent, the Equityholders’ Representative and the Payments Administrator.

“Pay-Off Letter” has the meaning set forth in Section 7.2(l).

“Payout Schedule” has the meaning set forth in Section 6.15.

“Permitted Liens” means (a) statutory liens for Taxes, which are not yet due and payable, (b) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (d) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, (e) restrictions on transfer of securities imposed by applicable state and federal securities Laws, and (f) prior to the Closing, those Liens to secure the Existing Indebtedness that are listed in Section 4.26 of the Company Disclosure Schedule, which will be released or otherwise terminated at or before the Closing.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, joint venture or other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).

“Personal Data” means all financial, health, or other personal information, including “nonpublic personal information” as defined under GLBA and “individually identifiable health information” as defined under HIPAA, that identifies, relates to, describes, is capable of being associated with, or with respect to which there is a reasonable basis to believe the information can be used to identify, an individual.

“Preferred Stock” has the meaning set forth in Section 4.3(a).

“Prime Rate” means the rate per annum published in The Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period.

“Product” means any product (including any component thereof) manufactured, shipped, sold, marketed, distributed, or otherwise introduced into the stream of commerce (including through use in a clinical study) by or on behalf of the Company or any of its Subsidiaries, including the M6-C Disc, the M6-L Disc and any other product sold within or outside of the United States by the Company or any of its Subsidiaries through any distributor or agent or pursuant to any other contractual relationship with any other Person.

“Product Revenue” has the meaning set forth in Section 3.9(a).

“Proposed Final Cash” has the meaning set forth in Section 3.8(b).

“Proposed Final Company Transaction Expenses” has the meaning set forth in Section 3.8(b).

“Proposed Final Debt Pay-Off Amount” has the meaning set forth in Section 3.8(b).

“Proposed Final Working Capital” has the meaning set forth in Section 3.8(b).

“Redeemed Series D Share” has the meaning set forth in Section 3.2(a).

“Regulation” means any rule, regulation, policy or interpretation of any Governmental Authority having the effect of Law.

“Regulatory Permits” has the meaning set forth in Section 4.28(h).

“Release” means any presence or exposure to or emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, release or threatened release of Hazardous Materials into or upon the environment, including the air, soil, improvements, surface water, groundwater, sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, abatement, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

“Representatives” means the Company Representatives or the Parent Representatives, as applicable.

“Requisite Holders” has the meaning set forth in the Charter.

“Restricted Parties” has the meaning set forth in Section 4.30(c).

“Scheduled Company Intellectual Property” has the meaning set forth in Section 4.18(b).

“Second Revenue Milestone” has the meaning set forth in Section 3.9(a).

“Second Revenue Milestone Consideration” has the meaning set forth in Section 3.9(a).

“Section 280G” has the meaning set forth in Section 6.18.

“Selling Party” has the meaning set forth in Section 3.9(a).

“Series C Preferred Stock” has the meaning set forth in Section 4.3(a).

“Series C-1 Preferred Stock” has the meaning set forth in Section 4.3(a).

“Series D Holder” means any holder of shares of Series D Preferred Stock.

“Series D Preferred Stock” has the meaning set forth in Section 4.3(a).

“Significant Customer” has the meaning set forth in Section 4.34.

“Significant Supplier” has the meaning set forth in Section 4.34.

“Special Meeting” has the meaning set forth in Section 6.7(b)(i).

“Special Meeting Date Deadline” has the meaning set forth in Section 6.7(b)(i).

“Specified Products” has the meaning set forth in Section 3.9(a).

“Specified Terminated Arrangement” has the meaning set forth in Section 7.2(y).

“Specified Representations” means the representations and warranties set forth in Sections 4.8(a), 4.13, 4.17, 4.18, 4.28 and 4.29.

“Stock-Based Rights” has the meaning set forth in Section 4.3(e).

“Stockholder Approval” has the meaning set forth in Section 4.5.

“Stockholder Consent and Agreement” means a duly executed Stockholder Consent and Agreement of Waiver and Release in the form attached hereto as Exhibit I.

“Stockholders” means the holders of Preferred Stock and Common Stock as of immediately prior to the Effective Time (excluding any such Person that holds only Redeemed Series D Shares).

“Stock Option” means any option, right or other security or instrument that is outstanding and issued under the Company Equity Plans and directly or indirectly exercisable for shares of Common Stock.

“Straddle Period” means any Tax period that begins before the date of the Effective Time and ends after the date of the Effective Time.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, association or other legal entity (a) of which such Person owns, directly or indirectly, at least fifty percent (50%) of the stock or other equity interests the holder of which is generally entitled to vote as a general partner or for the election of the board of directors or other governing body of such corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, association or other legal entity or (b) with which such Person has any arrangement, understanding or agreements entitling such Person to vote as a general partner or for the election of a majority of the board of directors or other governing body of such corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, association or other legal entity.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Common Stock” has the meaning set forth in Section 3.3.

“SVB Warrant” means that certain Warrant to Purchase Stock, issued as of August 21, 2015, by and between Silicon Valley Bank and the Company.

“Systems” has the meaning set forth in Section 4.19(a).

“Takeover Statute” has the meaning set forth in Section 4.21.

“Tax” or “Taxes” means (i) taxes, duties, fees, premiums, assessments, imposts, levies and governmental impositions of any kind, payable to any federal, state, local or foreign Governmental Authority, including (A) those on or measured by or referred to as income, franchise, profits, gross receipts, goods and services, capital, ad valorem, advance, corporation, alternative or add-on minimum, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, escheat, stamp, occupation, premiums, windfall profits, transfer or gains, (B) custom duties, and (C) interest, penalties and additions to tax imposed with respect to any of the foregoing, and (ii) any transferee liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee liability, operation of Law or Treasury Regulations Section 1.1502‑6(a) (or any predecessor or successor thereof or any analogous or similar provisions under Law).

“Tax Returns” means returns, reports, forms and information statements, including any schedule or attachment thereto and any amendment thereto, with respect to Taxes filed or required to be filed with the IRS or any other Governmental Authority or taxing authority or agency, domestic, state, local or foreign, including consolidated, combined and unitary tax returns.

“Third Party Claim” has the meaning set forth in Section 9.7.

“Third Party Intellectual Property” has the meaning set forth in Section 4.18(b).

“Third Party Purchasers” has the meaning set forth in Section 3.9(a).

“Threshold Amount” has the meaning set forth in Section 9.3(b).

“Trade Control Laws” has the meaning set forth in Section 4.30(a).

“Trade Secrets” means information, including know-how, customer lists, software (source code and object code), technical information, data, process technology, plans, drawings and blue prints, anywhere in the world that derives independent economic value, actual or potential, from not generally being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and that is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Trailing Twelve Month Period” has the meaning set forth in Section 3.9(a).

“Transfer Taxes” has the meaning set forth in Section 10.6.

“Transmittal Letter” has the meaning set forth in Section 3.4(d)..

“Update Report” has the meaning set forth in Section 3.10(a).

“Updated Payout Schedule” has the meaning set forth in Section 6.15(d).

“VLL Warrants” means, collectively, (a) that certain Warrant to Purchase Shares of Preferred Stock of Spinal Kinetics, Inc., issued as of July 30, 2010, by and between Venture Lending & Leasing V, LLC and the Company, as amended, and (b) that certain Warrant to Purchase Shares of Preferred Stock of Spinal Kinetics, Inc., issued as of July 30, 2010, by and between Venture Lending & Leasing VI, LLC and the Company, as amended.

“WARN Act” has the meaning set forth in Section 4.14(b).

“Warrant” means a warrant to purchase capital stock of the Company.  For the avoidance of doubt, the VLL Warrants, the SVB Warrant and the MS Warrant each constitute a “Warrant” for purposes of this Agreement.

“Working Capital” means the working capital of the Company and its Subsidiaries (on a consolidated basis) as of 12:01 a.m. Eastern Time on the Closing Date, as determined in accordance with the Accounting Rules; provided that in no event shall Cash be included in the calculation of Working Capital.  In the event the Closing does not occur on the last day of a month, then each item identified as a proration item on Exhibit H and included in the calculation of Working Capital shall be prorated to the extent applicable as of the Closing Date by multiplying the amount of each such item for the full calendar month by a fraction, the numerator of which is the number of days elapsed from and including the first day of the month in which the Closing Date occurs to but excluding the Closing Date, and the denominator of which is the total number of days in such month; provided that to the extent items may be determined on a daily basis, such amounts will be allocated on a daily basis.

“Written Consent First Deadline” has the meaning set forth in Section 6.7(a).

“Written Consent Second Deadline” has the meaning set forth in Section 6.7(b).

“Working Capital Calculation Method” has the meaning set forth in the definition of Accounting Rules.

*              *              *              *              *

EXHIBIT M

EQUITYHOLDERS’ REPRESENTATIVE

The provisions set forth in this Exhibit M are an integral part of this Agreement and shall apply to, and be binding upon and enforceable against, all Parties and the Equityholders.

(a)Actions.  The Equityholders’ Representative may take any action which he, she or it believes is necessary, advisable or appropriate under this Agreement or the agreements ancillary hereto (including the Escrow Agreement) for, in the name and on behalf of the Equityholders, as fully as if the Equityholders were acting on their own behalf, including (i) executing and delivering the Escrow Agreement as Equityholders’ Representative, (ii) acting for each of the Equityholders with respect to any post-Closing adjustment of the Working Capital, Debt Pay-Off Amount, Company Transaction Expenses or Cash pursuant to Section 3.8, (iii) giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Equityholders’ Representative or any Equityholder, (iv) interpreting all of the terms and provisions of this Agreement and the Escrow Agreement, (v) authorizing payments to be made with respect hereto or thereto, (vi) obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Equityholders’ Representative in connection with this Agreement and the agreements ancillary hereto (including the Escrow Agreement), (vii) contesting or defending all indemnity Claims pursuant to Section 9.2 of this Agreement (a “Parent Indemnity Claim”), (viii) consenting to, compromising or settling all Parent Indemnity Claims, (ix) conducting negotiations with Parent and its Affiliates and agents regarding such Claims, (x) dealing with Parent and the Escrow Agent under this Agreement and the Escrow Agreement with respect to all matters arising under this Agreement and the Escrow Agreement, (xi) taking any and all other actions specified in or contemplated by this Agreement and the Escrow Agreement, (xii) engaging counsel, accountants or other agents in connection with the foregoing matters, and (xiii) taking all actions necessary, appropriate or advisable in the judgment (in its, his or her sole discretion) of the Equityholders’ Representative for the accomplishment of the foregoing.  The Equityholders’ Representative shall have authority and power to act in the name and on behalf of each Equityholder with respect to the disposition, settlement or other handling of all Claims under Section 9.2 or the Escrow Agreement and all related rights or obligations arising under this Agreement or the Escrow Agreement.  Without limiting the generality of the foregoing, after the Effective Time and to the extent permitted by the DGCL (and, to the extent applicable, the CCC), the Equityholders’ Representative shall have full power and authority for, in the name and on behalf of all such Equityholders and such successors to interpret all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof.  The Equityholders’ Representative shall have no duties or obligations except those expressly set forth in this Agreement and in the Escrow Agreement.  No bond shall be required of the Equityholders’ Representative.

(b)Authorization.  Without limiting the foregoing or any other provision of this Agreement, the Equityholders’ Representative hereby is authorized and empowered after the Effective Time, for all purposes under this Agreement and for, in the name and on behalf of the Equityholders, to:

(i)receive all notices or documents given or to be given to any of the Equityholders by Parent or any of its Affiliates or the Escrow Agent pursuant to this Agreement or to the Escrow Agreement or in connection herewith or therewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow Agreement;

(ii)engage counsel, and such accountants and other advisors on behalf and for the benefit of the Equityholders and incur such other expenses on behalf of any of the Equityholders in connection with this Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby as the Equityholders’ Representative may in its sole discretion deem necessary, appropriate and advisable;

(iii)take such other action as the Equityholders’ Representative or any of the Equityholders is authorized to take under this Agreement or the Escrow Agreement;

(iv)receive all documents or certificates and make all determinations, on behalf of any of the Equityholders, required or permitted under this Agreement or the Escrow Agreement;

(v)take all such other actions as the Equityholders’ Representative may in its sole discretion deem necessary or appropriate to consummate this Agreement or the Escrow Agreement and the transactions contemplated hereby and thereby;

(vi)take all such action as may be necessary to carry out any of the transactions contemplated by this Agreement and the Escrow Agreement;

(vii)take all such action as the Equityholders’ Representative may in its sole discretion deem necessary or appropriate in connection with any waiver of any obligation of Parent or the Surviving Corporation;

(viii)take all such action as the Equityholders’ Representative may in its sole discretion deem necessary or appropriate in respect of any post-Closing adjustment of the Working Capital, Debt Pay-Off Amount, Company Transaction Expenses or Cash pursuant to Section 3.8; and

(ix)take all such action as the Equityholders’ Representative may in its sole discretion deem necessary or appropriate in respect of any Claims for which indemnification is sought pursuant to Article 9 (including contesting, disputing or settling any such Claims, or defending (or participating in the defense of) any Third Party Claims).

All actions, decisions and instructions of the Equityholders’ Representative that are within the scope of the authority of the Equityholders’ Representative, as set forth in Section 9.5 and this Exhibit M, shall be conclusive and binding upon all of the Equityholders.

(c)Exculpation and Indemnification of Equityholders’ Representative.  The Equityholders’ Representative will incur no liability of any kind to any Equityholder with respect to any action or omission by the Equityholders’ Representative in connection with the Equityholders’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto (including the Escrow Agreement), except in the event of liability directly resulting from the Equityholders’ Representative’s fraud or willful misconduct. The Equityholders’ Representative shall not be liable to any Equityholder for any action or omission pursuant to the advice of counsel. The Equityholders shall indemnify, defend and hold harmless the Equityholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Equityholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the fraud or willful misconduct of the Equityholders’ Representative, the Equityholders’ Representative will reimburse the Equityholders the amount of such indemnified Representative Loss to the extent attributable to such fraud or willful misconduct. If not paid directly to the Equityholders’ Representative by the Equityholders, any such Representative Losses may be recovered by the Equityholders’ Representative from the funds in the Expense Fund; provided that while this section allows the Equityholders’ Representative to be paid from the aforementioned source of funds, this does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Equityholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Equityholders’ Representative be required to advance its own funds on behalf of the Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Equityholders’ Representative in this paragraph. The foregoing indemnities will survive the Closing, the resignation or removal of the Equityholders’ Representative or the termination of this Agreement.

(d)Reasonable Reliance.  In the performance of its, his or her duties hereunder, the Equityholders’ Representative shall be entitled to rely upon any document or instrument reasonably believed by the Equityholders’ Representative to be genuine, accurate as to content and signed by any Equityholder or by Parent or the Escrow Agent.  The Equityholders’ Representative may assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

(e)Attorney-in-Fact.

(i)The Equityholders’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact and agent of each Equityholder, with full power in his, her or its name and on his, her or its behalf to act on his, her or its behalf in connection with this Agreement and the agreements ancillary hereto (including the Escrow Agreement) in the absolute discretion of the Equityholders’ Representative, and in general to do all things and to perform all acts including executing and delivering the Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement and the agreements ancillary hereto (including the Escrow Agreement).

(ii)This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Equityholder or by operation of Law, whether by such Equityholder’s death, disability, protective supervision or any other event.  Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Equityholder hereby renounces its, his or her right to renounce this power of attorney unilaterally.

(iii)Each Equityholder hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Equityholders’ Representative taken in good faith under this Agreement or any agreement ancillary hereto (including the Escrow Agreement) pursuant to the authority granted in this Exhibit M.

(iv)Notwithstanding the power of attorney granted in this Exhibit M, no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Equityholders constituting a Majority in Interest having signed or given such directly instead of the Equityholders’ Representative.  For purposes of this Agreement, the term “Majority in Interest” shall mean Equityholders representing a majority in interest of the consideration payable under this Agreement.

(f)Removal of Equityholders’ Representative; Authority of Successor Equityholders’ Representative.  Equityholders who in the aggregate constitute at least a Majority in Interest shall have the right, upon not less than ten (10) days’ written notice, at any time during the period prior to the Escrow/Set-Off Remedy End Date to remove the then acting Equityholders’ Representative and to appoint a successor Equityholders’ Representative; provided, however, that neither such removal of the then acting Equityholders’ Representative nor such appointment of a successor Equityholders’ Representative shall be effective until the delivery to the Escrow Agent (so long as the Escrow Fund remains) of executed counterparts of a writing signed by each such Equityholder constituting a Majority in Interest with respect to such removal and appointment, together with an acknowledgment signed by the successor Equityholders’ Representative appointed in such writing that he or she accepts the responsibility of successor Equityholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Equityholders’ Representative.  Each successor Equityholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement and the Escrow Agreement upon the original Equityholders’ Representative, and the term “Equityholders’ Representative” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Equityholders’ Representative.

(g)Resignation of Equityholders’ Representative.  The Person acting as Equityholders’ Representative may resign at any time upon no less than twenty (20) days’ notice to (i) Parent in accordance with Section 11.2 hereof, (ii) the Equityholders at their respective last known addresses, as reflected in the records of the Payments Administrator and (iii) if the Escrow Agreement then remains in effect, the Escrow Agent at the address set forth in the Escrow Agreement.  If the Equityholders’ Representative shall give notice of its, his or her intent to resign, or is unable to or ceases to act as the Equityholders’ Representative for any reason, the holders of twenty-five percent (25%) or more, in aggregate, of the shares of Preferred Stock and Common Stock (excluding shares of Series D Preferred Stock) outstanding as of immediately prior to the Effective Time (with each share of Common Stock entitled to one vote per share and with each share of Preferred Stock entitled to the number of votes equal to the largest number of whole shares of Common Stock into which such share of Preferred Stock could be converted at the Effective Time) may appoint a successor Equityholders’ Representative by written notice to (A) Parent in accordance with Section 11.2 hereof, (B) each other former holder of shares of Preferred Stock and Common Stock (other than any such holders who held only shares of Series D Preferred Stock) at such former holder’s last known address, as reflected in the records of the Payments Administrator and (C) if the Escrow Agreement then remains in effect, the Escrow Agent at the address set forth in the Escrow Agreement; provided, however, that if more than one successor Equityholders’ Representative shall be proposed on or before the date that is twenty (20) days after the Equityholders’ Representative shall give notice of intent to resign, or is unable to or ceases to act as Equityholders’ Representative, by holders of twenty-five percent (25%) or more, in aggregate, of the shares of Preferred Stock and

Common Stock (excluding shares of Series D Preferred Stock)  outstanding as of immediately prior to the Effective Time (with each share of Common Stock entitled to one vote per share and with each share of Preferred Stock entitled to the number of votes equal to the largest number of whole shares of Common Stock into which such share of Preferred Stock could be converted at the Effective Time), the successor proposed by holders of the largest number of such shares outstanding as of immediately prior to the Effective Time shall serve as the successor Equityholders’ Representative.  After the Equityholders’ Representative’s resignation or removal hereunder, the provisions of this Exhibit M shall continue in effect with respect to the Equityholders’ Representative who resigned or was removed in respect of any actions taken or omitted to be taken by Equityholders’ Representative while he, she or it was acting as Equityholders’ Representative.

(h)Actions of Equityholders’ Representative.  Any action taken by the Equityholders’ Representative pursuant to the authority granted in this Exhibit M shall be effective and absolutely binding on each Equityholder notwithstanding any contrary action of, or direction from, any Equityholder, except in the case of fraud or willful misconduct by the Equityholders’ Representative.